UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2024 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Ambac Financial Group, Inc. One World Trade Center New York, NY 10007 Tel: 212.658.7470

April 26, 2024

To Our Fellow Stockholders:

It is our pleasure to invite you to our 2024 Annual Meeting of Stockholders to be held on June 5, 2024 at 11:00 a.m. (Eastern). The meeting will be conducted in a virtual only format. Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2024. Please refer to the General Information - Participating in the Annual Meeting section of the Proxy Statement for more details.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Ambac.

Sincerely,

Jeffrey S. Stein Chairman	Claude LeBlanc President and Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern) on June 5, 2024

Place	The 2024 Annual Meeting of Stockholders will be conducted in a virtual format at www.virtualshareholdermeeting.com/AMBC2024.* Stockholders of record will be able to vote and ask questions during the meeting through the online platform.

Items of Business	(1)	To elect seven members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.
	(2)	To approve, on an advisory basis, the compensation of our named executive officers.
	(3)	To ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
	(4)	To approve Ambac's 2024 Incentive Compensation Plan.
(5)
To approve an amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities.

(6)
To approve an amendment to Ambac's Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation.”

	(7)	To approve an amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.

Adjournments and Postponements
Any action on the items of business described above will be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Ambac stockholder as of the close of business on April 10, 2024 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “General Information - Information About the Annual Meeting and Voting” in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,
William J. White
Corporate Secretary
*    Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live audio webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2024. Please refer to the General Information - participating in the Annual Meeting section of the Proxy Statement for more details.
This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 26, 2024.

Table of Contents
PROXY STATEMENT SUMMARY	1	Corporate Governance Guidelines	30
Performance Against Compensation Metrics	2	Code of Business Conduct and Ethics	30
Response to 2023 Say on Pay Vote and Stockholder Outreach	5	Board Compensation Arrangements for Non-Employee Directors	30
Key Features of Our Executive Compensation Program	5	COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY	6	EXECUTIVE COMPENSATION	36
Business Model	6	Executive Officers	36
Corporate Governance	7	Compensation Discussion and Analysis	38
ESG Governance and Oversight	8	Compensation Committee Report	59
Environmental	9	2023 Summary Compensation Table	60
Climate Change Risk	9	Grants of Plan-Based Awards in 2023	61
Data Security and Privacy	9	Agreement with Claude LeBlanc	62
Corporate Social Responsibility	10	Agreements with Other Executive Officers	63
Diversity and Inclusion	10	Outstanding Equity Awards at 2023 Fiscal Year-End	66
Training, Development and Well-Being of Employees	10	Stock Vested in 2023	66
Philanthropy	11	Potential Payments Upon Termination or Change-in-Control	67
Guiding Principles Concerning Responsible Investing	11	Pay Ratio Disclosure	69
GENERAL INFORMATION	12	Pay Versus Performance	70
INCORPORATION BY REFERENCE	20	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	74
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	21	THE AUDIT COMMITTEE REPORT	75
Board of Directors	21	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	76
Board Leadership Structure	25	PROPOSAL NUMBER 1	78
Board Committees	25	PROPOSAL NUMBER 2	79
Board’s Role in Risk Oversight	27	PROPOSAL NUMBER 3	80
Director Independence	28	PROPOSAL NUMBER 4	81
Compensation Committee Interlocks and Insider Participation	28	PROPOSAL NUMBER 5	91
Consideration of Director Nominees	28	PROPOSAL NUMBER 6	92
Executive Sessions	29	PROPOSAL NUMBER 7	94
Outside Advisors	29	Appendix A	95
Board Effectiveness	29	Appendix B - Notice to Stockholders Pursuant to Section 204(g) of the DGCL	109

Ambac Financial Group, Inc. | i | 2024 Proxy Statement

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement for Ambac Financial Group, Inc. ("Ambac" or the "Company") and its subsidiaries.  As it is only a summary, please review the complete Proxy Statement before you vote.

Ambac Financial Group Fiscal Year 2023 Highlights
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2023:

●	Increased Specialty Property and Casualty Insurance production by 79% from 2022. Specialty Property and Casualty Insurance production includes gross premiums written by Ambac's Specialty Property and Casualty Insurance segment ("Everspan") and premiums placed by the Insurance Distribution segment ("Cirrata").
●
Increased Everspan gross premiums written to $273 million in 2023, which was an 87% increase from 2022, with total net earned premiums and program fees of $60.5 million. The Combined Ratio, which factors both underwriting results and expense management, of 106.5% was a significant reduction from 156.5% in 2022. The business diversified its MGA program partners whereby at year-end, Everspan had 23 programs, up from 14 a year ago. Everspan added 11 new underwritten programs in 2023. Equally important, its programs spanned a wide range of business classes, including commercial auto, excess liability, workers compensation and general liability, among others.

●
Increased premiums placed by Cirrata to $231 million, which was an 70% increase from 2022 with total revenues of $52 million. This growth has been fueled by both organic initiatives and the financial performance of recent acquisitions. Cirrata has acquired and onboarded three companies over the last 18 months and now operates four entities across various classes of business, including specialty commercial auto, professional liability, inland marine, employer stop loss and affinity Accident & Health ("A&H") programs. Cirrata EBITDA margin[1], driven primarily by strong margins at All Trans, exceeded 52%.

●	Acquired Riverton Insurance Agency, representing approximately $40 million of expected premium placed for Cirrata.
●	Reported net income of $5 million for the full year 2023.
●	Increased Book Value per Share by 8% to $30.13 and Adjusted Book Value per Share by 2% to $28.74
●
Decreased our insured portfolio net par outstanding at the Legacy Financial Guarantee business by 14% to $20 billion from $23 billion at year-end 2022. This includes a reduction in Watch List and Adversely Classified Credits by 26%, to $3.5 billion from $4.7 billion at year end 2022. The above mentioned declines were primarily the result of active de-risking transactions.

●	Reduced Gross Operating Run Rate Expense in the fourth quarter of 2023 to $15.1 million

1 Cirrata EBITDA margin performance measure represents EBITDA as a percentage of net commissions

Ambac Financial Group, Inc. | 1 | 2024 Proxy Statement

Performance Against Compensation Metrics
Performance Against 2023 Short Term Incentive Plan Metrics. Short Term Incentive Plan ("STIP") awards for 2023 were determined based on a structured approach in which 70% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to (i) earned premium and program fees, and number of underwritten programs, at Everspan; (ii) the number of new managing general agencies ("MGAs") and non-program business added, and EBITDA margin, at Cirrata Group; (iii) reductions in Net Par Outstanding in the legacy financial guarantee insured portfolio; and (iv) reductions in Gross Operating Run Rate Expense; while the remaining 30% of an executive officer's annual STIP award was based on strategic performance goals, many of which are based on objective, quantifiable or financial outcomes.
For the 2023 fiscal year, we established the following goals for each of our STIP financial performance metrics and assigned weighting factors as follows:

	Weighting Factor	Threshold	Target	Maximum
Earned premium and program fees at Everspan ($ in millions)	28.6%	$9	$12	$14
Number of underwritten programs at Everspan	7.1%	6	8	10
Number of new MGAs and non-program business added at Cirrata	14.3%	4	6	8
EBITDA margin at Cirrata	21.4%	35%	45%	50%
Net Par Outstanding ($ in billions)	14.3%	$20.8	$20.2	$19.3
Gross Operating Run Rate Expenses ($ in millions)	14.3%	$15.9	$15.4	$15.0

Number of Underwritten Programs at Everspan	Earned Premiums and Program Fees at Everspan
(# Programs)	($ in Millions)

Threshold	Target	Maximum	------	Actual

Ambac Financial Group, Inc. | 2 | 2024 Proxy Statement

Number of new MGAs and Non Program business at Cirrata	EBITDA Margin at Cirrata
(# Programs)

Net Par Outstanding (1)	Gross Operating Run Rate Expenses (2)
($ in Billions)	($ in Millions)

Threshold	Target	Maximum	------	Actual

(1)Reductions in Net Par Outstanding as of December 31, 2023 under the STIP were measured against Net Par Outstanding as of January 1, 2023.
(2)Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.
With respect to earned premium and program fees at Everspan, Ambac exceeded/ the maximum performance goal set for that metric as earned premium and program fees at Everspan were $27.4 million. With respect to the number of underwritten programs at Everspan, Ambac exceeded the maximum performance goal with eleven programs in total.
With respect to the number of new MGAs and non-program business being added at Cirrata, Ambac failed to achieved threshold performance with just two being added in 2023. With respect to EBITDA margin at Cirrata, Ambac exceeded the maximum performance goal with an EBITDA margin of 52.6%.
With respect to reductions in Net Par Outstanding, Ambac exceeded the maximum performance goal set for that metric as Net Par Outstanding was reduced to $18.9 billion. With respect to reductions in Gross Operating Run Rate Expenses, Ambac exceeded the target performance goal set for that metric, as Gross Operating Run Rate Expenses for the fourth quarter of 2023 was $15.1 million.
Performance against 2020 LTIP metrics. In 2020, the Compensation Committee revised the Long Term Incentive Plan ("LTIP") performance metrics to better align management's goals with certain key drivers of shareholder value: risk reduction, and managing the event driven nature of Ambac's business. Performance stock unit ("PSU") awards granted in 2020 were measured based on Ambac Assurance Corporation ("AAC") performance, with (i) reductions in Watch List and

Ambac Financial Group, Inc. | 3 | 2024 Proxy Statement

Adversely Classified Credits weighted at 70% and (ii) improvements in Net Asset Value weighted at 30%. While the payout of PSUs granted in 2020 would not settle for a three year period and be subject to the relative Total Shareholder Return ("rTSR") modifier, the measurement period for determining the achievement of goals against the pre-set metrics was set at two years (based on stockholder feedback, this performance measurement period was changed from two years to three years in all subsequent periods). All Ambac LTIP awards for our executive officers are paid in Ambac common stock at the end of a settlement period.

At Ambac Assurance and Subsidiaries
Net Asset Value (1) ($ in millions)	Watch List & Adversely Classified Credits Outstanding (1) ($ in billions)	Percentage of Target Award Earned
$(140)	$9.992	200%
$(250)	$10.727	100%
$(450)	$11.467	—%
(1)    Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
The 2020 PSU awards paid out in early 2023, following the end of a three year settlement period at December 31, 2023. The following graph/charts shows the Company's actual performance over the two year measurement period running from January 1, 2020 through December 31, 2021, compared to the achievement levels set forth in the chart above.

AAC Adjusted Net Asset Value	Watch List & Adversely Classified Credits Outstanding
($ in Millions)	($ in Billions)
In addition, the final 2020 LTIP performance stock unit award payout at the end of a three year settlement period was reduced as a result of the impact of the rTSR modifier which serves as an additional metric with respect to performance based LTIP award payouts. The Net Asset Value at the end of the performance period was $(5.5) million. Improvements in Net Asset Value over the performance period was driven by debt reduction from surplus note exchanges, along with the resulting lower net interest expense; investment performance; improvements from active de-risking; and favorable RMBS loss reserve development; partially offset by an AUK tax payment. Watchlist & Adversely Classified Credit net par outstanding at AAC was reduced to $10.4 billion during the performance period and was driven by active de-risking of 38 credits totaling $1.7 billion. Ambac's rTSR lagged against our peers and resulted in a total shareholder return over the three year performance period of -22.79% and a ranking of 10 out of the 11 peer participants. As a result after applying Ambac's rTSR modifier the LTIP performance multiple was reduced by 10%.

Ambac Financial Group, Inc. | 4 | 2024 Proxy Statement

Response to 2023 Say on Pay Vote and Stockholder Outreach
At our 2023 annual meeting, our Say on Pay proposal received support from stockholders representing over 75% of our common stock present, in person or by proxy at the meeting. We greatly appreciate the support of a significant majority of our stockholders with regard to our executive compensation program and seek to address the concerns of those stockholders whose support we did not receive. We remain committed to a corporate governance approach that aligns the interest of management, the Board of Directors, and our stockholders. Following the 2023 say-on-pay vote, the Chairman of the Board and the Compensation Committee, along with the Chair of the Governance and Nominating Committee solicited feedback from stockholders representing approximately 46% of our outstanding common stock and from certain proxy advisory firms. These stockholders provided important feedback concerning our executive compensation program.
While the feedback on our executive compensation program was generally favorable, a number of stockholders provided feedback on where the Company should focus additional efforts in 2024. As a result of the feedback received from stockholders, the Compensation Committee made the following change to the 2024 compensation program:

WHAT WE HEARD			WHAT WE DID
●	Continued focus should remain on the Legacy Financial Guarantee business to drive value.	●	Increased the weighting of the 2024 STIP strategic performance goals with respect to the successful execution of a Board approved strategic plan for Ambac Assurance Corporation and retained active de-risking as a metric for AAC.
Key Features of Our Executive Compensation Program

Compensation Aligned to Market Levels	●	The Chief Executive Officer’s total compensation is benchmarked to what the Compensation Committee believes is an appropriate level of compensation compared to peers.

Rigorous Performance Metrics	●
Rigorous performance goals based on multiple metrics for our short-term incentive program. Incentive compensation program for our Chief Executive Officer structured to align with the incentive compensation program for all of our executive officers.

●
Seventy percent of our Chief Executive Officer's 2023 annual incentive award was based on the achievement of objective financial performance metrics that have been established by the Compensation Committee pursuant to our Short-Term Incentive Compensation Plan and the remainder of the annual incentive award opportunity is based on strategic performance goals, many of which are based on objective, quantifiable or financial outcomes.

	●	The determination of the portion of the annual incentive award that is based on strategic performance goals considers certain factors, including, but not limited to, evaluation of business unit performance and individual performance. The Compensation Committee believes that it is important to include strategic performance goals in the STIP given the continuing transformation of the Company's business from its legacy financial guarantee insurance business to its specialty property and casualty program and insurance distribution businesses.

Included a restricted stock unit component in the Long Term Incentive Compensation Plan	●	In order to encourage the retention of our most valued employees and to more closely align their interests with that of our stockholders, we included time based restricted stock units ("RSUs") and performance stock units ("PSUs") as a components of our LTIP awards, which for the 2024 grants were denominated 70% in PSUs and 30% in RSUs.

Overall, our current executive compensation program heavily emphasizes performance and equity-based compensation to closely align management's incentives with stockholder interests, and includes other practices that we believe serve stockholder interests such as maintaining an executive stock ownership and retention policy, not providing tax “gross-up” payments, providing limited perquisites, maintaining a recoupment policy for incentive-based compensation and maintaining policies prohibiting the hedging or pledging our Company’s stock.

Ambac Financial Group, Inc. | 5 | 2024 Proxy Statement

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
Ambac is committed to making meaningful progress each year towards communicating our social responsibility efforts. Our Board of Directors, senior management team, and employees understand social responsibility is integral to our business operations and a means by which we can deliver greater value to our stakeholders. To that end, in 2024 Ambac published its second amended and updated Corporate Social Responsibility Report, which highlights our corporate culture and attention to environmental, social and governance (ESG) factors in our everyday decision-making and long-term strategy. See the "Sustainability" section of Ambac's website, at https://ambac.com/sustainability/default.aspx.
Ambac's long-term success depends not only on how we execute against our strategic priorities but also how we manage our relationships with our stakeholders, the communities in which we work and our employees. For this reason, we take an integrated approach to sustained value creation and managing risk in and around our business. In 2024, Ambac updated its responses to the Global Reporting Initiative ("GRI") voluntary reporting framework and, with respect to certain investments, the "key performance indicators" promulgated by the Sustainability Accounting Standards Board ("SASB"). See the "Sustainability" section of Ambac's website, at https://ambac.com/sustainability/default.aspx to review our GRI Content Index and SASB Content Index.
Business Model
Ambac Financial Group, Inc. is a financial services holding company. Ambac's business operations include:
•Legacy Financial Guarantee ("FG") Insurance — Ambac's financial guarantee business includes the activities of AAC and its wholly owned subsidiaries, including Ambac Assurance UK Limited (“Ambac UK”) and Ambac Financial Services LLC ("AFS"). Both AAC and Ambac UK (the "Legacy Financial Guarantee Companies") are financial guarantee insurance companies that have been in runoff, having not underwritten any new business since 2008. AFS is AAC's legacy interest rate swap provider which is also currently being run-off.
•Specialty Property and Casualty Insurance — Ambac's Specialty Property and Casualty Insurance program business currently includes five admitted carriers and an excess and surplus lines (“E&S” or “nonadmitted”) carrier, Everspan Indemnity Insurance Company (all carriers collectively, “Everspan”). Everspan carriers have an AM Best rating of 'A-' (Excellent).
•Insurance Distribution —Ambac's specialty property and casualty ("P&C") insurance distribution business currently includes Managing General Agents and Underwriters (collectively "MGAs" or "MGA/Us") and other distribution businesses operating as part of Cirrata Group.
Our corporate initiatives are governed by our corporate Mission, Vision and Values.

MISSION	VISION	VALUES
Optimize our business and its components to achieve maximum return for stockholders;	Transition to a growth-oriented platform sufficiently capitalized to support businesses that are synergistic with Ambac’s core competencies	Culture of respect, inclusion, collaboration and transparency;
Attract, retain, and reward top performers who meet standards of excellence, integrity, and collaboration
Aggressively pursue financially sound strategies to reduce risk and decrease the size of the legacy insured portfolio

Ambac Financial Group, Inc. | 6 | 2024 Proxy Statement

Corporate Governance
Our Board conducts an annual review of its governance practices, committee charters and governance policies to ensure that the Company’s practices are in line with current leading practices. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. In furtherance of this approach, over the course of 2023 our investor relations department reached out to stockholders representing approximately 46% of our outstanding common stock to offer a meeting with the Chairman of the Board and the Compensation Committee and the chair of the Governance and Nominating Committee. The purpose of the meetings was to solicit feedback from our stockholders on executive compensation and corporate responsibility, including environmental, social, and governance matters. Our Chief Executive Officer provided a brief business update and participated in a discussion regarding the business model, strategies and performance results at the outset of each meeting before excusing himself and turning the meeting over to the independent directors. Stockholders positively acknowledged our efforts and progress in advancing our strategic initiatives, as well ESG related matters.
Consistent with our Board's proactive efforts in soliciting and responding to stockholder feedback and, following the recommendations of the Governance and Nominating Committee and the Compensation Committee, over the past several years we've implemented the following changes relating to our corporate governance practices and compensation program in an effort to advance best practices and be responsive to stockholders:

●	In 2024, we increased the weighting of the Short-Term Incentive Compensation Plan ("STIP") strategic performance goals with respect to the successful execution of the Board approved strategic plan for AAC.
●	In 2023, we increased the overall weighting of the STIP financial performance metrics from 60% to 70%; and increased the specific weighting of the STIP financial performance metrics for each of Everspan and Cirrata to 25%.
●	In 2023, we included LTIP performance metrics related to (i) gross written premium and EBITDA at Everspan and (ii) gross written premium and EBITDA at Cirrata.
●	In 2022, we increased the proportion of performance stock units ("PSUs") to restricted stock units ("RSUs") granted from 60%/40% to 70%/30%, respectively.
●	In 2022, we increased the rTSR modifier with respect to our LTIP awards from +/- 10% to +/- 20%.
●	We established an internal ESG committee to focus on enhancement of relevant policies, procedures and disclosures to reflect Ambac’s ESG practices and objectives.
●	We adopted an Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”) applicable to all of our executive officers.
●	We adopted a recoupment policy (otherwise known as a "claw-back" policy) providing that in the event of a material financial restatement or the imposition of a material financial penalty, the Company may recoup incentive-based compensation received by our executive officers during a three-year look-back period.

Ambac Financial Group, Inc. | 7 | 2024 Proxy Statement

Ambac's corporate governance practices drive accountability to stockholders
Independent Oversight and Leadership
✓ 6 out of 7 directors independent
✓ Limited additional current Board obligations (no director sits on more than 3 other public company boards), allowing for focus on the execution of Ambac's strategy
✓ Separate Chairman and CEO roles
✓ Average tenure of 5.3 years for continuing directors (vs. S&P average of 8.4)
✓ Added two new directors in 2023, and a total of four new independent directors, including three women, in the last seven years with a focus on core skills and experience, as well as diversity and inclusion

Emphasis on Stockholder Rights	✓ No classified board - all directors elected annually ✓ No stockholder rights plan

Stockholder Engagement	✓ Actively engaged with stockholders on corporate governance issues, including Board diversity ✓ Track record of proactive, ongoing stockholder dialogue

Our current slate of continuing directors is comprised of individuals with diverse skill sets which are necessary in light of the unique nature of Ambac’s business. Four of our director nominees self-identify as men, three self-identify as women, and one director nominee self-identifies as Hispanic.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein	✓			✓	✓	✓
_____________________________________
ESG Governance and Oversight
In 2021, an internal ESG committee was established to focus on enhancement of relevant policies, procedures and disclosures to reflect Ambac’s ESG practices and objectives. To ensure that ESG is appropriately managed and communicated throughout the organization, we have designed the following governance structure:
•Board of Directors: Primary oversight of ESG activities has been assigned to the Governance & Nominating Committee, which oversees strategy and public reporting.
•Executive Leadership Sponsors: Ambac's CEO, General Counsel and Chief Strategy Officer provide direction on ESG strategy and public reporting.
•ESG Committee: Senior leaders from Legal, Human Resources, Investor Relations, and Risk Management meet frequently to drive decision-making, accountability and ownership of ESG reporting and policy initiatives.
•Employees: Ambac’s commitment to ESG is firm-wide and includes input and participation from employees across the organization.

Ambac Financial Group, Inc. | 8 | 2024 Proxy Statement

The ESG Committee published Ambac's second amended and updated Corporate Social Responsibility Report in 2024 and updated its responses to the GRI voluntary reporting framework and, with respect to certain investments, the "key performance indicators" promulgated by SASB." See the "Sustainability" section of Ambac's website.
Environmental
Ambac is focused on protecting the environment through the implementation of policies and procedures that reduce Ambac’s environmental footprint. The Company’s Code of Business Conduct and Ethics commits the Company, as well as its employees, to complying with all applicable environmental laws. We believe that a sustainable approach to our business will benefit our stakeholders by meeting both our strategic business goals and protecting the quality of the environment in which we operate. In the management and monitoring of our environmental impact, the Company has two goals: First, to reduce the impact of the Company’s business operations on the environment in terms of implementing the principles of reducing, reusing, and recycling of materials to mitigate the depletion of natural resources. The Company, for example, encourages recycling, conversion to paperless operations and reuse of materials while increasing employee awareness of the need to reduce the use of utilities as well as other items such as paper and plastic. Second, to focus on improving energy efficiency in the course of business operations, by leveraging energy conservation practices such as continuing to invest in telecommunication technologies (e.g. videoconferencing) to reduce the need for business travel. Given the relatively small size of the Company, energy consumption at our corporate headquarter is not a material initiative. As a tenant Ambac has limited control over energy use in the office space it occupies. Our employee count at One World Trade Center is under 110 and emissions is not practical to track.
Climate Change Risk
The Company considers climate risk as it may impact the exposures we insure and the investments we make. As such, the Company’s climate risk is monitored by its Enterprise Risk Management Committee for the primary purposes of both assessing the potential impact of climate change on the Company’s business operations and overseeing the implementation of controls to mitigate this risk to acceptable levels. Currently, climate change risk is not deemed a material risk to Ambac and as the business continues to transform, climate change risk materiality will be monitored through its Enterprise Risk Management process, which takes input from various business units.
Data Security and Privacy
Ambac relies on digital technology to conduct its businesses and interact with internal and external parties. With this reliance on technology comes associated security risks. We maintain an information security program that is designed to protect and preserve the confidentiality, integrity and availability of information located on our systems.
Risk awareness is an important component of Ambac’s cybersecurity program. We require cybersecurity awareness training for all of our employees at the time of onboarding and on an annual basis. The training is designed to educate employees about cyber risk and help them identify and avoid potential threats. We also regularly test employee awareness through simulated phishing exercises. Ambac also engages third-party consultants to conduct penetration tests and periodic risk assessments to identify any potential technical security vulnerabilities.

Ambac Financial Group, Inc. | 9 | 2024 Proxy Statement

Given the ongoing proliferation of cyber threats, we continue to mature our defense capabilities with enhanced monitoring of our computer systems for potential new threats. We also leverage the use of multi-factor authentication with the aim to provide an additional layer of defense against unauthorized access to our systems.
Ambac’s business operations also rely on the continuous availability of its computer systems. We maintain and test our business continuity plan and report results to senior management and our Board of Directors. The Board of Directors oversees the risk management process and engages with management on risk management issues, including cybersecurity risks.
We also maintain a cyber incident response plan that outlines the appropriate processes and procedures for incident management (including minimizing impact, investigating, and remediating root cause) and complying with applicable legal requirements (including timely and accurate reporting of any required cybersecurity or privacy incident).
Ambac and its subsidiaries are subject to numerous laws and regulations in a number of jurisdictions regarding its information systems, particularly with regard to certain personal information. We have implemented measures to prevent access to personal information on our system. Ambac's privacy policy is available on our website.
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Corporate Social Responsibility
Ambac is a purpose-driven company committed to making meaningful progress each year to integrate our social responsibility efforts with our long-term strategy and business operations. Our Board of Directors, senior management team, and employees understand the importance of social responsibility as a means to deliver greater value as we operate our business each day and support Ambac's long-term strategy.
Diversity and Inclusion
Ambac is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. Our human capital is one of the most valuable assets we have. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture, but our reputation and the company’s achievements as well. We embrace our employees differences in age, race, color, ethnicity, family or marital status, creed/religion, sex, gender, gender identity or expression, national origin, alienage, citizenship status, medical condition, disability, sexual orientation, military or veteran status and other characteristics that make our employees unique.
Ambac’s diversity initiatives are applicable to – but not limited to – our practices on recruitment and selection; compensation and benefits; professional development and training; promotions; transfers; social and recreational programs; layoffs and terminations; and the ongoing development of a work environment built on the foundation of equity, regardless of gender or other characteristics, that encourages and enforces:
•Respectful communication and cooperation between all employees
•Teamwork and employee participation, encouraging the representation of all groups and employee perspectives
•Flexible work schedules to accommodate employees with varying needs
•Employer and employee contributions to the communities we serve to promote a greater understanding and respect for the diversity of such communities
Zero tolerance for discrimination is a fundamental principle at Ambac and is explicitly detailed in Ambac’s Anti-Harassment and Discrimination policies and referenced in Ambac’s Code of Business Conduct and Ethics, supported by mandatory annual anti-discrimination training for all staff. The principle of zero tolerance for discrimination is embedded at each point of the employee life cycle especially during recruitment, talent management, professional & leadership development, career critical assignments, reward, recognition, and promotion processes.
Training, Development and Well-Being of Employees
Developing employees professionally and personally strengthens the entire organization. Ambac is committed to the professional development and personal health of its employees through established policies and events which we believe have contributed to our low 8.3% voluntary turnover ratio.

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•Ambac has a management development program that was instituted to identify certain rising employees to be appointed to a senior advisory team, the goal of which is to promote, retain, and incentivize talented individuals within the Company. Selected senior managers provide input and lead initiatives related to improving work environment/culture and corporate efficiencies, fostering better communication and team building.
•Professional development is encouraged for all employees with fee and tuition reimbursement.
•Ambac’s commitment to the health and safety of its employees was recognized by the International WELL Building Institute (IWBI) with the award of the WELL Health-Safety Rating following the successful completion of 15 core feature requirements in the following areas: Health Service Resources, Emergency Preparedness Programs, Air and Water Quality Management, Stakeholder Engagement and Communication, and Cleaning and Sanitation Procedures. The WELL Health-Safety Rating is an evidence based, third-party verified rating, focusing on operational policies, maintenance protocols, stakeholder engagement and emergency plans to address the post-COVID environment now and broader health and safety-related issues in the future.
•Health and wellness training events are held regularly including financial wellness seminars.
Philanthropy
•Ambac supports many charities, both domestic and abroad and beginning in 2019, Ambac instituted a paid time off employee volunteering program, promoting and providing opportunities for employees to volunteer for causes that benefit our communities.
•Since 2017 Ambac has supported, financially and via management board service, Self Help Africa, a leading international development charity, dedicated to ending hunger and poverty in rural Africa. Self Help Africa's work spans several areas across nine African countries including, among other things, agriculture and nutrition, micro finance, gender equality and climate change.
•For over 20 years, Ambac has supported, both financially and through volunteer work, The Children's Village. The Children’s Village was founded in 1851, and today, their mission remains to work in partnership with families to help society’s most vulnerable children so that they become educationally proficient, economically productive, and socially responsible members of their communities.
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Guiding Principles Concerning Responsible Investing
•The principal objective in the management of investment portfolios for Ambac and its subsidiaries is to maximize risk-adjusted returns, subject to regulatory and other constraints. These constraints include maintenance of an appropriate level of liquidity and prudent management of interest rate and credit risk. Ambac also recognizes the importance of ESG considerations when assessing investment returns and risks over time. Operational and reputational risks relating to assets held in the investment portfolios are among these considerations.
•Achieving a competitive investment return is an important determinant of the Company’s ability to satisfy its obligations to policyholders. Ambac seeks to balance that goal with an intent to observe ESG principles. These include commitments to the environment, to diversity and to ethical conduct.
•The majority of the investments held by Ambac and its subsidiaries are managed by third party investment managers. Most are signatories to the U.N. Principles for Responsible Investment (“UNPRI”). Such signatories are required to incorporate ESG factors into their respective investment processes and we encourage all our external investment managers to adhere to their own ESG policies. In this way we can more effectively assess and monitor ESG-related exposures.
•Beginning in 2022, management began to provide regular reports to Ambac's Governance and Nominating Committee regarding ESG investing matters.
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Ambac Financial Group, Inc. | 11 | 2024 Proxy Statement

AMBAC FINANCIAL GROUP, INC.
One World Trade Center
New York, New York 10007

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Ambac Financial Group, Inc. ("Ambac" or the "Company") has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Ambac’s 2024 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on June 5, 2024 at 11:00 a.m. (Eastern). The meeting will be conducted in a virtual format only. Stockholders can participate from any geographic location with Internet connectivity. We believe this format allows for maximum stockholder participation. Stockholders may view a live webcast of the Annual Meeting and submit questions digitally during the meeting at www.virtualshareholdermeeting.com/AMBC2024. Please refer to the Participating in the Annual Meeting section of the Proxy Statement for more details. As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2023 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:
•Our Proxy Statement for the 2024 Annual Meeting of Stockholders;
•Our 2023 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
•The proxy card or a voting instruction card for the Annual Meeting.

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How can I access the Proxy Materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:
•View our Proxy Materials for the Annual Meeting on the internet and vote your shares; and
•Instruct us to send our future Proxy Materials to you electronically by email.
Our Proxy Materials are available at www.proxyvote.com.
Choosing to receive your future Proxy Materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:
•    The election of seven directors to our Board of Directors.
•To approve, on an advisory basis, the compensation of our named executive officers.
•    The ratification of the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
•The approval of Ambac's 2024 Incentive Compensation Plan.
•The approval of an amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities.
•The approval of an amendment to Ambac's Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation.”
•The approval of an an amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.
We will also consider any other business that properly comes before the Annual Meeting.

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How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:
✓    "FOR” each of its nominees to the Board of Directors.
✓    "FOR” the approval, on an advisory basis, of the compensation of our named executive officers.
✓    "FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year.
✓    "FOR” the approval of Ambac's 2024 Incentive Compensation Plan.
✓    "FOR” the approval of an amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities.
✓    "FOR” the approval of an amendment to Ambac's Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation.”
✓    "FOR” the approval of an amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.
Other than the seven items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak and William J. White, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
What shares can I vote?
Each share of Ambac common stock issued and outstanding as of the close of business on the Record Date for the 2024 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,224,972 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Ambac stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.

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How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to participate in the virtual Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without participating in the virtual Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed Proxy Materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.
•You may submit your proxy by using the internet. The address of the website for submitting your proxy via the Internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 4, 2024. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.
•You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 4, 2024.
•You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of Proxy Materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (or you can send an email to corporatesecretary@ambac.com). Once you receive your Proxy Materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.
Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (and you can send a copy via email to corporatesecretary@ambac.com), prior to your shares being voted, or (iii) participating in the virtual Annual Meeting and casting a vote. Participation in the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or cast a vote at the virtual Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Ambac, except:
•As necessary to meet applicable legal requirements;
•To allow for the tabulation and certification of votes; or
•To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Ambac’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Ambac Financial Group, Inc. | 15 | 2024 Proxy Statement

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:
•vote “FOR" each of the seven nominees for director;
•vote “AGAINST”each of the seven nominees for director; or
•“ABSTAIN” from voting on each of the seven nominees for director.
Our directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted “FOR” a director exceeds the number of votes cast “AGAINST” a director; abstentions are not counted as votes cast either “FOR” or “AGAINST." If an incumbent director in an uncontested election does not receive a majority of votes cast FOR such incumbent’s election, the director is required to submit a letter of resignation to the Board of Directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Ambac's common stock.
How may I vote for the non-binding advisory resolution regarding executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the approval of the non-binding resolution regarding executive compensation;
•vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or
•"ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee thereof will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the ratification of the accounting firm;
•vote “AGAINST” the ratification of the accounting firm; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as either votes cast “FOR” or “AGAINST” this proposal.
How may I vote for the proposal to approve Ambac's 2024 Incentive Compensation Plan, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the proposal to approve Ambac's 2024 Incentive Compensation Plan;
•vote “AGAINST” the proposal to approve Ambac's 2024 Incentive Compensation Plan; or
•“ABSTAIN” from voting on the proposal.

Ambac Financial Group, Inc. | 16 | 2024 Proxy Statement

In order to pass, the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote on this matter. Abstentions are not counted as either votes cast “FOR” or “AGAINST” this proposal.
How may I vote for the proposal to amend Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the proposal to amend Ambac's Certificate of Incorporation;
•vote “AGAINST” the proposal to amend Ambac's Certificate of Incorporation; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the affirmative "FOR" vote of a majority of the issued and outstanding shares of Ambac common stock is required to approve the proposed amendment to the Certificate of Incorporation. If you “ABSTAIN” from voting, it has the same effect as if you voted “AGAINST" this proposal.
How may I vote for the proposal to amend Ambac's Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation,” and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the proposal to amend Ambac's Certificate of Incorporation;
•vote “AGAINST” the proposal to amend Ambac's Certificate of Incorporation; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the affirmative "FOR" vote of a majority of the issued and outstanding shares of Ambac common stock is required to approve the proposed amendment to the Certificate of Incorporation. If you “ABSTAIN” from voting, it has the same effect as if you voted “AGAINST" this proposal.
How may I vote for the proposal to amend Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:
•vote “FOR” the proposal to amend Ambac's Certificate of Incorporation;
•vote “AGAINST” the proposal to amend Ambac's Certificate of Incorporation; or
•“ABSTAIN” from voting on the proposal.
In order to pass, the affirmative "FOR" vote of a majority of the issued and outstanding shares of Ambac common stock is required to approve the proposed amendment to the Certificate of Incorporation. If you “ABSTAIN” from voting, it has the same effect as if you voted “AGAINST" this proposal.
What are broker non-votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2024. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained, other than the proposal

Ambac Financial Group, Inc. | 17 | 2024 Proxy Statement

to amend Ambac's Certificate of Incorporation. Likewise, abstentions are not counted as either votes cast “FOR” or “AGAINST” and will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, other than the proposal to amend Ambac's Certificate of Incorporation. A broker non-vote or an abstention on the proposal to amend Ambac's Certificate of Incorporation will have the same effect as a vote “AGAINST" this proposal.
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters (including the proposal to amend Ambac's Certificate of Incorporation) in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.
Who will bear the cost of soliciting votes for the Annual Meeting?
Ambac pays the entire cost of preparing, assembling, printing, mailing, and distributing the Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these Proxy Materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
What happens if additional matters are presented at the Annual Meeting?
Other than the seven items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak or William J. White, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Participating in the Annual Meeting
How can I participate in the Annual Meeting?
We are conducting a virtual Annual Meeting so our stockholders can participate from any geographic location with Internet connectivity. Participation opportunities are reasonably comparable to those provided at the in-person portion of our past meetings.We have structured our virtual meeting to provide stockholders the same rights as if the meeting were held in person, including the ability to vote shares electronically during the meeting and ask questions in accordance with the rules of conduct for the meeting.
•To participate in the Annual Meeting, including to vote at the meeting, you must access the meeting website at www.virtualshareholdermeeting.com/AMBC2024 and enter the 16-digit control number found on the Notice of Internet Availability of Proxy Materials or on the proxy card or voting instruction form provided to you with this Proxy Statement.
•Whether or not you plan to participate in the virtual Annual Meeting, it is important that your shares be represented and voted. We encourage you to access www.proxyvote.com or call 1-800-690-6903 and vote in advance of the Annual Meeting.
•Stockholders are able to submit questions for the Annual Meeting’s question and answer session during the meeting through www.virtualshareholdermeeting.com/AMBC2024. We will respond as practical to questions during the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website or during the ten days prior to the meeting at www.proxyvote.com.

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•We encourage you to access the Annual Meeting before it begins. Online check-in will be available at www.virtualshareholdermeeting.com/AMBC2024 approximately 15 minutes before the meeting starts on June 5, 2024. If you have difficulty accessing the meeting, please call the support lines available on the meeting platform. We will have technicians available to assist you.
Do directors attend the Annual Meeting?
It is currently expected that all of our continuing directors will participate in the virtual Annual Meeting of Stockholders. All of our directors who were on the Board last year participated in the virtual 2023 Annual Meeting of Stockholders.
How can I find out if I am a stockholder of record entitled to vote?
A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by stockholders of record for a period of at least ten days before the Annual Meeting during ordinary business hours at our principal executive offices at One World Trade Center, New York, New York 10007.
Other Questions Related to the Meeting or Ambac
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Ambac’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 505000, Louisville, KY 40233, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact William J. White, Corporate Secretary, at (212) 658-7456 or by email at corporatesecretary@ambac.com. If you have any questions about your investment in Ambac common stock, please contact Ambac's Investor Relations department at (212) 208-3177 or by email at ir@ambac.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Ambac’s Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 or by sending an email to Ambac’s Corporate Secretary at corporatesecretary@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Ambac to include a proposal in our proxy statement and form of proxy for presentation at our 2025 Annual Meeting of Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at One World Trade Center, New York, New York 10007, not later than December 27, 2024. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).
Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our

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next annual meeting in 2025 may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Ambac Financial Group, Inc. no earlier than the close of business on March 7, 2025, and not later than April 6, 2025, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2024 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2025 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2025 Annual Meeting of Stockholders and the 15th day following the day on which public announcement of the date of our 2025 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.
These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Ambac under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Board of Directors
The Board oversees the business of Ambac and monitors the performance of management. Addressing the issues and the challenges associated with our legacy financial guarantee insurance business, as well as overseeing Ambac's new businesses in specialty property and casualty insurance and insurance distribution, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met eleven times in 2023. Outside of formal meetings, directors frequently engage with management concerning Ambac’s business and strategies. In 2023, each director attended at least 94% of the total number of meetings of the Board and any committees on which he or she served. All of our current directors also serve as directors of AAC, which involves different work streams and considerations than their directorships at AFG.
Directors
The names of our continuing directors, and their ages, positions, and biographies as of the date of this proxy statement are set forth below. There are no family relationships among any of our directors or executive officers.

				Committee Membership
Name	Director Since	Age	Independent	Audit	Compensation	Governance and Nominating	Strategy
Ian D. Haft	2016	53	●	▼ è			●
Director
Lisa G. Iglesias	2021	58	●	● è		▼
Director
Joan Lamm-Tennant	2018	71	●		●	●	▼
Director
Claude LeBlanc	2017	58
President and Chief Executive Officer and Director
Kristi A. Matus	2023	56	●	● è	▼
Director
Michael D. Price	2023	57	●	● è			●
Director
Jeffrey S. Stein	2013	54	●		●	●
Chairman of the Board
▼ Chairman ● Member è Audit Committee Financial Expert
Our current slate of continuing directors and director nominees is currently comprised of individuals with diverse skill sets, which are necessary in light of the unique nature of Ambac’s business. Three of our director nominees self-identify as women; four of our director nominees self-identify as men; and one of our director nominees self-identifies as Hispanic.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Ian D. Haft		✓		✓	✓
Lisa G. Iglesias			✓	✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
Kristi A. Matus		✓	✓	✓	✓
Michael D. Price	✓		✓	✓
Jeffrey S. Stein	✓			✓	✓	✓

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Ian D. Haft
Mr. Haft has been a director since March 28, 2016. He is the Managing Partner and Chief Executive Officer of Surgis Capital LLC, an investment manager and consulting firm he founded in 2018. He is also the Chief Financial Officer of Electric Monster Media, Inc., a digital media company focused on acquiring, optimizing and operating digital content properties. From 2009 until 2017, Mr. Haft was a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. At Cornwall, Mr. Haft previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft was also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft served as member of the board of directors of Keweenaw Land Association from 2018 until 2021. Mr. Haft graduated magna cum laude with a BA in economics and mathematics from Dartmouth College in 1993 and he received his JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting and has served on the boards of three public companies and nine private companies. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and its Strategy Committee, and to chair the Audit Committee.
Lisa G. Iglesias
Ms. Iglesias has been a director since August 4, 2021. She is currently the Executive Vice President, General Counsel of Unum Group, a position she has held since January 2015. As the General Counsel of Unum Group, Ms. Iglesias has overall responsibility for the legal affairs of Unum, and heads a team of lawyers handling transactions, finance and investments, SEC reporting, corporate governance, regulatory matters and relationships, compliance and complex litigation. She also oversees Unum Group’s Internal Audit and Corporate Services functions. Prior to joining Unum Group, Ms. Iglesias served as Senior Vice President, General Counsel and Secretary of WellCare Health Plans, Inc., a managed care company, from February 2012 to December 2014, having first joined WellCare in February 2010 as Vice President, Securities and Assistant General Counsel. Prior to that, she served as General Counsel and Corporate Secretary for Nordstrom, Inc., a fashion specialty retailer, from 2007 to 2008, and as General Counsel and Secretary of Spherion Corporation, a recruiting and staffing company, from 1999 to 2007. Earlier in her career Ms. Iglesias was an SEC and Mergers & Acquisitions attorney with the law firm of Greenberg Traurig from 1994 to 1998 and a tax CPA with KPMG Peat Marwick from 1989 to 1991. Ms. Iglesias serves on the board of the Public Education Foundation of Chattanooga, Tennessee. Ms. Iglesias received her bachelor’s and master’s degrees in accounting from the University of South Florida, and her law degree from the University of Miami. Honors and awards include being named in Latino Leaders magazine as one of the Top Latinos in Corporate America in 2022 and 2020 and one of the Top Latino Lawyers in 2018. In 2014 Ms. Iglesias was named one of the Top Women Legal officers in Corporate Counsel magazine.
Experience, Qualifications and Skills:
Ms. Iglesias has over twenty-five years of experience in finance and investments, risk management, corporate governance, regulatory matters, compliance, privacy, government affairs and litigation. Ms. Iglesias’ legal, finance and risk management experience make her well-qualified to serve on our Board of Directors and to chair the Governance and Nominating Committee.
Joan Lamm-Tennant
Ms. Lamm-Tennant has been a director since March 1, 2018. She is the independent Chair of the Boards of Directors of Equitable Holdings, Inc. and AllianceBernstein Holdings L.P. Ms. Lamm-Tennant was the Founder of Blue Marble Microinsurance, and from January 2016 to June 2020 served as its Chief Executive Officer. Blue Marble Microinsurance is a corporation formed by a consortium of eight insurance entities for the purpose of developing service ventures enabling the

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insurers to enter the microinsurance market. Previously, Ms. Lamm-Tennant was the Global Chief Economist and Risk Strategist of Guy Carpenter & Company, LLC, the reinsurance and risk advisory operating company of Marsh & McLennan Companies. Prior to joining Guy Carpenter in 2007, Ms. Lamm-Tennant was the founding President of General Reinsurance Capital Consultants.  She was an Adjunct Professor at the Wharton School, University of Pennsylvania from September 2005 to May 2016 and held the Laurence and Susan Hirsch Chair in International Business. Ms. Lamm-Tennant was a tenured Professor at Villanova from September 1989 to May 2000 and was awarded the Thomas Labrecque Chair Professorship in Business in 1999. She currently serves on the Board of Equitable Holdings, Inc., AllianceBernstein Holdings L.P., and Element Fleet Management Corp.  Ms. Lamm-Tennant is the Executive Expert on Resilience and Sustainability for the International Insurance Society and author / commentator on environment, social and governance (ESG) matters. She holds a Ph.D. in Finance and Investments from the University of Texas, Austin; an M.B.A. in Finance from St. Mary's University, San Antonio, Texas and a B.B.A. with Honors in Accounting from St. Mary's University, San Antonio, Texas.
Experience, Qualifications and Skills:
Ms. Lamm-Tennant has over forty years of finance, and risk management experience in the insurance industry. She served as a risk strategist for Marsh & McLennan and formalized the enterprise wide risk oversight function resulting in the appointment of a Chief Risk Officer and a dedicated Board Risk Committee. Her expertise in emerging market strategy, enterprise risk modeling, implementation of risk-based decision processes and high value strategies resulting in capital efficiencies and profitable growth make her well-qualified to serve on our Board of Directors and its Compensation Committee and Governance and Nominating Committee, and to chair the Strategy Committee, .
Claude LeBlanc
Mr. LeBlanc is a director, President and Chief Executive Officer of Ambac. He has held these positions since joining Ambac in January 2017. In the last six years, Mr. LeBlanc has led Ambac through a holistic transformation, winding down its legacy financial guarantee business and reshaping Ambac into a specialty property and casualty insurance platform. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd. from 2010 through 2016, and from 2006 to 2009 he held the position of Executive Vice President. During this period, Mr. LeBlanc led the successful global restructuring of Syncora. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development and Strategy and as a member of the Executive Management Group for XL Capital Ltd. He began his career at PricewaterhouseCoopers, where he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant. Mr. LeBlanc is a member of the Schulich School of Business Dean’s Global Council and Dean’s Strategic Council. He previously served on the Board of Maiden Holdings, Ltd. until May 2021.
Experience, Qualifications and Skills:
Mr. LeBlanc has more than thirty years of experience in the financial services sector and during that period has held a number of executive leadership roles overseeing strategy, capital management, corporate development, and risk management. Mr. LeBlanc’s extensive property and casualty and financial guarantee insurance experience makes him a valued officer and member of our Board of Directors.
Kristi A. Matus
Ms. Matus has been a director since June 22, 2023. From October 2020 until July 2022, she was the Chief Financial Officer and Chief Operating Officer of Buckle Agency LLC, a digital financial services company which provides insurance products and solutions for the rapidly growing ride-share and delivery segment and is a strategic partner for MGAs. Ms. Matus was an Executive Advisor for Thomas H. Lee Partners L.P. from 2017 to 2020, advising the senior team within the healthcare IT portfolio on strategy, talent, and team integration prior to an acquisition. From 2014 to 2016, Ms. Matus served as Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc. (“athenahealth”), a company partnering with healthcare organizations across the care continuum to drive clinical and financial results through technology, insight, and expertise. Prior to joining athenahealth, Ms. Matus served as Executive Vice President and Head of Government Services of Aetna, Inc. (“Aetna”) managing the Medicare, Medicaid, public and labor and Federal employee health plans. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including Executive Vice President and Chief Financial Officer. She began her career at Thrivent, where she held various financial and operational roles for over a decade. Ms. Matus is currently a member of the Board of Directors of Cerence, Inc..

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Experience, Qualifications and Skills:
Ms. Matus has over thirty years of experience in finance, risk management and corporate governance in the insurance and technology industry. Ms. Matus’ leadership skills developed through her roles at Buckle, athenahealth, Aetna and USAA make her well-qualified to serve on our Board of Directors and to chair its Compensation Committee and serve on the Audit Committee.
Michael D. Price
Mr. Price has been a director since June 22, 2023. Mr. Price served as President and Chief Executive Officer of Platinum Underwriters Holdings, Ltd. from 2005 until its acquisition by RenaissanceRe Holdings Ltd in 2015. Platinum Underwriters Holdings provided property and casualty reinsurance coverages to insurance and select reinsurers worldwide. Prior to that, he served briefly as Platinum’s Chief Operating Officer, and was President of Platinum US from 2002 until 2005. Mr. Price was Chief Underwriting Officer of Platinum’s predecessor, the former reinsurance segment of The St. Paul Companies, Inc. Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., a leading global MGU of aviation insurance and risk management solutions. Earlier in his career, he held progressively senior roles within other companies in the property and casualty insurance industry. Mr. Price is a Fellow of the Casualty Actuarial Society and holds the Financial Risk Manager designation of the Global Association of Risk Professionals. Mr. Price was a member of the Board of Directors of The Hanover Insurance Group, Inc. from July 2017 until May 2020.
Experience, Qualifications and Skills:
Mr. Price has over thirty-five years of experience in experience in finance and risk management in the insurance industry. Mr. Price’s C-Suite leadership experience as a Chief Executive Officer of a publicly traded company, as well as his knowledge of the insurance and reinsurance industries, make him well-qualified to serve on our Board of Directors and its Audit Committee and Strategy Committee.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to public and private companies and institutional investors. Mr. Stein provides the perspective of a successful investment professional with over thirty years of experience in both debt and equity asset classes and has substantial experience investing in the financial services industry. Previously, Mr. Stein was a Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From January 2003 through December 2009, Mr. Stein served as Co-Director of Research at Durham responsible for the identification, evaluation and management of investments for the various Durham portfolios. From July 1997 to December 2002 Mr. Stein served as Co-Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate and Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein currently serves as Chief Executive Officer, Chief Restructuring Officer and a member of the board of directors of Rite Aid Corporation. Mr. Stein previously served as a director on the Boards of Dynegy Inc., Intelsat Connect Finance S.A., NMC Health plc, and Westmoreland Coal Company and as a board observer on the Board of TORM plc. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an accomplished corporate executive and director, including leadership and committee positions, of both public and private companies, who has substantial experience investing in the financial services industry. Mr. Stein has served as an Executive Chairman, Chief Restructuring Officer and Liquidating Trustee and as a director on audit, compensation, corporate governance, finance, restructuring and risk committees (including as chairman of those committees). In his capacity as a corporate executive and director, Mr Stein has specifically focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Ambac. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee and Compensation Committee.

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Board Leadership Structure
The Board does not have a policy on whether or not the roles of Chief Executive Officer and Board Chair should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors, an employee or an outsider. The Board believes that it should be free to make this choice in the manner that it deems best for Ambac at any given point in time. While the Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, those two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein and the position Chief Executive Officer by Mr. LeBlanc. The Board believes this is the appropriate leadership structure for it at this time. A majority of our directors are independent, and the Board believes that the independent directors provide effective oversight of management. See “Director Independence.”
Board Committees
The current members of each of the committees of the Board, as well as the current Chair of each of the committees of the Board, are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which is available in the Corporate Governance section of our Investor Relations website: https://ambac.com/investor-relations/governance/governance-documents/default.aspx. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@ambac.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft (Chairman) and Price and Mses. Iglesias and Matus. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:
•    Appointing, compensating, retaining, and overseeing the work performed by our independent registered public accounting firm's engagement.
•    Approving the audit, non-audit and tax services to be performed by our independent registered public accounting firm.
•    Evaluating the experience, performance, qualifications, and independence of our independent registered public accounting firm.
•Reviewing the activities and organizational structure of the internal audit function, as well as the qualifications of its personnel.
•    Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.
•    Reviewing with management the design, operation and effectiveness of our internal controls over financial reporting and our critical accounting policies.
•    Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.
•Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
•    Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.
•    Reviewing our Regulation FD Policy.
•    Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of New York Stock Exchange ("NYSE"). The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee are financially literate and that Messrs. Haft, and Price and Mses. Iglesias, and Matus qualify as "audit committee financial experts" as defined under the rules and regulations of the SEC. The Audit Committee regularly meets in executive session with both our independent registered public accounting firm, and internal audit, without Ambac management present. The Audit Committee met five times in 2023.

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Compensation Committee
The Compensation Committee is currently comprised of Mses. Lamm-Tennant and Matus (Chair) and Mr. Haft. The purpose of our Compensation Committee is to assist the Board in overseeing our compensation program. The Compensation Committee’s responsibilities include:
•    Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.
•    Evaluating the performance of our Chief Executive Officer.
•    Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.
•    Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.
•    Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).
•    Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.
•    Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Ambac from time to time.
•    Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and, based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.
•    Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.
Each member of our Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of NYSE. The Compensation Committee met eight times in 2023.
In 2023, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm ("Meridian"), to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”).
Our Chief Executive Officer will attend meetings of the Compensation Committee (other than executive sessions) and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our executive officers.
Our Executive Vice President and Chief Strategy Officer serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.
Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Mses. Iglesias (Chair) and Lamm-Tennant and Mr. Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:
•    Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.
•    Periodically reviewing the standards for director independence and providing the Board with an

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assessment of which directors should be deemed independent.
•    Determining the criteria for Board membership, including the need for both gender and ethnic diversity.
•    Overseeing policies and practices relating to environmental, social, and governance (“ESG”) matters relevant to the Company.
•    Overseeing the process for the self-evaluation of the Board and its committees.
•    Reviewing and recommending to our Board of Directors the compensation of our non-employee directors.
•    Reviewing plans for the succession of our executive officers.
•    Reviewing and approving related party transactions according to our Related Party Transaction Policy.
•    Administering a procedure to consider stockholder recommendations for director nominees.
•    Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.
•    Reviewing periodically Ambac’s Code of Business Conduct and Ethics and compliance therewith.
Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of NYSE. The Governance and Nominating Committee met seven times in 2023.
Strategy Committee
The Strategy Committee is currently comprised of Ms. Lamm-Tennant (Chair) and Messrs. Haft and Price and its responsibilities include:
•Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions and other business combinations.
•Reviewing, evaluating and making recommendations to the Board regarding solicited or unsolicited strategic transactions, opportunities and alternatives involving the Company or the interest of the Company in any direct or indirect subsidiary.
The Strategy Committee met five times in 2023.
Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Ambac is exposed, overseeing management's strategy to manage these risks, and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Ambac is exposed and reports on such matters to the Board and to the relevant committees of the Board depending on the nature of the risk, as described below.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies and procedures with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our independent registered public accounting firm Ambac's critical accounting policies, the system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.
The Compensation Committee oversees the management of risk primarily associated with (i) our ability to attract, motivate and retain high-quality and talented employees, particularly executives; and (ii) compensation structures that might lead to undue risk taking.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance and ESG programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee establishes a framework for the Board and each of its committees to conduct an annual self-evaluation process and ensures that risk management effectiveness is a part of this

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evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program by conducting an annual review and assessment of our Code of Business Conduct and Ethics.
The Strategy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.
Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Haft, Price or Stein, or Mses. Iglesias, Lamm-Tennant or Matus has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each of them is an independent director as defined in the Listing Rules of NYSE. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of NYSE.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Ambac. In 2023, each of Messrs. Haft, and Stein, and Mses Lamm-Tennant and Matus served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications” below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Ambac Financial Group, Inc., Attn: Corporate Secretary, One World Trade Center, New York, New York 10007. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions related to the Meeting or Ambac-What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.
Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. Board diversity, both ethnic and gender, is an important consideration in evaluating Board composition. The Governance and Nominating Committee also considers each candidate's time commitments, including memberships on other public company boards and board

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committees. Thus, in assessing potential director candidates for the Board, the Governance and Nominating Committee endeavors to select the best directors from a pool of diverse candidates considering individuals with differing perspectives, backgrounds, genders and ethnicities, in addition to character, judgment, business experience, acumen and time commitments.
In evaluating non-incumbent candidates for the Board, the Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and gender and ethnic diversity in the context of the current make-up and perceived needs of the Board at the time of consideration. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors and other professional commitments. We believe that it is important to have a Board that is reflective of the core values and diversity of our key constituents including our employees, clients and partners, and stockholder base.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Ambac’s expense, engage search firms, consultants and other advisors to identify, screen and/or evaluate candidates in order to ensure that the Committee has a diverse pool of qualified candidates that includes both gender diversity and candidates from under-represented minority groups.
The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled meeting of the Board of Directors and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
The Governance and Nominating Committee conducted the Board's annual self-evaluation process in 2023. The effectiveness of the Board as a whole, and each of its individual committees, was assessed against the roles and responsibilities set forth in Ambac's Corporate Governance Guidelines, the relevant committee charters, and best practices. Matters considered as part of the evaluation included:
•the effectiveness of discussion and debate at Board and committee meetings;
•the effectiveness of Board and committee processes and in interacting with management;
•the quality and timeliness of Board and committee agendas, and preparation of reference materials to inform the Board and committees and support effective decision making; and
•the composition of the Board and each committee, focusing on the blend of skills, experience, independence and knowledge of the group and its diversity, both ethnic and gender.
This self-evaluation process was managed by the Board Chair, who is also a member of the Governance and Nominating Committee.

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Corporate Governance Guidelines
The Corporate Governance Guidelines reflect the Board's commitment to monitor the effectiveness of policy and decision making at both the Board and management levels, with a view to enhancing long term stockholder value. The Corporate Governance Guidelines address, among other things, such topics as the role of directors; goals and development of long term strategy; size of the Board; other public company Board memberships; Board membership criteria; term limits; Board meeting procedures; and retirement policy. Ambac’s Corporate Governance Guidelines can be found in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx.
Code of Business Conduct and Ethics
Ambac has a Code of Business Conduct and Ethics which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct and Ethics can be found in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct and Ethics that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Charters for Ambac's Audit Committee, Governance and Nominating Committee, Strategy Committee and Compensation Committee are also available in the Corporate Governance section of Ambac’s Investor Relations website at https://ambac.com/investor-relations/governance/governance-documents/default.aspx.
Board Compensation Arrangements for Non-Employee Directors
Ambac's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The program is structured to recognize the unique nature of our business and the level of experience and oversight needed at the Board level, particularly with respect to our legacy financial guarantee insurance business in run-off, as well as overseeing Ambac's expansion into new businesses in specialty property and casualty insurance and insurance distribution. It is essential that our Board members not only understand the risks that the Company faces and the steps that management is taking to manage those risks, but to also have a deep understanding of the appropriate level of risk for the Company as it pursues its strategies for the legacy financial guarantee insurance business and the specialty property and casualty insurance and insurance distribution businesses. Additionally, it is critical that our non-employee director compensation program is appropriately designed to attract and retain Board members that are highly capable and well-suited to help us effectively achieve our goals.
The amount and composition of total compensation paid to our non-employee directors is considered in light of competitive compensation levels for directors in the financial services industry. The Governance and Nominating Committee uses this information to provide a general review of market pay levels and practices and to ensure that it makes informed decisions regarding our non-employee director compensation program. In 2020, the Governance and Nominating Committee eliminated the payment of meeting fees from the director compensation program. In 2022, the Governance and Nominating Committee reviewed the non-employee director compensation program that was put in place for the 2023 fiscal year, including comparisons to director compensation programs at other similarly-situated companies. The Governance and Nominating Committee concluded that no changes were appropriate for the 2023 fiscal year. This conclusion was based on the Committee’s views that the Company continued to face many of the same risks and issues as it had faced in recent years and was in the early stage of new business. The Committee further noted that the workload of the directors remained similar to that of recent years in overseeing the activities of the Company and the complexity of the issues faced by the Company, including the management of litigation and other risks confronting the legacy financial guarantee business, pursuit of strategic initiatives for the legacy financial guarantee insurance business, and the continued development of the specialty property and casualty insurance and insurance distribution businesses through acquisitions and organic development. The Committee will review the compensation program for non-employee directors on an annual basis to assess whether such compensation is appropriate in light of directors’ time commitments and contributions as well as the complexity of the business.

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Director Compensation Program Components
The annual compensation for non-employee directors generally consists of both a cash and equity component. The compensation components are designed to compensate members for their service on the Board of Directors and its committees, to create an incentive for continued service on the Board, and to align the interests of directors and stockholders. In furtherance of such alignment, a significant portion of each non-employee director’s annual compensation is at-risk and granted in the form of restricted stock units on the first business day of each calendar quarter. These quarterly grants vest on the one year anniversary of the grant date, subject to accelerated vesting under certain circumstances. Restricted stock units granted in prior years that have vested will not settle and convert into shares of common stock until the director resigns from, or otherwise ceases to be a member of, the Board of Directors of Ambac.
Upon a non-employee director’s first appointment or election to our Board of Directors, such non-employee director will receive a one-time off-cycle pro-rata grant of restricted stock units, based on his or her expected time of service on the Board of Directors prior to the next quarterly restricted stock unit grant.
Mandatory Director Shareholding Requirements
To further align the interests of our Board of Directors with our stockholders, our Non-Employee Director Stock Ownership Policy requires each non-employee director to acquire and hold shares of our common stock equal to the lesser of $800,000 in value or 40,000 shares within five years of becoming a director. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions.
Compensation for Non-Employee Directors
Our non-employee director compensation is paid as follows:
•An annual cash retainer of $100,000, paid in monthly installments, and four quarterly grants of $50,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2020 Incentive Compensation Plan; and
•The Chairman of the Board received an additional annual fee of $125,000; the Audit Committee Chair received an additional annual fee of $35,000; the Compensation Committee Chair received an additional annual fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy Committee received an additional annual fee of $15,000.
In addition Ambac reimburses its directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings. The restricted stock units that were granted to our non-employee directors on January 3, 2023, April 3, 2023, July 1, 2023, and October 2, 2023 and will vest on the one year anniversary of each quarterly grant date.

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The following table summarizes compensation paid to non-employee directors during 2023.

Name (1)	Year	Fees Earned or Paid in Cash(2) ($)	Stock Awards (3) ($)	All Other Compensation ($)	Total ($)
Ian D. Haft	2023	$123,778	$201,586	—	$325,364
David L. Herzog	2023	$75,750	$98,148	—	$173,898
Lisa G. Iglesias	2023	$106,583	$201,586	—	$308,169
Joan Lamm-Tennant	2023	$115,000	$201,586	—	$316,586
C. James Prieur	2023	$28,646	$30,729	—	$59,375
Jeffrey S. Stein	2023	$235,972	$201,586	—	$437,558
Kristi A. Matus	2023	$43,889	$102,850	—	$146,739
Michael D. Price	2023	$43,889	$102,850	—	$146,739
(1)On February 22, 2023, Mr. Prieur resigned from our Board of Directors, and Mr. Herzog did not stand for re-election at the 2023 Annual Meeting of Stockholders. Ms. Matus and Mr Price were each elected to the Ambac Board of Directors at the 2023 Annual Meeting of Stockholders.
(2)     Fees earned or paid in cash include an annual cash retainer and chairman or committee chair fees.
(3)    The value of the restricted stock units (“RSUs”) received in 2023 and reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair values of the quarterly RSUs granted to each non-employee director on January 3, 2023, April 3, 2023, July 1, 2023 and October 2, 2023 were $53,174, $49,909, $50,823 and $47,680, respectively. Ms. Matus and Mr. Price each received an initial RSU grant (pro rated for the number of days remaining in the quarter) on June 22, 2023, with a grant date fare value of $4,347. The number of RSUs granted on each grant date is set forth in the table below and was calculated based on an average closing price of Ambac common stock on the NYSE for the immediately preceding twenty trading days prior to the grant date:

Name	January 3. 2023	April 3, 2023	June 22, 2023	July 1, 2023	October 2, 2023
Ian D. Haft	3,049	3,277		3,569	3,934
David L. Herzog	3,049	2,953
Lisa G. Iglesias	3,049	3,277		3,569	3,934
Joan Lamm-Tennant	3,049	3,277		3,569	3,934
Kristi Matus			315	3,569	3,934
Michael Price			315	3,569	3,934
C. James Prieur	1,762
Jeffrey S. Stein	3,049	3,277		3,569	3,934

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Compensation for Non-Employee Directors in 2024
In 2023, the Governance and Nominating Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm, to assist it with benchmarking and compensation analyses for non-employee director compensation. The Governance and Nominating Committee reviewed the non-employee director compensation program that was put in place for the 2023 fiscal year, including a benchmarking report and analysis prepared by Meridian, comparing Ambac's director compensation program with other similarly situated companies, and concluded that no changes were indicated for the 2024 fiscal year. The conclusion that the amount of non-employee director compensation should remain unchanged from the 2023 fiscal year was based on the Committee’s views that the compensation was competitive relative to the peer companies. Although the amount of compensation per non-employee director was found to be higher than the median compensation level for non-employee directors in the peer group, the Committee noted that Ambac's compensation program was appropriate based on the following factors:
•Ambac director compensation is more heavily weighted to equity-based compensation than its peers
•The total cost to the Company of non-employee director compensation was lower than the median total cost of non-employee director compensation among the peer group, given the relatively small size of Ambac'c Board
•The time commitment and amount of work required of Ambac's directors was not expected to decrease in 2024
•The Company continues to be complex and to face substantial risks regarding its Legacy Financial Guarantee operations and its new businesses initiatives
•Board members serve on the Boards of both Ambac and AAC, which involve different work streams and considerations that diverge increasingly over time
Accordingly, the non-employee director compensation program described above for the 2024 fiscal year will continue to apply to our non-employee directors in 2024.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of April 10, 2024, by those known to us to beneficially own more than 5% of our common stock, by our directors and named executive officers individually and by our directors and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,224,972 shares of our common stock, par value $0.01 per share, outstanding as of April 10, 2024. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
BlackRock Inc.(3)(6)	7,285,404	16.1%
The Vanguard Group(4)(6)	4,835,365	10.7%
Dimensional Fund Advisors LP (5)(6)	2,603,379	5.8%
Theodore Walker Cheng-De King(6)(7)	3,017,400	6.7%
Named Executive Officers, Directors and Director Nominees
David Barranco	173,762	*
Stephen M. Ksenak	192,339	*
Claude LeBlanc	914,669	2.0%
R. Sharon Smith	160,608	*
David Trick	253,144	*
Ian D. Haft	107,006	*
Lisa G. Iglesias	57,412	*
Joan Lamm-Tennant	82,075	*
Kristi A. Matus	14,264	*
Michael D. Price	14,264	*
Jeffrey S. Stein	152,892	*
All executive officers and current directors as a group (13 persons)	2,246,038	5.0%
*    Beneficial ownership representing less than 1% is denoted with an asterisk (*).
(1)The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to RSUs, in the following aggregate amounts: Mr. Haft, 107,006 shares; Ms. Iglesias, 42,862 shares; Ms. Lamm-Tennant, 82,075 shares; Ms. Matus, 14,264 shares; Mr. Price, 14,264 shares; and Mr. Stein, 139,593 shares. The RSUs granted to each of our non-executive directors shall not settle and convert into shares of common stock until such director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company. Each RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our directors and named executive officers that vest more than 60 days after the Record Date for voting at the Annual Meeting have not been included in the table above in accordance with SEC rules.

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(2)In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options, RSUs or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock as of the record date is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.
(3)According to the Schedule 13G/A filed on January 22, 2024, BlackRock Inc. beneficially owned 7,285,404 shares of our Common Stock. BlackRock Inc. reported sole voting power with respect to 7,104,937 shares and sole dispositive power with respect to 7,285,404 shares. The address of BlackRock Inc. is 50 Hudson Yards, New York, New York 10001.
(4)According to the Schedule 13G/A filed on February 13, 2024, The Vanguard Group beneficially owned 4,835,365 shares of our Common Stock. The Vanguard Group reported shared voting power with respect to 31,825 shares, sole dispositive power with respect to 4,763,242 shares, and shared dispositive power with respect to 72,123 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(5)According to the Schedule 13G filed on February 9, 2024, Dimensional Fund Advisors LP beneficially owned 2,603,679 shares of our Common Stock. Dimensional Fund Advisors LP reported sole power to vote or direct the vote with respect to 2,551,011 shares, and sole dispositive power with respect to 2,603,679 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.
(6)See Note 1 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for description of the limitations on voting and transfer of Ambac’s common stock pursuant to Ambac’s Amended and Restated Certificate of Incorporation.  Ambac has determined that the holdings described above do not violate the restrictions set forth in its Amended and Restated Certificate of Incorporation.
(7)According to the Schedule 13G filed on April 5, 2024, Theodore Walker Cheng-De King beneficially owned 3,017,400 shares of our Common Stock, which consists entirely of shares issuable pursuant to options to purchase 3,017,400 shares of Common Stock that are currently exercisable or exercisable within 60 days of April 2, 2024. Theodore Walker Cheng-De King reported sole power to vote or direct the vote with respect to 3,017,400 shares, and sole dispositive power with respect to 3,017,400 shares. The address of Theodore Walker Cheng-De King is 46/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong.

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EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of April 25, 2024 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Ambac
Claude LeBlanc	58	President and Chief Executive Officer and Director
David Barranco	53	Senior Managing Director
Robert B. Eisman	56	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	58	Senior Managing Director and General Counsel
Daniel McGinnis	52	Senior Managing Director, Chief Operating Officer
R. Sharon Smith	53	Executive Vice President, Chief of Strategy
David Trick	52	Executive Vice President, Chief Financial Officer and Treasurer
Claude LeBlanc was appointed President and Chief Executive Officer of Ambac effective January 1, 2017. Mr. LeBlanc provides strategic leadership to Ambac by working with the Board and other members of senior management in developing and implementing the Company’s corporate strategies to maximize long-term stockholder value. Mr. LeBlanc actively oversees the Company's overall day to day operations and strategic advancement, including the pursuit of potential new business opportunities that meet acceptable criteria that the Company believes will generate long-term stockholder value with attractive risk-adjusted returns. See full biography under “Board of Directors - Directors” above.
David Barranco has served as Senior Managing Director of Ambac since February 2012. Mr. Barranco is the head of Risk Management, a position he has held since October 2016. Mr. Barranco has executive responsibility for risk remediation, credit risk management, surveillance and other related risk management responsibilities across AAC's insured portfolio. Previously, he was head of the Restructuring Group and had responsibility for corporate development and strategy. Since September 2011, Mr. Barranco has served as Executive Director of Ambac Assurance UK Limited, Ambac’s London-based financial guarantee subsidiary. Mr. Barranco joined Ambac in 1999.
Robert B. Eisman has served as the Chief Accounting Officer, Controller, and a Senior Managing Director of Ambac since January 2010. Mr. Eisman is responsible for establishing Ambac’s U.S. GAAP and Ambac Assurance Corporation's U.S. statutory accounting policies and managing their respective financial reporting in compliance with SEC and U.S. insurance regulatory requirements. He is also responsible for enterprise-wide budgeting and providing accounting services to Ambac’s subsidiaries, including Ambac Assurance UK Limited. Mr. Eisman joined Ambac in 1995 from KPMG LLP where he was an Audit Manager in the Financial Services group with a specialization in insurance companies.
Stephen M. Ksenak has served as Senior Managing Director and General Counsel of Ambac since July 2011. Mr. Ksenak has executive responsibility for managing Ambac’s legal affairs. Prior to joining Ambac as Vice President and Assistant General Counsel in 2002, Mr. Ksenak practiced law at King & Spalding LLP.
Daniel McGinnis has served as Chief Operating Officer and Senior Managing Director of Ambac since December 2021. He oversees key business areas for both Ambac’s legacy Financial Guarantee and new Specialty Property and Casualty Insurance and Insurance Distribution businesses, including Operations, Technology and Human Resources. Mr. McGinnis brings over 25 years of experience as a senior insurance industry professional, having previously worked as Chief Underwriting Officer and Chief Operating Officer of CapSpecialty, Inc. Previous to CapSpecialty, Mr. McGinnis was Division Executive of the Small Business Division at American International Group (AIG). Previous to AIG, he was with American Reinsurance Company and Marsh USA, where he was Vice President of Finite Risk Underwriting and Vice President of Marsh Risk Finance, respectively.
R. Sharon Smith has served as Executive Vice President and Chief Strategy Officer since February 2023. Previously Ms. Smith served as Chief of Staff and Senior Managing Director of Ambac from May 2017 until February 2023. Ms. Smith has executive responsibility for Ambac's Corporate Services Group which encompasses certain key functions within the Company including, Strategy, Corporate Communications and Model Governance and Analytics. Ms. Smith joined Ambac from Syncora Guarantee Inc., ("Syncora"), where she served in numerous capacities during her tenure, including as Associate

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General Counsel and Head of Investor Relations. Ms. Smith was also General Counsel and Chief Compliance Officer for Camberlink LLC (a wholly owned subsidiary of Syncora). Earlier in her career, Ms. Smith was Vice President and Assistant General Counsel of the Corporate Securities Department of New York Life Investment Management LLC, and an attorney for Clifford Chance; Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP. Ms Smith currently serves on the Board of Embrace Partners, Inc.
David Trick was named Executive Vice President of Ambac in November 2016. He has served as Chief Financial Officer of Ambac since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets and liquidity and investor relations. In addition, since May 2006, he has served as Treasurer of Ambac. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients with regard to a broad range of treasury, credit, and capital markets products.

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Compensation Discussion and Analysis

WE ASK THAT YOU VOTE TO APPROVE OUR 2024 SAY ON PAY PROPOSAL
At our 2024 Annual Meeting, our stockholders will again have an opportunity to cast an advisory say on pay vote on the compensation paid to our named executive officers. We ask that our stockholders vote to approve executive officer compensation. Please see “Proposal No. 2—Advisory Vote to Approve Named Executive Officer Compensation.”

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including important changes the Committee has made since our 2023 annual meeting of stockholders, and decisions relating to the fiscal year 2023 compensation of our named executive officers (“NEOs”), identified in the table below.
Our Named Executive Officers

Claude LeBlanc	David Barranco
President and Chief Executive Officer and Director	Senior Managing Director
R. Sharon Smith	Stephen M. Ksenak
Executive Vice President and Chief Strategy Officer	Senior Managing Director and General Counsel
David Trick
Executive Vice President, Chief Financial Officer and Treasurer

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Executive Summary
Our compensation program is designed to reward execution and value creation relating to the implementation of our strategic priorities. To ensure that our compensation program aligns with the expectations of our stockholders, in the Fall of each year, Ambac proactively seeks out opportunities to engage in a dialogue with our stockholders. As a result of these stockholder engagements, over the years our Compensation Committee has made important enhancements to our compensation program and processes. These enhancements include changes to the design of our annual and long-term incentive plans, and the implementation of important compensation-related policies, e.g., a Stock Ownership Policy and a Recoupment Policy, and the inclusion of a relative Total Shareholder Return ("rTSR") modifier as an additional metric with respect to our LTIP award payouts. The rTSR modifier is intended to further align compensation to Ambac's stock performance. In the Fall of 2023, we solicited feedback from stockholders representing approximately 48% of our outstanding common stock, which informed certain changes to our executive compensation program in 2024. See "2023 Say on Pay Vote and Stockholder Outreach."
Key features of our compensation program include:
•Competitive compensation levels and practices;
•Performance-based incentive plans (annual STIP awards and three year LTIP PSU awards) that are based on quantitative and strategic performance goals and objectives, and aligned with our key business strategies;
•Significant weighting on equity-based compensation as a component of total compensation, including the existence of a Stock Ownership Policy applicable to our executives;
•A rTSR modifier that aligns compensation results with actual stock performance as compared to peers; and
•Policies to manage compensation-related risk and support good governance, including a Recoupment Policy.
Key Strategic Priorities and 2023 Company Performance
Our primary business objective is to maximize stockholder value through the execution of key strategies for our (i) Specialty Property and Casualty Insurance and Insurance Distribution businesses and (ii) Legacy Financial Guarantee Insurance businesses, which were outlined in 2023 as follows:
Specialty Property and Casualty Insurance and Insurance Distribution strategic priorities included:
•Growing a Specialty Property and Casualty Insurance business which generates underwriting profits and an attractive return on capital from a diversified portfolio of commercial and personal liability risks accessed through program administrators.
•Building an Insurance Distribution business based on deep domain knowledge in specialty and niche classes of risk which generate attractive margins at scale. This will be achieved through acquisitions, new business “de-novo” formation and incubation, and product expansion supported by a centralized technology led shared services offering.
•Making opportunistic investments that are strategic to both the Specialty Property and Casualty Insurance and Insurance Distribution businesses.
Legacy Financial Guarantee Insurance strategic priorities included:
•Actively managing, de-risking and mitigating insured portfolio risk, and pursuing recovery of previously paid losses.
•Improving operating efficiency and optimizing our asset and liability profile.
•Exploring strategic options to further maximize value for Ambac.

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In 2023, we took important steps to advance these strategic objectives. Key highlights and results include the following:

●	Increased Specialty Property and Casualty Insurance production by 79% from 2022. Specialty Property and Casualty Insurance production includes gross premiums written by Ambac's Specialty Property and Casualty Insurance segment ("Everspan") and premiums placed by the Insurance Distribution segment ("Cirrata").
●
Increased Everspan gross premiums written to $273 million in 2023, which was an 87% increase from 2022, with total net earned premiums and program fees of $60.5 million. The Combined Ratio, which factors both underwriting results and expense management, of 106.5% was a significant reduction from 156.5%. in 2022 The business diversified its MGA program partners whereby at year-end, Everspan had 23 programs, up from 14 a year ago. Everspan added 11 new underwritten programs in 2023. Equally important, its programs spanned a wide range of business classes, including commercial auto, excess liability, workers compensation and general liability, among others.

●	Increased premiums placed by Cirrata to $231 million, which was an 70% increase from 2022 with total revenues of $52 million. This growth has been fueled by both organic initiatives and the financial performance of recent acquisitions. Cirrata has acquired and onboarded three companies over the last 18 months and now operates four entities across various classes of business, including specialty commercial auto, professional liability, inland marine, employer stop loss, and affinity programs. Cirrata EBITDA margin, driven primarily by strong margins at All Trans, exceeded 52%.
●	Acquired Riverton Insurance Agency, representing approximately $40 million of expected premium placed for Cirrata.
●	Reported net income of $5 million for the full year 2023.
●	Increased Book Value per Share by 8% to $30.13 and Adjusted Book Value per Share by 2% to $28.74
●
Decreased our insured portfolio net par outstanding at the Legacy Financial Guarantee business by 14% to $20 billion from $23 billion at year-end 2022. This includes a reduction in Watch List and Adversely Classified Credits by 26%, to $3.5 billion from $4.7 billion at year end 2022. The above mentioned declines were primarily the result of active de-risking transactions.

●	Reduced Gross Operating Run Rate Expense in the fourth quarter of 2023 to $15.1 million
2023 Pay Decisions
2023 compensation decisions reflect our compensation principles:
•Link short-term incentives to the Company's operational, strategic, and financial performance;
•Use long-term incentives to further align the interests of our executives with stockholders by providing that all LTIP awards are denominated in stock units, with payouts based on performance metrics that we believe drive long-term value for stockholders; and
•Support the retention and attraction of key executive talent.
Base salaries in 2023 for each of our NEOs were reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.
In 2023, following a holistic review of the overall compensation program, the Compensation Committee amended the financial performance metrics of the STIP to add additional metrics tied to the growing specialty property and casualty business including Everspan performance, weighted at 25%; and Cirrata Group performance, weighted at 25%. In addition, the Committee amended the strategic performance goals to add AAC value realization and the expansion of Ambac's internal shared services platform, 22o Business Services. The Committee also increased the overall weightings assigned to financial performance metrics in the incentive compensation plans for senior management.

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STIP awards for 2023 were determined based on a structured approach in which 70% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to (i) earned premium and program fees, and number of underwritten programs, at Everspan; (ii) the number of new managing general agencies ("MGAs") and non-program business added, and EBITDA margin, at Cirrata Group; (iii) reductions in Net Par Outstanding1 in the legacy financial guarantee insured portfolio; and (iv) reductions in Gross Operating Run Rate Expense1. The remaining 30% of an executive officer's STIP award for 2023 was based on strategic performance goals, including business unit results and individual performance, many of which are based on objective, quantifiable or financial outcomes.
Long-term incentive awards granted in early 2023 were also reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year. The 2023 long term incentive awards include restricted stock units (30% of total long term incentive award) which vest annually over a three year period and performance stock units (70% of total long term incentive award), tied to quantitative metrics that reflect the long term goals that the Compensation Committee believes will drive stockholder value. Vesting of performance stock units is subject to the satisfaction of certain performance goals, which will be determined at the end of a three year performance period, and application of the rTSR modifier at the end of three years (described below).
2023 Say on Pay Vote and Stockholder Outreach
At our 2023 annual meeting of stockholders, our Say on Pay proposal received support from stockholders representing over 75% of our common stock present, in person or by proxy at the meeting.  While we greatly appreciate the support of a significant majority of our stockholders with regard to our executive compensation program, our Compensation Committee also endeavors to understand the concerns of our stockholders who did not support our executive compensation program. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. In pursuit of this approach, in the Fall of 2023 our investor relations department reached out to stockholders representing approximately 48% of our outstanding common stock to offer a meeting with the Chairman of the Board and the Chairs of the Compensation Committee and the Governance and Nominating Committee to solicit feedback from stockholders on executive compensation program and corporate governance matters. While the feedback on our executive compensation program was generally favorable, a number of stockholders provided feedback on where the Company should focus additional efforts in 2024. As a result of the feedback received from stockholders, the Compensation Committee and the Board of Directors made the following change to the 2024 compensation program:

WHAT WE HEARD		WHAT WE DID
●	Continued focus should remain on the Legacy Financial Guarantee business to drive value.	●	Increased the weighting of the 2024 STIP strategic performance goals with respect to the successful execution of a Board approved strategic plan for Ambac Assurance Corporation and retained active de-risking as a metric for AAC.
Taking into consideration the stockholder feedback received, the Compensation Committee increased the weighting of the 2024 STIP strategic performance goals with respect to the successful execution of a Board approved strategic plan for Ambac Assurance Corporation from 10% to 20% and retained active de-risking as a metric for AAC with a weighting of 5%.
As we have indicated in prior years, as Ambac's specialty P&C insurance business continues to grow and the Legacy Financial Guarantee business progresses to a stable run-off, the Compensation Committee intends to shift the Company's performance metrics to be more heavily weighted to the achievement of results in the specialty P&C insurance business. Nevertheless, as the Legacy Financial Guarantee business remains a material part of Ambac's business and value, we will continue to explore strategic options to maximize its value to Ambac and retain key metrics and goals, which we believe will be material determinants of delivering additional value to shareholders from the Legacy Financial Guarantee businesses.

______________________________
1    Reductions in Net Par Outstanding as of December 31, 2023 under the STIP were measured against Net Par Outstanding as of January 1, 2023. Gross Operating Run Rate Expense is measured by comparing actual gross operating run rate expenses in the fourth quarter to performance goals established against budgeted amounts.

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Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support the achievement of our key business objectives. The Compensation Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, and the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Compensation Committee also retains the authority to make discretionary adjustments to further recognize overall Company performance and enhance alignment with stockholders and is committed to monitoring and adapting to evolving compensation standards. Specifically, our executive compensation program has the following objectives:

Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness	●	Provide compensation opportunities that are competitive with practices of similar financial services organizations operating within the same marketplace for executive talent.
Align pay with performance	●	A substantial portion of each executive’s total compensation is variable and performance-based.
	●	The design of our incentive plans focus on rewarding performance aligned with our key business strategies.
Further align our executives’ long-term interests with those of our stockholders	●
Balance use of cash and equity based compensation, with a greater emphasis on the latter, and short and long-term incentives that further align management's interests with those of our stockholders and support retention.

Discourage excessive risk taking	●	Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on numerous factors, including competitive pay practices in the financial services industry, the scope and complexity of the functions of each NEO’s role, the contribution of those functions to our overall performance, individual experience and capabilities, and individual performance. The Compensation Committee monitors the effectiveness of our compensation program throughout the year and performs an annual reassessment of the programs at the beginning of the year in connection with year-end compensation decisions and future goal settings.
Compensation Consultants
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant to advise on the 2023 compensation cycle, which included year-end compensation decisions made in the first quarter of 2024. Meridian provides an objective perspective as to the reasonableness of our executive compensation program and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and NYSE listing standards.
Competitive Compensation Considerations
Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. To help inform the Compensation Committee's compensation decisions for the NEOs for 2023, Meridian prepared a benchmarking analysis that compared the compensation levels for our NEOs to that of officers in comparable positions across a selected peer group of companies. However, the Compensation Committee does not rely on this information to target any specific pay percentile for our NEOs. Instead, they use this information to provide a general review of market pay levels and practices and to ensure that informed decisions are made regarding our executive pay programs.

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At present, Ambac has no directly comparable business peers since given the company’s transition from a financial guarantee insurance company to a specialty property and casualty insurance company, and thus peer selection is a challenge. Ambac believes that the most relevant criteria in the selection of its peer group is the consideration of asset value and enterprise value as these variables are indicators of the complexity of an organization and are useful when considering competitive compensation packages for our NEOs. Each year the Compensation Committee reviews the Company's peer group and considers adjustments if appropriate. Key criteria used to assess current and potential peer companies include financial services industry sector focus (i.e., specialty insurance, specialty finance, property and casualty insurance, financial guarantee and run-off insurance), organizations that manage distressed assets, and organizations of similar size and scope (market capitalization, assets and enterprise value). Based on a review conducted in 2023 in preparation for the 2023 compensation cycle, we revised the list of peer companies to: (i) be more reflective of Ambac's size, (ii) add more property and casualty insurance companies, (iii) reflect the event driven nature of our business and the risks we face, (iv) capture the markets and businesses in which we operate and (v) reflect the market for executive talent. We expect our peer group comparability will materially change in the coming years as we execute on strategic options for our legacy financial guarantee business and continue to scale our specialty property and casualty insurance businesses. The table below provides summary financial information regarding Ambac and the comparator group used for the 2023 compensation cycles.

Comparator Group used for 2023 Compensation Cycle	Primary Industry	Market Capitalization ($ in millions)	Assets ($ in millions)	Enterprise Value ($ in millions)
Assured Guaranty Ltd.	Financial Guaranty Insurance	4,282	12,539	5,993
BRP Group, Inc.	Insurance Brokers	1,575	3,502	3,304
Global Indemnity Group, LLC	Property & Casualty Insurance	437	1,730	415
Goosehead Insurance, Inc	Insurance Brokers	1,886	355	1,947
HCI Group, Inc.	Property & Casualty Insurance	851	1,811	623
Horace Mann Educators Corporation	Multi-line Insurance	1,335	14,050	2,757
MBIA Inc.	Financial Guaranty Insurance	313	2,606	3,616
Palomar Holdings, Inc.	Property & Casualty Insurance	1,373	1,708	1,375
PRA Group, Inc.	Consumer Finance	1,028	4,525	3,964
ProAssurance Corporation	Property & Casualty Insurance	703	5,632	1,081
SiriusPoint Ltd.	Reinsurance	1,944	12,872	2,008
Tiptree Inc.	Property & Casualty Insurance	697	5,139	863
White Mountains Insurance Group, Ltd.	Property & Casualty Insurance	3,797	8,386	4,583
Ambac Financial Group, Inc. (1)		745	$8,428	$5,516
Percentile Rank vs. Peer Group		27%	75%	97%
Note: Financial data reflects information available as of December 31, 2023
Source: S&P Capital IQ
(1)    Ambac's Enterprise Value includes the obligations of Variable Interest Entities for which Ambac or its subsidiaries are required to consolidate as a result of its financial guarantee insurance policies, plus its market capitalization, the value of all outstanding debt, preferred equity and total noncontrolling interests, less cash and cash and cash equivalents.
The Role of Management in Determining Pay
Generally, our Chief Executive Officer reviews the competitive compensation data for each of the other NEOs, considers both individual, departmental and Company performance, measured against financial performance metrics and strategic performance goals established at the beginning of the year, and makes a recommendation to the Compensation Committee for base salary and annual short- and long-term incentive awards. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding performance against the Company’s strategic objectives and to evaluate the performance of, and compensation recommendations for, each of the other NEOs.
The Committee utilizes the information provided along with input from the compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Our NEOs do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See "Directors, Executive Officers, and Corporate Governance."

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Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary	●
Provides a minimum, fixed level of cash compensation to compensate executive officers for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Bonuses	●	While bonus payments are not regular part of Ambac's compensation mix, from time to time, the Compensation Committee may approve a special bonus in recognition of an extraordinary outcome or promotion.
Short Term Incentive Awards	●
Drive achievement of annual corporate goals, including key financial and operating results by setting pre-established financial performance targets and strategic performance goals at the Company. Annual STIP awards are paid in cash.

Long-Term Incentives	●
Further align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price, and tying long-term incentive compensation to performance metrics that we believe to be important value-drivers for our stockholders. LTIP awards are strictly equity based and denominated in PSUs and RSUs.

Post-Employment Benefits	●
Provide certain severance benefits to our executive officers. See “--Post-Employment Benefits” and for a description of post-employment benefits payable to Messrs. LeBlanc, Trick, and Ksenak, and Ms. Smith, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

Perquisites	●	Provide a limited number of perquisites to all our employees, including our executive officers.
Before year-end compensation decisions are made, the Compensation Committee undertakes a comprehensive review of all elements of each executive officer’s compensation. This review includes information on cash and non-cash compensation (including current and prior year base salaries, short-term and long-term incentive awards and other awards), and the value of benefits and other perquisites paid to our executive officers. This comprehensive review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.
The following table shows the base salary and incentive compensation paid to our NEOs for their performance in 2023 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by showing the value of the LTIP stock unit awards granted in 2024 for 2023 performance. The actual number of PSUs and RSUs granted was calculated based on an average closing price of Ambac common stock on the NYSE for the twenty trading days immediately preceding the grant date, March 13, 2024 ($15.87), which were awarded based on 2023 performance, but are not reflected in the Summary Compensation Table because of SEC rules on proxy statement disclosure.

				Long Term Incentive Plan
Name	Year	Salary ($)	Short Term Incentive Plan ($)	PSU Awards ($)	RSU Awards ($)	Total ($)
Claude LeBlanc	2023	900,000	1,851,500	2,677,500	1,147,500	6,576,500
David Trick	2023	750,000	695,000	647,500	277,500	2,370,000
David Barranco	2023	500,000	698,000	595,000	255,000	2,048,000
Stephen M. Ksenak	2023	600,000	665,000	525,000	225,000	2,015,000
R. Sharon Smith	2023	500,000	693,000	577,500	247,500	2,018,000

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Pay Mix
A substantial portion of target total compensation is delivered through variable performance or equity based incentives that are at risk. As reflected in the table above and the graphs below, variable performance or equity based incentives constitute 86% of our CEO compensation mix and 72% of our NEO compensation mix.

CEO Total Direct Compensation	CEO Performance/Equity Based Incentive Compensation

Other NEOs Total Direct Compensation	Other NEOs Performance/Equity Based Incentive Compensation
Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid in 2023 to each of our NEOs was unchanged from prior years. Mr. LeBlanc received a base salary of $900,000; Mr. Trick, $750,000; Mr. Barranco, $500,000; Mr. Ksenak, $600,000; and Ms. Smith, $500,000. Each of Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith, is a party to an employment agreement with the Company that provides for a minimum annual base salary during the term of the respective agreement. See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.”

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Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Our incentive compensation awards generally have two components: Short Term Incentive Plan awards (consisting of annual cash incentive awards) and Long Term Incentive Plan awards (which are equity-based). Annual decisions with regard to incentive compensation are generally made in February of each year. Incentive compensation payouts can be highly variable from year to year, at risk, subject to performance criteria and impacted by the value of Ambac's common stock.
Short Term Incentive Compensation. Annual incentives for our NEOs are meant to reward performance. Seventy percent (70%) of NEO 2023 short term incentive compensation awards were measured against pre-established financial performance targets at the Company related to: (i) earned premium and program fees, and number of underwritten programs, at Everspan; (ii) the number of new MGAs and non-program business added, and EBITDA margin, at Cirrata Group; (iii) reductions in Net Par Outstanding in the legacy financial guarantee insured portfolio; and (iv) reductions in Gross Operating Run Rate Expense. These metrics were chosen because the Compensation Committee believed that they would be key drivers of stockholder value in 2023. The remaining thirty percent (30%) of the short term incentive compensation award is based on strategic performance goals, many of which can be reviewed against objective, quantifiable or financial outcomes. See "Compensation for Each of Our Named Executive Officers in 2023 - Strategic Performance Goals." These goals include formula driven financial performance targets as well as the following strategic goals:
•Active de-risking and ongoing rationalization of Ambac's capital and liability structures;
•Progress AAC strategic plan; and
•Progress 22° Business Services infrastructure development and implementation.
The Compensation Committee believes that it is important to establish strategic performance goals, of which are based on objective, quantifiable or financial outcomes, because of the uncertainties associated with our legacy operating subsidiaries, AAC and Ambac UK, which are not writing new business and are in runoff, and Ambac’s strategic shift towards growing our specialty P&C insurance platform.
The Compensation Committee assigns to each NEO an annual target incentive opportunity, which is based on the executive’s position and the scope of responsibilities. Target annual incentives (as a percent of base salary) for the NEOs for 2023 were set as follows: 125% for the Chief Executive Officer; and between 55% and 85% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for each of the NEOs based on the Compensation Committee’s review of overall performance relative to the financial performance targets and strategic performance goals noted above.

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Key Changes in 2024 to Short Term Incentive Program: For the 2024 performance year, the Compensation Committee amended the strategic performance goals to increase the weighting of the goals with respect to the successful execution of a Board approved strategic plan for Ambac Assurance Corporation.

Long Term Incentive Compensation. Our LTIP awards focus on the attainment of long term performance goals and objectives, which the Compensation Committee believes are instrumental in creating long term value for stockholders and long term retention incentives for our executives. The Compensation Committee reviews the LTIP targets each year for competitive alignment. The Compensation Committee also reviews market trends related to the award mix and determines the appropriate mix of equity instruments considering market benchmark data.
In the first quarter of each year, LTIP compensation awards (the size of which relates to the prior year's performance) are granted to our NEOs. LTIP awards in 2023 were denominated 70% in performance stock units (“PSUs") and 30% in restricted stock units ("RSUs"). In 2023, the Compensation Committee revised the LTIP performance metrics to further align management's goals with certain key drivers of stockholder value: risk reduction at AAC and new business growth at Everspan and Cirrata Group. PSU awards granted in 2023 will be measured over a three year period based on (i) reductions in Watch List and Adversely Classified Credits at AAC weighted at approximately 22% and (ii) the achievement of certain cumulative EBITDA goals and gross written premium goals at Everspan and Cirrata Group, each weighted at approximately 39%. In addition, the 2023 LTIP awards are subject to our Total Shareholder Return ("rTSR") modifier which serves as an additional metric with respect to final PSU award payouts. The rTSR modifier for 2023 LTIP awards can cause any final PSU award payout at the end of a three year settlement period to be increased or decreased by 20% if the Company's rTSR performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.
PSUs represent a promise to deliver, within 75 days after the end of a three-year performance period, a number of shares of Ambac’s common stock ranging from 0% to 200% (not including any adjustment that may be applied pursuant to the rTSR modifier) of the amount of the initial grant, depending on the achievement of financial performance objectives determined by the Compensation Committee at the time of the grant. The RSUs are time-based awards and were granted in order to encourage the retention of our most valued employees. The RSUs granted as part of the 2023 LTIP awards represent the right to receive an equivalent number of shares of Ambac’s common stock and will vest and settle in three equal annual installments in March of 2024, 2025 and 2026.
The Compensation Committee determined the target value of the 2023 LTIP awards granted to each of our NEOs based on the Company’s overall results, the individual executive’s contribution to overall performance, external market benchmark data and the proportion of total compensation comprised of LTIP awards. In addition, in setting target value of the 2023 LTIP awards granted to Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith, the Committee considered the terms and conditions set forth in their respective employment agreements. See "Agreement with Claude LeBlanc," and "Agreements with Other Executive Officers.”

No Changes to Long Term Incentive Program for 2024 LTIP Grants: The Compensation Committee deemed it appropriate to maintain the same the PSU performance metrics in the 2024 awards while adjusting target, minimum, and maximum goals. LTIP awards in 2024 were also denominated 70% in PSUs and 30% in RSUs.

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LTIP Metrics. The metrics used to judge performance for PSU awards granted in March 2023 are (i) reductions in Watch List and Adversely Classified Credits2 at AAC weighted at approximately 22% and (ii) the achievement of certain cumulative EBITDA goals and gross written premium goals at Everspan3 and Cirrata Group4 each weighted at approximately 39%. The following table sets forth the percentage of the 2023 PSU target award that each of our named executive officers could earn under the 2023 PSU award agreement as of the last day of the three year performance period.

	Cirrata Group		Everspan Group
Percentage of LTIP PSU Target Award Earned	Cumulative Gross Written Premium ($mm) *	Cumulative EBITDA ($mm)*	Cumulative Gross Written Premium ($mm)*	Cumulative EBITDA ($mm)*	WLACC Outstanding ($bn)*
200%	$890.0	$46.0	$1,250.0	$30.0	$3.9
100%	$759.0	$35.0	$1,140.0	$25.0	$4.6
0	$667.0	$31.5	$975.0	$15.5	$5.3
(*)    Linear interpolation between payout multiples of Cumulative Cirrata EBITDA, Cumulative Everspan EBITDA, WLACC Outstanding, Cumulative Gross Written Premium at Cirrata, and Cumulative Gross Written Premium at Everspan, as applicable, will result in a proportionate amount of the PSU target Award becoming earned and vested.
Following the end of the Performance Period, the Compensation Committee will determine the extent to which each participant’s PSU award has been earned and the amount payable. The Compensation Committee may, in the exercise of its discretion, reduce the amount of any PSU award that otherwise would have been earned based on the satisfaction of the performance metrics, but may not increase the size of any PSU award.
The ultimate value of the PSUs and RSUs directly depends on the value of our common stock at the time of vesting. Each individual who receives a PSU or RSU becomes, economically, a long-term stockholder of the Company, with the same interests as our other stockholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing stockholder value over the long term.

________________________
2     WLACC Outstanding represents the remaining net par outstanding at December 31, 2025, inclusive of the impact of any ART Transactions executed by the Company during the Performance Period, for watch list and adversely classified credits as identified at the beginning of the Performance Period (“WLACC”) by AFG and its subsidiaries, including AAC and AUK.
3    Cumulative EBITDA at Everspan is calculated by taking 100% of Everspan Group’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the Performance Period) through the end of the performance period. Cumulative Everspan EBITDA shall be adjusted to exclude the impact of any other costs as determined in the sole discretion of the Board of Directors.
4 Cumulative EBITDA at Cirrata is calculated by taking 100% of Cirrata’s earnings before interest, taxes, depreciation and amortization (calculated in accordance with US GAAP as in effect at beginning of the performance period) through the end of the performance period. Cumulative Cirrata EBITDA shall be adjusted to exclude the impact of any other costs as determined in the sole discretion of the Board of Directors.

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Compensation for Each of Our Named Executive Officers in 2023
Our Chief Executive Officer
Effective January 1, 2017, Claude LeBlanc was appointed President and Chief Executive Officer of Ambac. The Compensation Committee, which received input and advice from its nationally recognized independent compensation consultant, Meridian Compensation Partners, LLC, authorized the Company to enter into an employment agreement with Mr. LeBlanc on December 8, 2016, and amended on February 26, 2020. Pursuant to the employment agreement, as amended, Mr. LeBlanc is paid an annual base salary of $900,000. The employment agreement also provides that Mr. LeBlanc is eligible to receive (i) a target annual STIP award set at no less than 100% of his base salary and (ii) a target annual long-term incentive award set at no less than 150% of his base salary, as determined in the discretion of the Compensation Committee.
The Short Term Incentive Plan is a blend of financial performance metrics and strategic performance goals, many which are, in the aggregate, objective and/or quantifiable. These goals include formula driven financial performance targets as well as strategic goals related to active de-risking; progressing the AAC strategic plan that meets Board approved criteria; and progressing 22° Business Services infrastructure development and implementation.
Seventy percent (70%) of the STIP award paid to Mr. LeBlanc for 2023 was based on the achievement of the financial performance metrics related to: (i) Everspan's fourth quarter of 2023 earned premiums and program fees weighted at 28.6%; (ii) Cirrata's EBITDA margin weighted at 21.4%; (iii) the number of new MGAs/non-program business that Cirrata acquired by acquisition or de-novo start-up weighted at 14.3%; (iv) reductions in net par outstanding at AAC weighted at 14.3%; (v) reductions in gross operating run rate expense in the fourth quarter weighted at 14.3%; and (vi) the number new Everspan programs weighted at 7.1%.
The remaining thirty percent (30%) of the STIP award paid to Mr. LeBlanc was based on the achievement of strategic performance goals established by the Compensation Committee related to active de-risking; progressing the AAC strategic plan; and progressing the infrastructure development for the specialty P&C business platform. Many of these strategic performance goals are objective and/or quantifiable.
In 2024, the Compensation Committee decided to increase the weighting of the STIP strategic performance goals with respect to the successful execution of the Board approved strategic plan for Ambac Assurance Corporation.
Performance Against STIP Metrics. Mr. LeBlanc’s target STIP was set at $1,125,000. On a blended basis, weighting the financial performance metrics at 70% and the strategic performance goals at 30%, Mr. LeBlanc's STIP award multiplier was set at 1.69x target, and he was granted a 2023 STIP award of $1,851,500, which was an increase from his 2022 STIP award of $1,827,000, which was based on a multiplier of 1.625x target. Described below are the metrics, performance goals and final measured outcomes used in determining Mr. LeBlanc’s award.
The following chart shows the Company's 2023 actual performance compared to the threshold, target and maximum achievement levels as established for each of the financial performance metrics, as well as their relative weightings.

	Weighting	Threshold	Target	Maximum	Actual Performance
Earned premium and program fees at Everspan ($ in millions)	28.6%	$9	$12	$14	$27.4
Number of underwritten programs at Everspan	7.1%	6	8	10	11
Number of new MGAs and non-program business added at Cirrata	14.3%	4	6	8	2
EBITDA margin at Cirrata	21.4%	35%	45%	50%	52.6%
Net Par Outstanding[1] ($ in billions)	14.3%	$20.8	$20.2	$19.3	$18.9
Gross Operating Run Rate Expenses[2] ($ in millions)	14.3%	$15.9	$15.4	$15.0	$15.1

(1)Reductions in Net Par Outstanding as of December 31, 2023 under the STIP were measured against Net Par Outstanding as of January 1, 2023.
(2)Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.

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Number of Underwritten Programs at Everspan	Earned Premiums and Program Fees at Everspan
(# Programs)	($ in Millions)

Threshold	Target	Maximum	------	Actual

Number of new MGAs and Non Program business at Cirrata	EBITDA Margin at Cirrata
(# Programs)

Threshold	Target	Maximum	------	Actual

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Net Par Outstanding (1)	Gross Operating Run Rate Expenses (2)
($ in Billions)	($ in Millions)

Threshold	Target	Maximum	------	Actual

(1)Reductions in Net Par Outstanding as of December 31, 2023 under the STIP were measured against Net Par Outstanding as of January 1, 2023.
(2)Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.
Under Mr. LeBlanc's leadership in 2023, the number of new programs underwritten by Everspan exceeded the maximum performance goal at eleven programs in total. As a result, Ambac exceeded the maximum performance goal for earned premium and program fees at Everspan at $27.4 million for 2023 due to strong production throughout the year. The number of new MGAs and non-program business added at Cirrata failed to achieve threshold performance with just two being added in 2023.With respect to EBITDA margin at Cirrata, Ambac exceeded the maximum performance goal set for this metric of with an EBITDA margin of 52.6%. With respect to reductions in Net Par Outstanding, Ambac exceeded the maximum performance goal set for that metric as Net Par Outstanding was reduced to $18.9 billion. With respect to reductions in Gross Operating Run Rate Expenses, Ambac exceeded the target performance goal set for that metric, as Gross Operating Run Rate Expenses for the fourth quarter of 2023 was $15.1 million. Applying the appropriate weighting to each performance metric as set forth above, the Committee assigned a 1.694 multiplier to the financial performance portion of Mr. LeBlanc's target STIP award for 2023.
Strategic Performance Goals. In determining the other thirty percent of Mr. LeBlanc's 2023 STIP award, the Compensation Committee gave consideration to the Company’s results against the strategic performance goals described below, which were communicated to Mr. LeBlanc in the first quarter of 2023.
For each of these performance goals the Compensation Committee assigned a relative weighting based on the current importance of such performance goals to the Company, with an aggregate total weighting of 100%. To assess results against these performance goals, the Committee utilized a definitive score card methodology to achieve a consistent, formula driven ratings process. Score results were determined by the Committee for each category and could range from 0-5, with 0 to 1 indicating results that were below the anticipated outcomes; a score between 2 and 3 indicating results were slightly below to slightly above the anticipated outcomes; and a score between 4 and 5 indicating results that exceeded or far exceeded the anticipated outcomes.
The strategic performance goals for each category can be further bifurcated between (i) objective, quantifiable or financial performance goals to which the defined scorecard methodology is applied and (ii) well defined strategic goals relating to key components of the Company’s reported strategic priorities, to which the defined scorecard methodology is also applied.

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After reviewing the actual results against the strategic goals outlined herein, some of which are set forth below, the Committee utilized the pre-defined scorecard methodology to arrive at a performance rating for each category. The performance ratings were then applied against the pre-determined weightings outlined herein to arrive at a formulaic outcome for the Chief Executive Officer that was not subject to any override or adjustments.

Strategic goals related to active de-risking were weighted at 41.65%, and included among other things
Goals	Results
✓ Active runoff of AAC and AUK through transaction terminations, policy commutations, company disposition, settlements and restructurings, with a focus on our watch list credits and adversely classified credits	●	Total net par down $3 billion to $20 billion or 14% through December 31, 2023 (compared with an 19% reduction in full year 2022); and
	●	Watch List and Adversely Classified Credits down $1.2 billion or 26% through December 31, 2023 (compared with an 24% reduction in full year 2022).
✓ Evaluate and, as appropriate, execute Alternative Risk Transfer and reinsurance transactions to manage risk in the insured portfolio.	●	Material reinsurance transaction with Assured and the execution of additional de-risking transactions at AAC and AUK paved the way for significant insured par reductions, including:
		-	a $2.1 billion reinsurance transaction with Assured Guaranty, including $2.0 billion of Military Housing exposure (37% of total Military Housing book); and $110 million of Chicago Public Schools and New Jersey Transportation Trust Fund Watch List exposure.
		-	This Transaction accounted for 44% decrease in Watch List exposure alone and a 20% overall reduction in combined Watch List and Adversely Classified exposure.

Strategic goals related to AAC Strategic Plan were weighted at 41.65%, and included among other things
Goals	Results
✓ Finalization of OCI Capital Model	●	Substantial completion of OCI Capital Model, facilitating completion of AAC strategic initiatives review.
✓ Finalize all evaluation and key planning steps regarding AAC strategic plan for board review and approval	●	Completed evaluation of strategic initiatives for AAC and obtained Board approval to engage Moelis and launch formal process to evaluate identified strategic options with interested 3rd parties
✓ Asset and liability management	●	Repayment of $146 million of remaining balance of Tier 2 Notes

Strategic goals related to 22° Business Services were weighted at 16.6%, and included among other things
Goals	Results
✓ Progress 22° Business Services infrastructure development and implementation	●	Successful deployment of Majesco to support growth of MGA/MGU businesses
●
Hired top tier executive talent to further the enhancement of our IT service offerings for our specialty P&C business platform and expand our robust cybersecurity infrastructure to ensure the integrity and security of Ambac’s systems

	●	Following the acquisition of Riverton Insurance Agency, significant progress on integration of Riverton's operations, IT, finance and accounting.

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The Committee considered each of the strategic performance goals outlined above in evaluating Mr. LeBlanc's overall performance, assigned a score from 0-5 for each goal and then applied the scores to the relative weightings assigned to the performance goals at the beginning of 2023 to arrive a 1.53 multiplier to the strategic performance goals for Mr. LeBlanc's target 2023 STIP award. Weighting this multiplier at 30% and the 1.694 multiplier for the financial performance goals at 70% of Mr. LeBlanc's target STIP award for 2023 produced an overall multiplier of 1.646 times target for Mr. LeBlanc's 2023 STIP award.
LTIP Award. In addition to his STIP award, in 2024 Mr. LeBlanc received an LTIP award denominated 100% in stock units with an aggregate target value of $3,825,000, primarily reflecting Mr. LeBlanc's outstanding leadership and focus on executing the Company's strategic priorities through the challenges and uncertainties of 2023, including, among other things:
•Increasing Specialty Property and Casualty Insurance production by 79% from 2022;
•Increasing Everspan gross premiums written by 87% to $273 million in 2023, with total net earned premiums and program fees of $60.5 million;
•Acquiring Riverton Insurance Agency, representing approximately $40 million of expected premium placed for Cirrata; and
•Decreasing our insured portfolio net par outstanding at the Legacy Financial Guarantee business by 14% to $20 billion from $23 billion at year-end 2022. This includes a reduction in Watch List and Adversely Classified Credits by 26%, to $3.5 billion from $4.7 billion at year end 2022, primarily as a result of active de-risking transactions.
Any payout on PSUs under the 2024 LTIP award is completely formula driven based on the achievement of objective and quantifiable financial performance metrics against pre-set targets at the end of a three-year performance period. The Compensation Committee believes it struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. LeBlanc focused on the Company’s long-term performance and continued growth, on the other hand.
Other Named Executive Officers
Performance Against STIP Performance Metrics and Strategic Performance Goals.
The Compensation Committee reviewed the Company's actual performance against each of the financial performance metrics set forth above, and after applying the appropriate weighting to each metric, the Committee assigned the same multiplier as that of Mr. LeBlanc to the financial performance portion of each NEO's 2023 STIP award. In determining the other thirty percent of the 2023 STIP award for each of the NEOs (other than Mr. LeBlanc), Mr. LeBlanc reviewed with the Compensation Committee the performance of each NEO individually and their overall contribution to the Company in 2023. In this process, Mr. LeBlanc assigned the same strategic performance goals and objectives to each of the NEOs that were assigned to him by the Compensation Committee, but individually adjusted the relative weighting based on each executive officer's areas of responsibility and influence. In addition, Mr. LeBlanc utilized the same score card approach as the Committee in his evaluation of each NEO in an effort to achieve a consistent ratings process. He also recommended certain adjustments reflecting his view of the NEOs' contributions and influence regarding the outcomes for the strategic performance goals delineated in the score card. Based on the recommendation of Mr. LeBlanc, the Committee approved the 2023 STIP awards, and 2023 LTIP awards granted to each of Messrs. Trick, Barranco and Ksenak, and Ms. Smith, as shown in the table in the section entitled "Elements of Pay."

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Performance against 2020 LTIP metrics.
In 2020, we established the following goals for each of our LTIP performance metrics and assigned weighting factors. While the payout of PSUs granted pursuant to the 2020 LTIP awards could not settle until the end of a three year period and were subject to the relative Total Stockholder Return ("rTSR") modifier, the measurement period for determining the achievement of goals against the pre-set metrics was shortened to two years to create a better alignment between Company performance and management compensation (based on stockholder feedback, this performance measurement period was changed from two years to three years in all subsequent periods). The rTSR modifier may cause any calculated payout to be adjusted by 10%, either upwards or downwards, based on AFG’s rTSR percentile ranking for the performance period against a peer group.

At Ambac Assurance and Subsidiaries
Net Asset Value (1) ($ in millions)	Watch List & Adversely Classified Credits Outstanding (1) ($ in billions)	Percentage of Target Award Earned
$(140)	$9.99	200%
$(250)	$10.727	100%
$(450)	$11.467	—%
(1)    Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
Performance at AAC is judged based on (i) reductions in Watch List and Adversely Classified Credits weighted at 70% and (ii) improvements in Net Asset Value weighted at 30%. While the payout of PSUs granted in 2020 would not settle for a three year period and be subject to the relative Total Shareholder Return ("rTSR") modifier, the measurement period for determining the achievement of goals against the pre-set metrics was shortened to two years. The following graph/charts shows the Company's actual performance over the two year measurement period running from January 1, 2020 through December 31, 2022, compared to the achievement levels set forth in the chart above.

AAC Adjusted Net Asset Value	Watch List & Adversely Classified Credits Outstanding
($ in Millions)	($ in Billions)

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The following table shows the grant date value of the 2020 LTIP awards granted to each of our NEOs and the amounts realized upon vesting and settlement.

Named Executive Officer	Grant Date value of PSU Award at Target $	Performance Percentage	10% Reduction to Payout Percentage After Applying rTSR modifier	Value of PSU Award on Vesting and Settlement $
Claude LeBlanc	2,418,750	161.5%	145.4%	2,925,309
David Trick	637,500	161.5%	145.4%	771,018
David Barranco	562,500	161.5%	145.4%	680,315
Stephen M. Ksenak	487,500	161.5%	145.4%	589,613
R. Sharon Smith	450,000	161.5%	145.4%	544,262
The Committee considered the Company's actual performance against each of the LTIP metrics for each of Messrs. LeBlanc, Trick, Barranco, Ksenak and Ms. Smith. The Net Asset Value at the end of the performance period was $(5.5) million. Net Asset Value over the performance period was driven by certain favorable achievements by management, such as (i) debt reduction from surplus note exchanges, along with the resulting lower net interest expense, (ii) positive investment performance, (iii) improvements from active de-risking, and (iv) favorable RMBS loss reserve development, all contributed to the Net Asset Value increasing during the performance period. Watchlist & Adversely Classified Credit net par outstanding was reduced to $10.4 billion at AAC during the performance period and was positively impacted by active de-risking of 38 credits totaling $1.7 billion. Ambac's relative total stockholders return lagged against our peers over the performance period. Ambac's beginning stock price for the 2020 rTSR modifier was $21.24 while its ending price was $16.40 which resulted in a TSR of -22.79% and a ranking in the bottom 25th percentile of our peer participants which reduced the payout to 90% of the performance metrics.
Perquisites. The Company provided a limited number of perquisites to all our employees, including our executive officers. For Mr. LeBlanc and Ms. Smith, perquisites included reimbursement from Ambac for certain commuting expenses, and for Messrs. Trick and Barranco, included payments for tax preparation services as a result of their roles as executive directors of Ambac UK. Consistent with past practice, in order to support the long-term wellness and productivity of our executive officers, the Company also provided access to an extensive physical examination for all executive officers, at the Company's expense. Messrs. Barranco and Ksenak, and Ms. Smith accepted this offering in 2023.
Employment Agreements. Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including severance benefits in certain circumstances. In December 2016, we entered into an employment agreement with our CEO, Claude LeBlanc, in connection with his appointment, which took effect on January 1, 2017. This agreement was subsequently amended on February 27, 2020. We also entered into an employment agreement with Mr. Trick in November of 2016; with Mr. Ksenak in January 2017; and with Ms. Smith on October 5, 2023. While the Compensation Committee considers employment agreements customary for the chief executive officer, the Committee believed it was important to execute an employment agreement with each of Messrs. Trick and Ksenak and Ms. Smith to retain their services to Ambac for the foreseeable future. (See “Agreement with Claude LeBlanc”, and “Agreements with Other Executive Officers” below.)
Post-Employment Benefits. Pursuant to Ambac's Severance Pay Plan, to provide protection in the event of an involuntary termination, each of our current executive officers (other than Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith) is entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). In addition to this severance payment, each of our current NEOs (other than Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith) would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following his or her termination of employment. The portion of the premiums to be paid by the Company will be the same as the amount paid by the Company for the same group health insurance coverage for active employees. For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

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The 2023 LTIP awards consisted of both PSUs and RSUs. The PSU award agreements for our NEOs provide that if a termination occurs prior to the last day of the performance period by reason of disability, an involuntary termination other than for “cause,” or retirement, the recipient would be entitled to receive the number of earned PSUs which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. If a termination occurs by reason of death, the recipient would be entitled to receive the number of earned PSUs that the recipient would have been entitled to receive had the termination date not occurred prior to the end of the performance period at a 100% overall payout multiple regardless of the outcome of the performance goals or rTSR. Comparable provisions were included in the 2021 and 2022 PSU award agreements. The 2022 and 2023 RSU award agreements for our NEOs generally provide that if a termination occurs, other than for “cause” or voluntary resignation, the entire grant of RSUs shall vest on the termination date.
Impact of Regulatory Requirements on Compensation
Effective for tax years beginning on January 1, 2018 or later, The Tax Cut and Jobs Act repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million tax deduction limitation for compensation paid to covered employees. The definition of covered employees was modified to include the Chief Financial Officer as well as the Chief Executive Officer and officers whose total compensation is required to be disclosed to stockholders by reason of them being amongst the three highest paid officers. Additionally, any individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, including years after the death of the individual.
Our compensation program is structured to support organizational goals and priorities and stockholder interests. We do not make compensation determinations based on the income tax treatment of any particular type of award.
Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our NEOs and other senior professionals are subject to vesting over a three-year period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
Our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed to not encourage excessive risk taking. For example, two of the performance metrics used in our 2024 Short Term Incentive Plan (reductions in Net Par Outstanding in the Legacy Financial Guarantee insured portfolio and reductions in Gross Operating Run Rate Expense), are designed to encourage the reduction of risk and prudent management of the business. In addition, we pay a significant portion of our incentive compensation in the form of LTIP awards that vest over a three-year period, which makes each of our NEOs and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock.
Further, performance criteria for the PSUs granted as part of the LTIP awards include a relative Total Shareholder Return modifier, which we believe provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for our stockholders or other constituents.

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Risk Mitigating Policies
Stock Ownership Policy. Effective January 1, 2017, all of our executive officers became subject to our Executive Stock Ownership and Retention Policy. The Chief Executive Officer is required to own Ambac common stock equal in value to at least six times his annual base salary, the Chief Financial Officer is required to own Ambac common stock equal in value to at least three times his annual base salary and each other executive officer is required to own Ambac common stock equal in value to at least two times their annual base salary.

Stock Ownership Requirement
Name	Position with Ambac	Value of required shareholdings	Value of Shares owned at Record Date
Claude LeBlanc	President and Chief Executive Officer and Director	$5,400,000	$13,683,448
David Trick	Executive Vice President, Chief Financial Officer and Treasurer	$2,250,000	$3,787,034
David Barranco	Senior Managing Director	$1,000,000	$2,599,480
Stephen M. Ksenak	Senior Managing Director, and General Counsel	$1,200,000	$2,877,391
R. Sharon Smith	Executive Vice President, and Chief Strategy Officer	$1,000,000	$2,402,696
There is no required time period within which these executive officers must attain the applicable stock ownership level under the Stock Ownership Policy and nothing in the Stock Ownership Policy requires executive officers to meet their applicable stock ownership levels through open market purchases of Company common stock.  Until a covered executive complies with the Stock Ownership Policy, the covered executive is required to retain 100% of net profit shares (which excludes shares withheld or sold to cover applicable taxes) from any compensatory stock award on exercise, vesting or earn-out.  A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective October 2, 2023, the Board adopted a Recoupment Policy replacing the recoupment policy that had been in effect since January 1, 2017. Pursuant to the Recoupment Policy, in the event of an “accounting restatement,” "the Company will require, to the fullest extent permitted by applicable law, that a covered employee reasonably promptly forfeit and/or reimburse the Company the amount of “recoverable compensation” that exceeds the amount that otherwise would have been received had it been computed based on the amounts in the accounting restatement and shall be calculated without regard to any taxes paid. An “accounting restatement” means an accounting restatement, for any period ending after the October 2, 2023, due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an "accounting restatement."
“Recoverable compensation” means certain incentive-based compensation received in the "look-back period" during which the financial reporting measure specified in the applicable award is attained. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed "recoverable compensation" for purposes of the policy if any single fiscal year of the performance period occurs during the "look-back period." “Recoverable compensation” shall include certain incentive-based compensation received by a person (a) after beginning service as a "covered employee," (b) who served as a "covered employee" at any time during the performance period for that incentive-based compensation and (c) while the Company has a class of securities listed on the NYSE or another national securities exchange or a national securities association. Accordingly, the policy can apply to a person that is no longer a Company employee or a "covered employee" at the time of recovery. This description of the Recoupment Policy is qualified in its entirety by reference a full copy of the Recoupment Policy which was filed with the SEC as Exhibit 97.1 to the Company’s Annual Report on Form 10-K filed for the year-ended December 31, 2023.

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Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock. Our Insider Trading Policy prohibits our executive officers, employees, and Board members from pledging Ambac common stock or using Ambac common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:
•Executive officers, employees, and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Ambac common stock, which would eliminate or limit the risks and rewards of the common stock ownership;
•Executive officers, employees, and Board members are prohibited from short-selling Ambac common stock, buying or selling puts and calls on Ambac common stock, or engaging in any other transaction that reflects speculation about the price of Ambac common stock or that might place their financial interests against the financial interests of the Company;
•Executive officers, employees, and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or executive officer may trade in our Common Stock without pre-approval; and
•Executive officers, employees, and Board members may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Conclusion
Our compensation program is designed to permit the Company to provide our NEOs with total compensation that is competitive, linked to our performance and reinforces the alignment of employee and stockholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2023.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
The say on pay vote is advisory, and therefore not binding on Ambac, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

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Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Kristi A. Matus (Chair), Joan Lamm-Tennant, and Jeffrey S. Stein
April 3, 2024

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2023 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers who were executive officers as of December 31, 2023.

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Claude LeBlanc	2023	900,000	—	4,125,142	1,851,500	41,077	6,917,719
President and Chief Executive Officer	2022	900,000	—	3,420,095	1,827,000	38,667	6,185,762
	2021	900,000	—	4,358,942	1,699,000	21,373	6,979,315
David Trick	2023	750,000	—	997,591	695,000	16,173	2,458,764
Executive Vice President, Chief Financial Officer and Treasurer	2022	750,000	—	827,086	663,100	14,573	2,254,759
	2021	750,000	—	1,054,140	659,000	13,898	2,477,038
David Barranco	2023	500,000	—	916,709	698,000	21,223	2,135,932
Senior Managing Director	2022	500,000	—	760,033	707,500	21,273	1,988,806
	2021	500,000	—	968,662	688,000	20,723	2,177,385
Stephen M. Ksenak	2023	600,000	—	808,864	665,000	14,323	2,088,187
Senior Managing Director and General Counsel	2022	600,000	74,000	670,619	646,600	13,323	2,004,542
	2021	600,000	—	854,697	596,000	12,723	2,063,420
R. Sharon Smith	2023	500,000	—	889,744	693,000	34,385	2,117,129
Executive Vice President and Chief Strategy Officer	2022	500,000	20,000	737,673	685,400	42,464	1,985,537
	2021	500,000	—	911,689	612,000	19,623	2,043,312
(1)A special one-time bonus was paid for the 2022 fiscal year as a performance outcome adjustment to Mr. Ksenak and Ms. Smith based on Mr. LeBlanc's assessment of their respective individual contributions to the performance goals that were established by the Compensation Committee.
(2)In 2021, 2022 and 2023, each of our NEOs received received performance stock units (“PSUs”) and restricted stock units ("RSUs") pursuant to Ambac’s Long Term Incentive Plan (the "LTIP"). The LTIP is a sub-plan of the 2020 Incentive Compensation Plan. As required by Item 402(c)(2) of Regulation S-K, the value of the PSUs and RSUs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted and computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, including the value of the rTSR multiplier, if any, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation, see Note 2, Basis of Presentation and Significant Accounting Policies, to Ambac’s consolidated financial statements for the year-ended December 31, 2023. The value of PSUs awarded in 2023 to each of our NEOs, assuming the maximum payout level of 240% and a share price of $16.30, would have been as follows: for Mr. LeBlanc, $6,426,047; for Mr. Trick, $1,554,042; for Mr. Barranco, $1,428,036; for Mr. Ksenak, $1,260,055 and for Ms. Smith, $1,386,022. The value of PSUs awarded in 2022 to each of our NEOs, assuming the maximum payout level of 240% and a share price of $14.85, would have been as follows: for Mr. LeBlanc, $6,426,035; for Mr. Trick, $1,554,011; for Mr. Barranco, $1,428,024; for Mr. Ksenak, $1,260,052; and for Ms. Smith, $1,386,040. The value of PSUs awarded in 2021 to each of our NEOs, assuming the maximum payout level of 220% and a share price of $16.19 would have been as follows: for Mr. LeBlanc, $5,049,030; for Mr. Trick, $1,221,021; for Mr. Barranco, $1,122,038; for Mr. Ksenak, $990,002; and for Ms. Smith, $1,056,038. Each of our NEOs received RSUs on March 3, 2023 as part of their 2023 LTIP award grant. These RSUs vest in three equal annual installments on March 3rd, 2024, 2025, and 2026. Each of our NEOs received RSUs on February 28, 2022 as part of their 2022 LTIP award grant. These RSUs vest in three equal annual installments on February 28th, 2023, 2024, and 2025. Each of our NEOs received RSUs on March 8, 2021 as part of their 2021 LTIP award grant. These RSUs vest in three equal annual installments on March 8th, 2022, 2023, and 2024.
(3)The amount included in the "Non-Equity Incentive Plan Compensation " column above includes cash incentive award payments pursuant to the Company's year-end 2023, 2022 and 2021 STIP program, as approved by the Compensation Committee.
(4)"All Other Compensation” for each of our named executive officers in 2023 includes, among other things, contributions by Ambac to the Ambac Savings Incentive Plan, as well as a portion of the life insurance premiums paid. In addition for Mr. LeBlanc and Ms. Smith, the amount reported also includes reimbursement from Ambac for certain commuting expenses, and for Messrs. LeBlanc, Barranco and Ms. Smith, the amount reported includes reimbursement from Ambac for the cost of an executive physical. For Messrs. Trick and Barranco, the amount reported includes reimbursement from Ambac for payments for tax preparation services received as a result of services rendered to Ambac UK.

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Grants of Plan-Based Awards in 2023
The following table contains information on the grants of plan-based awards made to each of our named executive officers in 2023 with respect to our STIP and LTIP programs which are administered pursuant to Ambac’s 2020 Incentive Compensation Plan. In 2023, Ambac's LTIP awards granted to our NEOs were denominated 70% in PSUs and 30% in RSUs and STIP awards were denominated 100% as cash incentive awards. The terms and conditions of these awards are described in the footnotes and narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock Unit Awards ($) (4)
					PSU Awards (2)			RSU Awards (2)
Name and Principal Position	Grant Date	Threshold(3) ($)	Target ($)	Maximum ($)	Threshold(3) (#)	Target (#)	Maximum (#)	#
Claude LeBlanc		$562,500	$1,125,000	$2,250,000	—	—	—	—	—
	March 3, 2023	—	—	—	82,132	164,264	328,528	—	$2,935,416
	March 3, 2023	—	—	—	—	—	—	70,398	1,189,726
David Trick		$212,500	$425,000	$850,000	—	—	—	—	—
	March 3, 2023	—	—	—	19,863	39,725	79,450	—	$709,886
	March 3, 2023	—	—	—	—	—	—	17,024	287,705
David Barranco		$212,500	$425,000	$850,000	—	—	—	—	—
	March 3, 2023	—	—	—	18,252	36,504	73,008	—	$652,326
	March 3, 2023	—	—	—	—	—	—	15,644	264,383
Stephen M. Ksenak		$200,000	$400,000	$800,000	—	—	—	—	—
	March 3, 2023	—	—	—	16,105	32,210	64,420	—	$575,593
	March 3, 2023	—	—	—	—	—	—	13,803	233,271
R. Sharon Smith		$212,500	$425,000	$850,000	—	—	—	—	—
	March 3, 2023	—	—	—	18,252	36,504	73,008	—	$633,134
	March 3, 2023	—	—	—	—	—	—	15,184	256,610
(1)    STIP target annual incentives are set as a percentage of base salary for each of our NEOs as follows: 125% for the Chief Executive Officer; and between 55% and 85% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for each of the NEOs based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives.
(2)    Each of our NEOs received PSUs and RSUs on March 3, 2023, pursuant to Ambac’s LTIP. The RSUs granted as part of the 2023 LTIP award will vest in three equal annual installments on each of March 3, 2024, March 3, 2025, and March 3, 2026. For the PSUs the number of shares of Ambac’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier).
(3)    Threshold amounts represent a proportionate payout assuming actual performance measures equal the mid-point between minimum performance and target level performance.
(4)    As required under SEC rules for compensation disclosure, the value of the PSUs and RSUs reported in the table above is based on the grant date fair value of awards and computed in accordance with FASB ASC Topic 718.
STIP Awards
STIP awards included in the table above are annual incentives awards denominated in cash and meant to reward performance. For a more detailed description of our STIP program, see "Pay Mix -- Short Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
LTIP Awards
The PSUs and RSUs included in the table above and awarded on March 3, 2023 were granted pursuant to the LTIP and represent a promise to deliver, within 75 days after the end of the performance period, a number of shares of Ambac’s common stock. The RSUs will vest on a one for one basis in three equal annual installments on each of March 3, 2024, March 3, 2025, and March 3, 2026. For the PSUs, the number of shares of Ambac’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier), depending on the achievement of certain financial performance objectives against the pre-set metrics at AAC, Everspan, and Cirrata as determined by the Compensation Committee at the time of the grant. PSUs granted pursuant to the 2023 LTIP awards will not settle until the completion of a three year performance period and will be subject to the rTSR

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modifier. For a more detailed description of our LTIP program, see "Pay Mix -- Long Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Agreement with Claude LeBlanc
The Boards of Directors of Ambac and AAC appointed Claude LeBlanc President and Chief Executive Officer as of January 1, 2017. At that time Ambac and AAC entered into an employment agreement with Mr. LeBlanc. In February, 2020, the Compensation Committee of the Ambac Board approved certain amendments to the employment agreement (the “Amended and Restated LeBlanc Employment Agreement”) to remove certain clauses that set maximums, as a percentage of base salary, on annual bonus amounts and long-term incentive award amounts. The Amended and Restated LeBlanc Employment Agreement provides for a term of one (1) year, and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Amended and Restated LeBlanc Employment Agreement and any successor period is known as the “employment period”). Under the Amended and Restated LeBlanc Employment Agreement, Mr. LeBlanc is entitled to an annual base salary of no less than $900,000 and, for each calendar year that ends during the employment period, he shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives, a portion of which, not to exceed 50%, may be awarded in the form of equity grants as determined in the discretion of the Compensation Committee of the Board of Directors of Ambac (the “Compensation Committee”). The amount of any such annual bonus paid to Mr. LeBlanc during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. LeBlanc’s target annual incentive award amount shall be no less than 100% of base salary, as determined by the Compensation Committee, in its discretion. In addition, Mr. LeBlanc is eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of such plan, as determined by the Compensation Committee, in its discretion. With respect to each calendar year that ends during the employment period, Mr. LeBlanc’s target annual LTIP award amount shall be no less than 150% of base salary, as determined by the Compensation Committee in its discretion.
During the employment period, Mr. LeBlanc shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. Any compensation paid to Mr. LeBlanc pursuant to the Amended and Restated LeBlanc Employment Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Mr. LeBlanc to the Company to the extent any such compensation paid to Mr. LeBlanc is, or in the future becomes, subject to (i) the Company’s Recoupment Policy as in effect from time to time, or (ii) any Federal or state law, rule or regulation which imposes mandatory recoupment. Mr. LeBlanc shall be required to hold shares of the Company’s common stock as set forth in, and subject to the terms of, Ambac’s Stock Ownership Policy as in effect from time to time. The Stock Ownership Policy generally requires that Mr. LeBlanc hold shares of the Company’s common stock equal in value to six times his base salary.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive (i) his base salary and any accrued benefits (as defined in the Amended and Restated LeBlanc Employment Agreement) through the date of termination, and (ii) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination.
If Mr. LeBlanc’s employment is terminated by the Company for “cause” (as defined in the Amended and Restated LeBlanc Employment Agreement), or if he resigns without “good reason” (as defined in the Amended and Restated LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by Mr. LeBlanc, he would receive his base salary and any accrued benefits through the date of termination; provided that his accrued benefits shall not include any earned but unpaid annual incentive award for the year preceding the year of termination unless otherwise determined by the Compensation Committee.
If Mr. LeBlanc’s employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by the Company, Mr. LeBlanc would be entitled to (i) receive his base salary and any accrued benefits through the date of termination, (ii) receive a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target incentive award for the calendar year in which the date of termination occurs (“Target Bonus”), and (iii) receive a lump sum payment equal to the Target Bonus pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. LeBlanc properly elects to continue health care

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coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). Furthermore, unless a particular award agreement provides Mr. LeBlanc with greater vesting rights (as is the case with the 2021, 2022 and 2023 PSU award agreements), Mr. LeBlanc shall receive twelve (12) months of vesting acceleration on all of his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion in an amount determined by multiplying the total number of shares or units covered by the applicable award by a fraction where the numerator is the number of days that have elapsed from the most recent vesting date (or, if none, the grant date) and the denominator is the total number of days covered by the vesting schedule starting from the grant date and ending on the final scheduled vesting date, and, with respect to Mr. LeBlanc’s then-outstanding performance-based equity awards, Mr. LeBlanc shall be deemed to have satisfied the service-based component of such awards and shall be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus twelve (12) months during each performance period. If Mr. LeBlanc's employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” in either case in contemplation of and no more than 120 days prior to, or within twelve (12) months following, a change in control (as defined in the Amended and Restated LeBlanc Employment Agreement), he would be entitled to receive the same compensation described above in this paragraph; provided, that with respect to all of Mr. LeBlanc’s outstanding equity awards, (x) all of the time-based equity awards shall become immediately vested and (y) with respect to the performance-based equity awards, Mr. LeBlanc shall be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to Mr. LeBlanc in connection with his termination of employment are subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the Amended and Restated LeBlanc Employment Agreement. The Amended and Restated LeBlanc Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. LeBlanc’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. LeBlanc’s termination of employment), mutual non-disparagement, and cooperation on certain matters (which runs for 60 months following Mr. LeBlanc’s termination of employment).
The preceding summary of the Amended and Restated LeBlanc Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Amended and Restated LeBlanc Employment Agreement dated as of February 27, 2020 by and among Ambac, AAC and Claude LeBlanc, which is filed as Exhibit 10.46 to Ambac's Annual Report on Form 10-K for the year ended December 31, 2019, as though it were fully set forth herein.
Agreements with Other Executive Officers
David Trick
On November 1, 2016 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Trick Employment Agreement”) with David Trick, pursuant to which Mr. Trick will continue to serve as Chief Financial Officer and Treasurer of both companies, and was given the additional title of Executive Vice President. The Trick Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 120 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “employment period”).
Under the Trick Employment Agreement, Mr. Trick is entitled to an annual base salary of no less than $750,000, commencing as of March 7, 2016, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Trick’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 40% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Trick during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Trick’s target annual incentive award shall be set at no less than 55% of base salary.
Stephen M. Ksenak
On January 4, 2017 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak will continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement has an initial term

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of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak is entitled to an annual base salary of no less than $600,000, commencing as of January 1, 2017, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Ksenak’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Ksenak during his employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Ksenak’s target annual incentive award shall be set at no less than 50% of base salary.
R. Sharon Smith
On October 5, 2023 (the “effective date”), Ambac entered into an Employment Agreement (the “Smith Employment Agreement”) with R. Sharon Smith, pursuant to which Ms. Smith will continue to serve as Executive Vice President and Chief Strategy Officer of Ambac. The Smith Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Smith Employment Agreement and any successor period is known as her “employment period”).
Under the Smith Employment Agreement, Ms. Smith is entitled to an annual base salary of no less than $500,000, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. The amount of any annual incentive award paid to Ms. Smith during her employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Ms. Smith’s target annual incentive award shall be set at no less than 70% of base salary, as determined by the Compensation Committee, in its discretion.
Terms and Conditions of the Trick, Ksenak and Smith Employment Agreements
Each of the Trick Employment Agreement, the Ksenak Employment Agreement, and the Smith Employment Agreement provides that during the employment period, Messrs. Trick and Ksenak and Ms. Smith will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Compensation Committee. Equity awards granted to Messrs. Trick and Ksenak and Ms. Smith under Ambac’s incentive compensation plan shall be similar in form and shall have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ends during the respective employment periods, the target annual long-term incentive award amounts for each of Mr. Trick, Mr. Ksenak, and Ms. Smith shall be no less than $250,000; $225,000; and $625,000, respectively, each as determined by the Compensation Committee in its discretion.
If the Company terminates employment of any of Mr. Trick, Mr. Ksenak, or Ms. Smith other than for “Cause” (including notice of non-renewal by the Company) or Mr. Trick, Mr. Ksenak, or Ms. Smith terminates his or her own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his or her base salary due through the date of termination, any unpaid annual incentive award earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he or she is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target annual incentive award, (b) a lump sum payment equal to target annual incentive award for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his or her eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. With respect to all of the outstanding equity awards granted to Mr. Trick, and Mr. Ksenak on and after the effective date of his or her employment agreement, unless a particular award agreement provides for greater vesting rights upon such termination (as is the case with the 2022, 2023 and 2024 PSU award agreements), (i) such executive will receive 12 months of vesting acceleration on his or her then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to such executive's then-outstanding performance-based equity awards, such executive will be deemed to

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have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his or her actual service plus 12 months during each performance period. With respect to all of the outstanding equity awards granted to Ms. Smith, unless a particular award agreement provides for greater vesting rights upon such termination, the vesting provisions shall be governed by the terms of the award agreements evidencing such awards; provided, however, that the treatment upon a termination of Ms. Smith’s employment by Ambac without Cause or by Ms. Smith for Good Reason or as a result of the Company’s failure to extend the term of the Agreement, shall be no less favorable than such treatment as evidenced in Company equity-based awards granted to Ms. Smith in 2023.
If the Company terminates any of Mr. Trick's, Mr. Ksenak's, or Ms. Smith's employment other than for Cause (including notice of non-renewal by the Company) or any of Mr. Trick, Mr. Ksenak, or Ms. Smith terminates his or her employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be 2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his or her employment agreement will become immediately vested and (ii) with respect to his or her then-outstanding performance-based equity awards granted on or after the effective date of his or her employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to any of Mr. Trick, Mr. Ksenak, or Ms. Smith in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the restrictive covenants set forth in their respective employment agreements. Each of the Trick Employment Agreement, the Ksenak Employment Agreement, and the Smith Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement, and cooperation on certain matters. Each of the Trick Employment Agreement, the Ksenak Employment Agreement, and the Smith Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Trick and Ksenak, and Ms. Smith, respectively. The guidelines generally require that the executives hold shares of the Company’s common stock equal in value to three times base salary for Mr. Trick; and two times base salary for each of Mr. Ksenak and Ms. Smith. Each of the executive employment agreements referred to in this section provides that the compensation of each Messrs. Trick and Ksenak, and Ms. Smith will be subject to claw-back or recoupment to the extent required by Company policy or applicable law.
If employment of either Mr. Trick or Mr. Ksenak or Ms. Smith terminates due to death or “disability” (as defined in the respective employment agreements), during the employment period, then such executive (or his or her representative or estate) will be entitled to receive his or her base salary through the date of termination, any unpaid annual incentive awards earned with respect to any fiscal year ending on or preceding the date of termination, and an annual annual incentive award for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which said executive is entitled as of the date of termination. With respect to all outstanding equity awards granted to Mr. Trick or Mr. Ksenak on and after the effective date of his employment agreement, unless a particular award agreement provides for greater vesting rights (as is the case with the 2022, 2023 and 2024 PSU award agreements) (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to the then-outstanding performance-based equity awards of such executive, he will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect their actual service plus 12 months during each performance period. With respect to all of the outstanding equity awards granted to Ms. Smith on and after the effective date of her employment agreement, unless a particular award agreement provides for greater vesting rights upon such death or disability, the vesting provisions shall be governed by the terms of the award agreements evidencing such awards; provided, however, that the treatment of such awards upon the death or disability of Ms. Smith, shall be no less favorable than such treatment provided to the executive in Company equity-based awards granted to Ms. Smith in 2023.

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The preceding summary of each of the Trick Employment Agreement, Ksenak Employment Agreement, and the Smith Employment Agreement, contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Trick Employment Agreement which is filed as Exhibit 10.2 to Ambac’s Quarterly Report on Form 10-Q for the period ending September 30, 2016; the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017; and the full text of the Smith Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K filed October 6, 2023, each as though it were fully set forth herein.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table provides information about the number and value of RSUs and PSUs granted under Ambac’s Incentive Compensation Plans (which includes the LTIP) that have not settled or converted into shares of Ambac common stock (“vested”) and are held by our named executive officers as of December 31, 2023. The market value of the RSUs and PSUs was calculated based on the closing price of Ambac’s common stock on the NYSE on December 29, 2023 ($16.48).

Named Executive Officer	Number of Restricted Stock Units That Have Not Vested (#) (1)	Market Value of Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Claude LeBlanc	207,815	3,424,791	486,324	$8,014,620
David Trick	50,379	830,246	117,609	$1,938,196
David Barranco	34,093	561,853	108,074	$1,781,060
Stephen M. Ksenak	40,847	673,159	95,360	$1,571,533
R. Sharon Smith	44,530	733,854	103,969	$1,713,409
(1)    RSUs granted on March 3, 2023 will vest in three equal annual installments on each of March 3, 2024, March 3, 2025, and March 3, 2026. RSUs granted on February 28, 2022,vest in three equal annual installments on each of February 28, 2023, 2024, and 2025. RSUs granted on March 8, 2021,vest in three equal annual installments on each of March 8, 2022, 2023, and 2024.
(2)    PSUs granted to our NEOs under Ambac's LTIP Plan on March 3, 2023 and February 28, 2022 have a three year performance period and are subject to the rTSR modifier. While PSUs granted on March 8, 2021 will not settle for a three year period and are subject to the rTSR modifier, the measurement period for determining the achievement of goals against the pre-set metrics was set at two years. PSUs granted in March 2021, February 2022 and March 2023 will vest within 75 days after December 31 of 2023, 2024, and 2025, respectively. The number of PSUs reported assumes that a target level of performance will be achieved over the relevant period.
Stock Vested in 2023
The following table sets forth certain information concerning RSUs and PSUs held by the named executive officers listed below that vested (settled or converted into shares of Ambac common stock) in 2023. The value realized on vesting and settlement for each of our named executive officers was calculated based on the closing prices of our common stock on the NYSE on each of the following dates as set forth below: January 2, 2023 closed at $17.44; February 22, 2023 closed at $16.22; and March 8, 2023 closed at $16.41.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude LeBlanc	196,995	$3,212,799
David Trick	51,736	$843,729
David Barranco	57,871	$945,796
Stephen M. Ksenak	39,589	$645,635
R. Sharon Smith	36,616	$597,161

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Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the NEOs assuming that such officer's employment with the Company was terminated on December 31, 2023 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $16.48, which was the closing price on December 29, 2023.

	Prior to a Change of Control			In Connection with a Change of Control
Named Executive Officer	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation
Claude LeBlanc
Severance payment(1)	$—	$5,175,000	$—	$—	$5,175,000	$—
RSU settlement(2)	3,424,791	3,424,791	—	3,424,791	3,424,791	—
PSU settlement(3)	8,014,620	—	—	8,014,620	—	—
Pro-rata Annual STIP Award(4)	1,125,000	1,125,000	—	1,125,000	1,125,000	—
Benefits(5)	—	37,930	—	—	37,930
Total	$12,564,411	$9,762,721	$—	$12,564,411	$9,762,721	$—
David Trick
Severance payment(1)	$—	$1,762,500	$—	$—	$2,350,000	$—
RSU settlement(2)	830,246	830,246	—	830,246	830,246	—
PSU settlement(3)	1,938,196	—	—	1,938,196	—	—
Pro-rata Annual STIP Award(4)	425,000	425,000	—	425,000	425,000	—
Benefits(5)	—	39,116	—	—	39,116	—
Total	$3,193,442	$3,056,862	$—	$3,193,442	$3,644,362	$—
David Barranco
Severance payment(1)	$—	$500,000	$—	$—	$500,000	$—
RSU settlement(2)	561,853	561,853	—	561,853	561,853	—
PSU settlement(3)	1,781,060	—	—	1,781,060	—	—
Benefits(5)	—	32,184	—	—	32,184	—
Total	$2,342,913	$1,094,037	$—	$2,342,913	$1,094,037	$—
Stephen M. Ksenak
Severance payment(1)	$—	$1,500,000	$—	$—	$2,000,000	$—
RSU settlement(2)	673,159	673,159	—	673,159	673,159	—
PSU settlement(3)	1,571,533	—	—	1,571,533	—	—
Pro-rata Annual STIP Award(4)	400,000	400,000	—	400,000	400,000	—
Benefits(5)	—	42,572	—	—	42,572	—
Total	$2,644,692	$2,615,731	$—	$2,644,692	$3,115,731	$—
R. Sharon Smith
Severance payment(1)	$—	$1,387,500	$—	$—	$1,850,000	$—
RSU settlement(2)	733,854	733,854	—	733,854	733,854	—
PSU settlement(3)	1,713,409	—	—	1,713,409	—	—
Pro-rata Annual STIP Award(4)	425,000	425,000	—	425,000	425,000	—
Benefits(5)	—	39,116	—	—	39,116	—
Total	$2,872,263	$2,585,470	$—	$2,872,263	$3,047,970	$—
(1)Pursuant to the employment agreements between Ambac and each of Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith, each such officer is entitled to receive the severance payments listed above if terminated “without cause”, or if they resign for “good reason.” See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” Pursuant to Ambac's Severance Pay Plan, as described below, Mr. Barranco is entitled to receive the severance payments listed above if terminated “without cause” (or “Just Cause,” as that term is used in the Severance Pay Plan).

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(2)Each of our named executive officers received RSUs grants on March 8, 2021, and February 28, 2022, and March 3, 2023. The remainder of the March 8, 2021, RSU awards vested and settled on March 8, 2024. The remainder of the February 28, 2022 RSU awards vest and settle in equal annual installments on February 28, 2024 and February 28, 2025. The remainder of the March 3, 2023 RSU awards vest and settle in equal annual installments on March 3, 2024, March 3, 2025 and March 3, 2026. In certain cases, our named executive officers elected to defer the settlement of their RSUs into deferred share units for personal tax planning reasons. The value of RSUs reflected in the table includes these deferred share units. Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2023.
(3)With respect to the 2021, 2022 and 2023 PSU awards, if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions. No amounts are included above with respect to 2021, 2022 and 2023 PSU awards for a termination by reason of disability nor involuntary termination without "Cause" or by Executive for "Good Reason", because any required payout can not be determined until the end of the relevant performance period.
(4)Pursuant to the terms of the employment agreements for each of Messrs. LeBlanc, Trick, and Ksenak, and Ms. Smith, each of these executive officers is entitled receive a pro-rated portion of the annual STIP award that he or she would have received in the absence of such termination. Assuming a December 31, 2023 termination, each of Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith were assumed to have received their target STIP award for 2023 as approved by the Compensation Committee in February of 2024.
(5)Messrs. LeBlanc, Trick and Ksenak, and Ms. Smith, and their eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Pursuant to Ambac's Severance Pay Plan, in addition to the severance payments listed, Mr. Barranco would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage in the same amount as was previously paid by the Company for the same group health insurance coverage under the Company's group health plan for the first twelve months following his termination of employment. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Messrs. LeBlanc, Trick and Ksenak and Ms. Smith the cost of continued life insurance coverage for the 12 month severance period.
Each of our named executive officers received both a PSU and an RSU award agreement in connection with their LTIP awards in 2021, 2022, and 2023. In general, these agreements provided that unvested PSUs and RSUs would be forfeited on termination of employment, except (i) if a termination occurred by reason of disability, an involuntary termination by the Company other than for “cause,” or retirement, the recipient would be entitled to receive the PSU award which would only be payable at the end of the relevant performance period and based on the satisfaction of the performance conditions, if any, related to such award, and the full value of any unvested RSU award at the time of termination; and (ii) if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions and the full value of any unvested RSU award. Except in the case of death, since the value of any payout pursuant PSU award can not be determined until the end of the performance period, no amounts are included in the table above with respect to any other category of termination for the 2021, 2022, or 2023 PSU awards.
As of December 31, 2023, Ambac did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer solely upon a change-in control of Ambac.
Severance Pay Plan
Pursuant to Ambac’s Severance Pay Plan, each of our executive officers (other than those with employment agreements) is entitled to receive a severance payment equal to 52 weeks of such executive officer’s weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan).
The severance benefits payable under the Severance Pay Plan are conditioned upon the applicable named executive officer executing and delivering an agreement and general release of claims in favor of the Company. With respect to a termination for "Cause" (or “Just Cause,” as that term is used in the Severance Pay Plan) the term generally means any one of the following reasons for the discharge or other separation of a named executive officer from employment with the Company: (a) any act or omission by the named executive officer resulting or intended to result in personal gain at the expense of the Company or one of its affiliates; (b) the improper disclosure by the named executive officer of proprietary or confidential

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information or trade secrets of the Company or one of its affiliates, including, without limitation, client lists; or (c) misconduct by the named executive officer, including, but not limited to, convictions, pleas of nolo contendere or no contest, or commission of felonies, fraud, or crimes involving moral turpitude; violation of the rules and procedures of the Company or any affiliate (including a violation of the Company's Code of Business Conduct and Ethics), theft, violent acts or threats of violence; or possession of controlled substances on the property of the Company or any affiliate.
Pay Ratio Disclosure
Presented below is the ratio of annual total compensation of our Chief Executive Officer ("CEO") to the median of the annual total compensation of all our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2023. Total compensation for these purposes included base salary, annual cash incentive award, and any equity awards granted in 2023 and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.
We selected the median employee based on the 181 full-time and part-time workers who were employed as of December 31, 2023, including independent contractors that we determined were our employees exclusively for the purpose complying with SEC reporting on “Pay Ratio Disclosure.” We did not exclude any non-U.S. employees using the SEC’s permitted exclusions under Item 402(u) of Regulation S-K.
The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $6,917,719. The 2023 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $228,195. The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees (excluding our CEO) for fiscal year 2023 is 30.3 to 1.

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Pay Versus Performance
This “Pay Versus Performance” section provides information concerning executive pay ("compensation actually paid" as defined by the SEC) and Company performance for each of the fiscal years ending December 31, 2020, 2021, 2022, and 2023. The Compensation Committee did not consider this pay versus performance disclosure when making compensation decisions. These amounts have been calculated as required by SEC rules and do not reflect the actual amounts of compensation earned or realized by our NEOs. The following table below provides information concerning executive pay and Company performance as required under SEC Regulation S-K Item 402(v).

	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs(1)	Average Compensation Actually Paid to Non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in millions)	Company-Selected Performance Measure - rTSR percentile rank(4)
Year					Total Shareholder Return	Peer Group Total Shareholder Return(3)
2023	$6,917,719	$7,049,544	$2,200,003	$2,229,021	$76	$130	$5	39th
2022	$6,185,762	$9,867,444	$2,058,411	$2,882,417	$81	$105	$522	45th
2021	$6,979,315	$8,273,439	$2,190,289	$2,413,753	$75	$145	$(17)	7th
2020	$6,011,501	$2,777,279	$1,989,183	$1,431,419	$71	$131	$(437)	20th
(1)    The registrant's Principle Executive Officer ("PEO") for the years 2020, 2021, 2022, and 2023 was Claude LeBlanc. Non-PEO NEOs for the years 2020, 2021, 2022, and 2023 were Messrs. Trick, Barranco, and Ksenak, and Ms. Smith.
(2)    Compensation Actually Paid ("CAP") equals the Summary Compensation Table total, adjusted to replace the grant date value of stock unit awards with the sum of: (i) the fair value of all equity grants made during the year valued as of the last day of the year; (ii) the year over year changes in fair value of prior year awards that remain outstanding at the end of the year presented; and (iii) for awards that vested in the year presented, the changes in fair value of from prior year end to the vesting date. There were no equity awards that were granted and vested in the same year during the years presented. There were no dividends paid on unvested stock awards during the years presented. The assumptions used to calculate an awards fair value do not materially differ from the disclosed valuation assumptions used to calculate grant date fair value.
The following tables contain a reconciliation of the amounts reported for (i) total compensation in the Summary Compensation Table with the amounts reported for Compensation Actually Paid in each of the years indicated for the PEO, and (ii) an average of the total compensation in the Summary Compensation Table with the amounts reported for the average Compensation Actually Paid to the Non-PEO NEOs, respectively.

	Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for the PEO
Year	Summary Compensation Table Total	Deduct Grant Date Fair Value of Stock Unit Awards	Add Year-end fair value of stock unit awards granted	Add change in fair value of prior year outstanding awards	Add change in fair value of prior year vested awards	Compensation Actually Paid
2023	$6,917,719	$(4,125,142)	$4,396,779	$461,933	$(601,745)	$7,049,544
2022	$6,185,762	$(3,420,095)	$4,906,825	$2,649,464	$(454,512)	$9,867,444
2021	$6,979,315	$(4,358,942)	$3,779,167	$1,335,745	$538,154	$8,273,439
2020	$6,011,501	$(3,285,787)	$2,534,939	$(2,206,007)	$(277,367)	$2,777,279

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	Reconciliation of the Average Summary Compensation Table Total to the Average Compensation Actually Paid to the non-PEO NEOs
Year	Average Summary Compensation Table Total	Deduct Grant Date Average Fair Value of Stock Unit Awards	Add Year-end average fair value of stock unit awards granted	Add change in average fair value of prior year outstanding awards	Add change in average fair value of prior year vested awards	Average Compensation Actually Paid
2023	$2,200,003	$(903,227)	$962,697	$102,449	$(132,901)	$2,229,021
2022	$2,058,411	$(748,853)	$1,074,383	$577,697	$(79,221)	$2,882,417
2021	$2,190,289	$(947,297)	$821,299	$281,351	$68,111	$2,413,753
2020	$1,989,183	$(725,939)	$560,051	$(303,616)	$(88,260)	$1,431,419
(3)    Peer group total shareholder return represents the performance of the S&P Completion index (SPCMI).
(4)    Ambac selected relative total shareholder return ("rTSR") as the company-selected measure ("CSM") for 2023 as reflected in the table above. rTSR is presented as the percentile rank of Ambac's Total Shareholder Return ("TSR") as compared to the TSR of all members of the peer group. SEC regulations require Ambac to designate a CSM that in its assessment represents the most important financial performance measure (that is not total shareholder return or net income) used by Ambac to link CAP of our NEOs, for the most recently completed fiscal year, to performance. This measure was first approved by Ambac's Compensation Committee for the 2019 LTIP issuance with a three year performance period, therefore, the rTSR reported in the above chart for 2020 represents two outstanding LTIP award issuances while 2021, 2022 and 2023 represent three outstanding LTIP award issuances, respectively. While rTSR has been selected as Ambac's CSM it is not the most important measure used by the board in determination of compensation. For the most recent year, reductions in net par outstanding were given more weight in determining compensation but under SEC regulations this measure does not meet the criteria of a CSM. rTSR may not have been the most important financial performance measure for years 2020 and 2021 and Ambac may determine a different CSM to be the most important financial performance measure in future years.
Description of the Relationship Between Compensation Actually Paid to our Named Executive Officers and Company Performance:
The following graph describes the relationship between Compensation Actually Paid ("CAP") to the principal executive officer and the Average Compensation Actually Paid to the Non-PEO NEOs and Ambac's cumulative total shareholder return ("Ambac TSR") over the last four fiscal years.

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The following graph compares Ambac's TSR and the S&P Completion index cumulative TSR over the last three fiscal years. The comparison assumes $100 was invested in the Company and in the S&P Completion index for the period starting December 31, 2019 and was held through the end of each fiscal year listed in the first table set forth above. Historical stock performance is not necessarily indicative of future stock performance.
The following graph describes the relationship between CAP to our named executive officers and Ambac's Net Income over the last four fiscal years.
Ambac has selected rTSR as its CSM. The rTSR measure is the percentile rank of Ambac's TSR as compared to the TSR of all members of the peer group within each LTIP issuance, ranked in descending order (including Ambac). This measure was first approved by Ambac's Compensation Committee for the 2019 LTIP issuance with a three year performance period, therefore, the rTSR reported in the below chart for 2020 represents two outstanding LTIP award issuances while 2021, 2022 and 2023 represent three outstanding LTIP award issuances, respectively.

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The following graph shows the relationship of CAP compared with percentile rank rTSR, over the last four fiscal years.
Company’s Most Important Financial (and Non-Financial) Performance Measures:
The following table contains a list that shows the most important financial performance measures used by Ambac's Compensation Committee to link compensation actually paid to the named executive officers to Company performance for the most recently completed fiscal year.

●	Reductions in Net Par Outstanding in the insured portfolio	●	Number of underwritten programs at Everspan
●	Reductions in Gross Operating Run Rate Expenses	●	EBITDA margins at Cirrata
●	Earned premium and program fees at Everspan	●	Number of new MGAs and non-program business at Cirrata
●	Reductions in Watch List and Adversely Classified Credits	●	Relative Total Shareholder Return

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audit of Ambac's consolidated financial statements and internal control over financial reporting for the years ended December 31, 2023 and 2022, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2023 and 2022 presented below were approved by the Audit Committee.

Audit Related Expenses	2023	2022
Audit Fees (1)	$3,164,846	$3,429,205
Audit Related Fees (2)	12,109	11,757
Tax Fees (3)	84,412	99,177
All Other Fees (4)	39,000	39,000
Total	$3,300,367	$3,579,139
(1)Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents, comfort letters and other attestation services.
(2)Audit related fees are for services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards.
(3)Tax fees consist principally of tax compliance services and tax advice to Ambac. Compliance-related tax fees were for professional services rendered in connection with the preparation of income tax returns.
(4)Other fees are those associated with services not captured in the other categories and include independent actuarial reserve opinions for both periods presented.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of
Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management and/or the independent registered public accounting firm will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the pre-approved amounts periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000.

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THE AUDIT COMMITTEE REPORT
The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions, internal controls and risk management. The Audit Committee is responsible for the appointment, compensation and oversight of the independent registered public accounting firm. As of the date of this report, the Audit Committee was composed of four directors, each of whom is independent within the meaning of the rules of the Securities and Exchange Commission ("SEC") and the Listing Rules of NYSE. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has determined that all four members of the Audit Committee, Messrs. Haft and Price, and Mses. Iglesias and Matus, are “audit committee financial experts" as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by Ambac's Board of Directors. A copy of the charter is available at Ambac’s website: https://ambac.com/investor-relations/governance/governance-documents/default.aspx. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the NYSE.
Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent registered public accounting firm.
In 2023, the Audit Committee held five meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP ("KPMG"). The Audit Committee discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls. The Audit Committee also met with the Chief Financial Officer, with and without other members of management present, to discuss matters relating to financial reporting and internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2023, with management, our internal auditors and KPMG. The Audit Committee also discussed with management and KPMG the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).
KPMG also provided to us the written disclosures regarding their independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with them their independence from Ambac. When determining KPMG’s independence, the Committee considered, among other matters, information provided by KPMG regarding PCAOB inspections, and whether KPMG’s provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by, and the amount of fees paid for such services to, KPMG. The Audit Committee concluded that KPMG, an independent registered public accounting firm, is independent from Ambac and its management.

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Every year, the Audit Committee evaluates the performance of the independent auditor and considers whether to retain the current independent auditor or consider rotating the engagement to a different audit firm. This evaluation is based on a number of factors including the professional qualifications of the independent auditor, the performance of the senior audit engagement team and the lead audit partner and the quality of the firm’s communications with the Audit Committee and Ambac. Based on its review, the Audit Committee determined that the continued retention of KPMG to serve as the company’s independent auditor is in the best interests of the Company and its shareholders. Accordingly, the Audit Committee appointed KPMG as Ambac’s independent auditor for the year ended December 31, 2024. KPMG has served as Ambac’s independent auditor since 1985. Although the Audit Committee has the sole authority to appoint the independent auditor, the Audit Committee recommended that Ambac’s Board of Directors seek shareholder ratification of the appointment at the next annual meeting of shareholders as a matter of good corporate governance.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that Ambac’s audited financial statements for the year ended December 31, 2023 be included in Ambac’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC. The Audit Committee also selected KPMG LLP as Ambac’s independent registered public accounting firm for 2024.
The Audit Committee
Ian D. Haft (Chairman), Lisa G. Iglesias, Kristi A. Matus and Michael D. Price
February 21, 2024

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Ambac will only enter into a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Ambac and our stockholders.
For the purposes of this policy,
•    a “related party” means:
◦a member of the Board of Directors (or a nominee to the Board of Directors);
◦an executive officer;
◦any person who is known by Ambac to be the beneficial owner of more than 5% of our common stock; or
◦any person known by Ambac to be an immediate family member of any of the persons listed above; and
•    a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring          since the beginning of our last fiscal year, or any currently proposed transaction, involving Ambac where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect material interest.
•    Materiality is determined on the basis of the significance of the information to investors in light of all the circumstances. Factors to be considered in determining whether a Related Party’s interest is material include:
◦the importance of the interest to the Related Party (financial or otherwise);
◦the relationship of the Related Party to the transaction;
◦the relationship of the Related Parties to each other; and
◦the dollar amount involved in the transaction.

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Each of our directors and executive officers is required to bring potential related party transactions to the attention of Ambac and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Ambac’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. In determining whether to approve a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:
•whether the terms of the related party transaction are fair and reasonable to the Company, in the Company’s best interests, and offered on the same basis as would apply if the transaction did not involve a related party;
•whether there are business reasons for he Company to enter into the related party transaction;
•whether the related party transaction would impair the independence of an outside director; and
•whether the related party transaction would present an improper conflict of interests for any director or executive officer of he Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.
Any member of the Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction. Upon completion of its review of the transaction, the Committee may determine to permit or to prohibit the related party transaction.
Ambac retained the services of BlackRock Financial Management, Inc for accounting, operational, and risk management services in 2023 for which it paid approximately $904,000. According to a Schedule 13G/A filed on January 22, 2024, BlackRock Inc. beneficially owns approximately 16% of Ambac's common stock. The Governance and Nominating Committee has reviewed and approved the engagement of BlackRock Financial Management, Inc for these services.
There were no other related party transactions identified by management, the Board or the Governance and Nominating Committee.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

✓	Ian D. Haft	✓	Kristi A. Matus

✓	Lisa G. Iglesias	✓	Michael D. Price

✓	Joan Lamm-Tennant	✓	Jeffrey S. Stein

✓	Claude LeBlanc
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, seven directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director. Each of the director nominees elected to the Board of Directors shall be entitled to receive the compensation package for the 2024 fiscal year set forth in the section titled “Board Compensation Arrangements for Non-Employee Directors -- Compensation for Non-Employee Directors in 2024."
Required Vote
To be elected, the number of votes cast “FOR” each of our seven director nominees must exceed the number of votes cast “AGAINST” such nominee. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Ambac Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.
* * * * *

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PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation program is structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation.” This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say on pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Ambac Recommendation

☑	The Board of Directors recommends a vote FOR the approval of executive compensation.
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PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit the financial statements of Ambac Financial Group, Inc. and its subsidiaries for the fiscal year ending December 31, 2024. KPMG has been our independent auditor since 1985, and KPMG audited our financial statements for fiscal year 2023. The Audit Committee periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity. In determining whether to reappoint KPMG, the Audit Committee considered several factors including:
•the length of time KPMG has been engaged;
•KPMG’s independence and objectivity;
•KPMG’s capability and expertise in handling the unique issues involving Ambac’s operations in our industry;
•historical and recent performance, including the extent and quality of KPMG’s communications with the Audit Committee, and feedback from management regarding KPMG’s overall performance;
•recent PCAOB inspection reports on the firm; and
•the appropriateness of KPMG’s fees.
The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2024. Although ratification is not required, the Board is submitting a proposal to ratify KPMG’s appointment to our stockholders because we value our stockholders’ views and as a matter of good corporate practice. In the event that our stockholders fail to ratify KPMG as the Company’s independent registered public accounting firm, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Required Vote
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 requires that the number of votes cast FOR this proposal must exceed the number votes cast AGAINST this proposal by holders of our common stock who are present in person, or represented by proxy at the Annual Meeting and entitled to vote thereon. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
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PROPOSAL NUMBER 4

APPROVE AMBAC'S 2024 INCENTIVE COMPENSATION PLAN
Under this Proposal Number 4, our Board of Directors (the “Board”) is recommending that our stockholders approve the Ambac Financial Group, Inc. 2024 Incentive Compensation Plan (the “2024 Plan”), which was adopted by the Board on April 3, 2024, and will become effective on June 5, 2024 (the “Effective Date”), subject to the approval of the Plan by our stockholders on such date. The purpose of the 2024 Plan is to promote our interests and the interests of our subsidiaries and our stockholders by providing the employees and consultants of Ambac and its subsidiaries and members of the Board with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.
The 2024 Plan is intended to replace Ambac’s existing equity compensation plan, the 2020 Incentive Compensation Plan (the “2020 Plan”), which was amended on March 12, 2024 (see Appendix B), and the 2013 Incentive Compensation Plan (the “2013 Plan;” and together with the 2020 Plan, the “Prior Plans”). If our stockholders approve the 2024 Plan, no new awards will be granted under the Prior Plans, but the terms and conditions of the Prior Plans will continue to govern any outstanding awards granted under the each plan. In the event our stockholders do not approve this Proposal, the 2024 Plan will not become effective, and the 2020 Plan will continue to be effective in accordance with its terms. No awards have or will be made under the 2024 Plan prior to its approval by our stockholders at the Annual Meeting.
We are requesting approval of 4,350,000 shares for awards under the 2024 Plan. Awards may also be made under the 2024 Plan with respect to the shares that, as of the Effective Date, remain available for grant under the Prior Plans, which have previously been approved by our stockholders. In addition, shares subject to outstanding awards granted under the Prior Plans as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares will become available for awards under the 2024 Plan (for the avoidance of doubt, such shares are not initially available for grant under the 2024 Plan). In determining the number of shares to request under the 2024 Plan, we evaluated our share availability under the 2020 Plan, recent and planned share usage, our historical annual equity award grant rate, the total dilutive impact of the share reserve, our historical forfeiture rate and our estimates of the number of shares needed to attract new hires.
Based on our historic and projected future use of equity-based compensation, we estimate that the shares requested under the 2024 Plan will be sufficient to provide awards for approximately three to four years. However, the actual duration of the shares reserve will depend on currently unknown factors, such as the Company’s future stock price, changes in participation, our hiring and promotion activity, future grant practices, award type mix and levels (including the impact of actual performance on payout levels), competitive market practices, acquisitions and divestitures, and the rate of returned shares due to forfeitures.
Key Stockholder Considerations
Stockholders should consider the following in determining whether to approve the 2024 Plan:
•Our burn rate is reasonable. The table below sets forth our three-year average burn rate, which we define as the number of shares subject to time-based and performance-based equity awards granted.

Fiscal Year	Stock Options Granted (A)	Total Number of Time-based Full Value Awards (FVA) Granted (B)	Total Number of Performance-based FVA Granted (C)	Weighted-Average Basic Common Shares Outstanding (D)	One-Year Burn Rate (A+B+C)/
2023	0	415,416	479,079	45,636,649	1.96%
2022	0	352,151	529,285	45,719,906	1.93%
2021	0	345,829	396,202	46,535,001	1.59%
Three-Year Average Burn Rate					1.83%
•Dilution. Dilution is commonly measured by “overhang,” which generally refers to the amount of total potential dilution to current shareholders that could result from future issuance of the shares reserved under an equity compensation plan.

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As of March 31, 2024, there were 3,063,435 shares subject to outstanding equity awards under our 2020 Plan (based on the probable number of shares potentially payable under outstanding performance stock units), an additional 118,517 shares were reserved for issuance under our 2020 Plan, and we are requesting an additional 4,350,000 shares for grant under the 2024 Plan, which based on 45,216,241 shares outstanding on March 31, 2024, results in a total potential dilution of 14.28%.
•The 2024 Plan follows best market practices. We have designed the 2024 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, consultants and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:
◦No “evergreen” provision. No automatic increase in the number of shares available for issuance without shareholder approval.
◦Individual Annual Award Limits. No participant may be granted within any calendar year:
–Options or SARs which in the aggregate cover more than 500,000 shares;
–The aggregate value of all awards granted under the Plan paid by Ambac to any non-employee director in a calendar year shall not exceed $1,000,000;
–Full Value Awards (as described below) which in the aggregate cover more than 500,000 shares; or
–Cash Incentive Awards (as described below) which could result in such participant receiving more than $10,000,000 (pro rated for performance periods that are greater or less than twelve months).
◦No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
◦Prohibition on Repricing and Cash Buyouts. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.
◦No Liberal Share Recycling with respect to Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with the exercise of a stock option or SAR count against the number of shares remaining available under the 2024 Plan.
◦Minimum Vesting Requirement. Awards may not become exercisable or vested prior to the one-year anniversary of the grant date of the award (provided that the committee administering the 2024 Plan may provide for vesting upon or after a termination of employment or service or otherwise), except that up to 5% of the share reserve under the 2024 Plan may be subject to awards that do not meet such minimum vesting requirement.
◦No Single-Trigger Acceleration. The 2024 Plan does not provide for automatic acceleration of vesting of equity awards upon a change in control of the Company, unless awards are not assumed, substituted for or otherwise replaced in connection with the change in control.
◦No Dividends on Unvested Awards. The 2024 Plan prohibits the current payment of dividends or dividend equivalent rights on unvested awards.
◦No Automatic Grants. The 2024 Plan does not provide for “reload” or other automatic grants to participants.
◦Awards Subject to Clawback Policy. Awards granted pursuant to the 2024 Plan will be subject to mandatory repayment to the Company to the extent the participant is, or in the future becomes, subject to (x) any Company “clawback” or recoupment policy that is adopted, or (y) any law, rule, requirement or regulation which imposes mandatory recoupment.
◦No Tax Gross-Ups. The 2024 Plan does not provide for any tax gross-ups.

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Share Information as of March 31, 2024
The information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2023 is updated by the following information regarding all existing equity compensation plans as of March 31, 2024:

Existing Equity Compensation Plan Information	As of March 31, 2024
Total number of stock options outstanding (1)	0
Weighted-average exercise price of stock options outstanding	N/A
Weighted-average remaining term of stock options outstanding	N/A
Total number of full value awards outstanding (2)	3,063,435
Shares remaining for grant under the 2020 Plan (3)	118,517
(1)No stock options or stock appreciation rights were outstanding as of March 31, 2024.
(2)Includes 2,029,778 shares underlying outstanding unvested performance stock unit awards, and 1,033,657 shares underlying outstanding unvested (or vesting and deferred for future settlement) restricted stock unit awards. The number of outstanding unvested performance stock unit awards assumes payout at probable performance achievement. Excludes outstanding awards that will be settled in cash.
(3)Assumes performance stock unit awards are paid at probable performance achievement. No further awards will be made under the 2020 Plan after the Effective Date of the 2024 Plan. Any shares remaining available for grants under the 2020 Plan as of the Effective Date will be transferred to the 2024 Plan and available for future grants under the 2024 Plan.
Summary of the 2024 Plan
The material features of the 2024 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2024 Plan, which is set forth in Appendix A to this proxy statement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2024 Plan. The 2024 Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.
Administration
The 2024 Plan will be administered by a “Committee” which generally will be the Compensation Committee of the Board (the Governance and Nominating Committee in the case of awards to members of the Board). In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws), each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and is independent for purposes of stock exchange listing requirements. The Committee has full discretionary authority to administer the 2024 Plan, including without limitation the authority to (i) designate the employees and consultants of the Company and members of the Board who will be granted incentive awards under the 2024 Plan and the amount, type and other terms and conditions of such incentive awards and (ii) interpret and construe any and all provisions of the 2024 Plan and the terms of any award (and any agreement evidencing the grant of an award). The Committee may exercise all discretion granted to it under the 2024 Plan in a non-uniform manner among participants. The Committee may delegate to a subcommittee of one or more members of the Board or employees of the Company the authority to grant awards, subject to such limitations as the Committee will specify and to the requirements of applicable law. In addition, the Committee may, among other things, provide for the payment of dividends or dividend equivalents with respect to any award granted under the 2024 Plan, provided, that no dividend or dividend equivalents will be granted with respect to an Option or SAR, and any dividends payable, or dividend equivalents credited, with respect to an award will not vest or become payable unless and until the award to which the dividends or dividend equivalents correspond becomes vested.
Eligibility
Any common law employee or consultant of, or person who renders services directly or indirectly to, the Company and any member of the Board is eligible for selection by the Committee to receive an award under the 2024 Plan (such a person who is selected to receive an award is referred to herein as a “Participant”). As of December 31, 2023, the Company had approximately 181 employees and consultants, and six non-employee members of the Board who would be eligible to participate in the 2024 Plan.

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Shares Subject to the 2024 Plan
If the 2024 Plan is approved by Ambac’s stockholders, the maximum number of shares of Ambac’s common stock (“Common Stock”) that will be available for awards under the 2024 Plan may not exceed the sum of (A) 4,350,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the 2020 Plan on the Effective Date that is in excess of the number of shares then subject to outstanding awards granted under the 2020 Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the Prior Plans as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares and become available for issuance under the 2024 Plan (the “Share Limit”). Shares of Common Stock available for issuance under the 2024 Plan may be either shares that are currently authorized and unissued or shares currently held by Ambac or subsequently acquired by Ambac as treasury shares, including shares purchased in the open market or in private transactions.
The number of shares deemed to be covered by Performance-Based Awards (as defined below) granted under the 2024 Plan and counted against the Share Limit as of the applicable grant date shall be determined by or in the manner approved by the Committee, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different. Any shares of Common Stock that are subject to Awards, other than Performance-Based Awards, shall be counted against the Share Limit as one (1) share of Common Stock for every one (1) share of Common Stock subject to the Award. Any Awards designated by the Committee to be cash settled shall not be counted against the Share Limit. If any shares of Common Stock covered by an award under the 2024 Plan or any award outstanding under the Prior Plans as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject to the award or are settled in cash in lieu of shares, then the number of shares with respect to such award will, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making awards under the 2024 Plan. In addition, shares of Common Stock deducted or delivered from payment of an award, other than an award of stock options (“Options”) or stock appreciation rights (“SARs”), in connection with the Company’s tax withholding obligations will again be available for making awards under the 2024 Plan. The number of shares of Common Stock available for issuance under the 2024 Plan will not be increased by the number of shares (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the 2024 Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.
Award Limits
The maximum number of shares of Common Stock that may be delivered pursuant to the exercise of incentive stock options (“ISOs”) under the 2024 Plan cannot exceed 4,350,000. The 2024 Plan also provides that the maximum number of shares that may be covered by Options or SARs that are granted to any one Participant during any one calendar-year period will be 500,000 shares. For Full Value Awards (as described below), no more than 500,000 shares of Common Stock may be delivered pursuant to such awards granted to any one Participant during any one calendar-year period. For Cash Incentive Awards (as described below), the maximum amount payable to any Participant with respect to any twelve-month performance period will be equal to $10,000,000 (pro rated for performance periods that are greater or lesser than twelve months). The aggregate value of all awards granted under the Plan and all other cash compensation paid by Ambac to any non-employee director in a calendar year shall not exceed $1,000,000. In the case of Full Value Awards and Cash Incentive Awards, if the award is denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limits will be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock. In addition, if delivery of Common Stock or cash is deferred until after the amount is earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the amount is earned will not disregarded for purposes of the foregoing limitations.
In each case, the number of shares (as well as the exercise price of Options and SARs and the limits on individual awards) is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of Ambac or the outstanding shares of Common Stock.
Award Types
The 2024 Plan permits grants of the following types of awards subject to such terms and conditions as the Committee will determine, consistent with the terms of the 2024 Plan: (1) Options, including stock options intended to qualify as ISOs, (2) SARs, (3) Full Value Awards (including phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, and (4) Cash Incentive Awards. Subject to the terms and conditions set

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forth in the 2024 Plan, awards may be settled in cash or shares of Common Stock and may be subject to performance-based and/or service-based conditions.
Options and SARs
Under the 2024 Plan, the Committee may award Options that are either ISOs or nonqualified stock options and SARs. ISOs may only be awarded to employees of Ambac and its eligible corporate subsidiaries.
The Committee will determine the exercise price of any Option and SAR in its discretion; provided, however, that the exercise price of any Option or SAR may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. On April 10, 2024, the closing price of the Common Stock as reported on the New York Stock Exchange was $14.96 per share.
Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by Ambac’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to Ambac as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, unless approved by Ambac’s stockholders, in no event will any Option or SAR be surrendered to Ambac in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is less than the then current fair market value of a share of Common Stock.
The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion; provided, however, that the maximum term of an Option or SAR may not exceed ten years from the date of grant.
The Committee will determine the procedures pursuant to which Options and SARs may be exercised, including through net settlement or other method of cashless exercise.
Full Value Awards
Under the 2024 Plan, the Committee may award “Full Value Awards” which is the grant of equity awards, equity- based awards or equity-related awards that entitle the Participant to receive one or more shares of Common Stock (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). The Committee will determine the amount and the terms and conditions of each Full Value Award consistent with the 2024 Plan.
Cash Incentive Awards
Under the 2024 Plan, the Committee may award a “Cash Incentive Award” which is an award other than an Option, SAR or Full Value Award that may be settled in cash or Common Stock. The Committee will determine the amount and the terms and conditions of Cash Incentive Awards consistent with the 2024 Plan.
Performance-Based Awards
Under the 2024 Plan, the Committee may award “Performance-Based Awards,” which is any award made subject to the achievement of performance conditions over a performance period. A Performance-Based Award granted under the 2024 Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) will confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee will establish. Subject to the terms of the 2024 Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance- Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award will be determined by the Committee.
Minimum Vesting Requirements
No award (or portion of any award) granted under the 2024 Plan will become exercisable or vested prior to the one-year anniversary of the grant date of such award, provided that this restriction will not apply to awards granted under the 2024 Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed 5% of the Share Limit (subject to adjustment as provided in the 2024 Plan). This requirement will not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without cause, death, disability, retirement or constructive termination.

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Change in Control in which Awards are not Assumed
Except as otherwise provided in an award agreement or in another agreement with a Participant, upon the occurrence of a Change in Control (as defined in the 2024 Plan) in which outstanding awards are not assumed, continued or substituted for, the following provisions will apply to awards (to the extent not assumed, continued or substituted for):
•Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, all outstanding Options, SARs and Full Value Awards will be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards will be delivered; and either or both of the following two actions will be taken:
◦At least 15 days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs will become immediately exercisable and will remain exercisable for a period of 15 days, any exercise of an Option or SAR during the 15-day period will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs will terminate; and/or
◦The Committee may elect to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder of the award an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.
•For Performance-Based Awards, (i) if less than half of the performance period has elapsed, then such Performance-Based Awards will be treated as though target performance has been achieved, and (ii) if at least half of the performance period has elapsed, then actual performance to date will be determined as of a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined will be treated as achieved immediately prior to occurrence of the Change in Control. If, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards will be treated as though target performance has been achieved. Awards that arise out of this treatment of Performance-Based Awards in a Change in Control will be settled under the Change in Control provisions described above for the applicable award type.
•Cash Incentive Awards will be governed by the terms of the applicable award agreement.
Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement or in another agreement with the Participant, upon the occurrence of a Change in Control in which outstanding awards are being assumed, continued or substituted for, the following provisions will apply to awards (to the extent assumed, continued or substituted for):
•The 2024 Plan and the awards granted under the 2024 Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such awards, or for the substitution for such awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares and exercise prices of options and stock appreciation rights.
•In the event a Participant’s award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause (as defined in the 2024 Plan) within the 12-month period following the consummation of such Change in Control, the Participant’s award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee will determine (but in no event later than the original expiration date of the award).

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Withholding Taxes and Transferability of Awards; Notices to Participants
All awards and other payments under the 2024 Plan are subject to withholding of all applicable taxes. The Company will have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company will satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The Committee may provide in an award agreement that the Participant will pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation or that, subject to the prior approval of the Company, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
Awards under the 2024 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules thereunder). To the extent that the Participant who receives an award under the 2024 Plan has the right to exercise such award, the award may be exercised during the lifetime of the Participant only by the Participant. To the extent provided by the Committee, awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish.
The terms and conditions of each award made under the 2024 Plan, including vesting requirements, may be set forth in a written (including electronic) notice to or award agreement with the Participant.
Clawback/Recoupment
Any award granted under the 2024 Plan will be subject to mandatory repayment to the Company by the Participant who holds such award (i) to the extent set forth in the 2024 Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
Amendment and Termination of the 2024 Plan and Awards
The Board may, at any time, amend or terminate the 2024 Plan, and the Committee may amend any award; provided, however that no amendment or termination (other than adjustments in connection with a corporate transaction or restructuring) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the Participant’s affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2024 Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable) and no amendment may be made to the anti-repricing provisions of the 2024 Plan relating to Options and SARs unless the amendment is approved by Ambac’s stockholders. Stockholder approval of any 2024 Plan amendment is also required if stockholder approval is required by law or the rules of any stock exchange on which the Common Stock is listed.
It is the intention of the Company that the 2024 Plan and awards granted under the 2024 Plan either be exempt from, or comply with, Section 409A of the Code. If the Board determines that a Participant would be subject to an excise or penalty tax under Section 409A as a result of any provision of any award granted under the 2024 Plan, such provision will be deemed amended to the minimum extent necessary to avoid application of such penalty tax. Neither the Company nor the Board or any committee administering the 2024 Plan will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, or will have any liability to any Participant for such tax or penalty.
Section 280G
Certain payments made to employees and other service providers in connection with a Change in Control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the Participant under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the Participant’s “base amount,” the Participant is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the payments. The base amount is generally defined as the Participant’s average compensation for the five calendar years prior to the date of the Change in Control. The value of accelerated vesting of awards in connection

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with a Change in Control can constitute a parachute payment. The 2024 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a Participant may receive to no more than 299% of the Participant’s base amount, but only if such cutback results in larger after-tax payments to the Participant.
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax rules relevant to Participants in the 2024 Plan and to Ambac relating to awards under the 2024 Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the 2024 Plan. The following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.
Non-Qualified Stock Options. Generally, the grant of an Option that is not an ISO (a “Non-Qualified Stock Option”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and Ambac will be entitled to a corresponding deduction, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of a Non-Qualified Stock Option through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includable as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISOs. Generally, the grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Ambac and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Ambac will not be entitled to any deduction for Federal income tax purposes. The Participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements, a corresponding deduction will be allowed to Ambac, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.

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The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. Generally, a Participant will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the difference between the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise and the exercise price of the SAR. Ambac will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.
Ambac generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements.
New Plan Benefits
The issuance of any awards under the 2024 Plan will be at the discretion of the Committee. In addition, the benefit of any awards granted under the 2024 Plan will depend on a number of factors, including the fair market value of Company shares on future dates, and actual Company performance against performance goals established with respect to performance awards, among other things. Therefore, it is not possible to determine the amount or form of any award that will be granted to any

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individual in the future. For information regarding awards granted to our NEOs under the 2020 Plan during the 2023 fiscal year, please refer to the Grants of Plan-Based Awards in 2023 table on page 61.
Equity Compensation Plan Information
The following table provides information as of December 31, 2023 regarding securities issued under our 2020 Incentive Compensation Plan:

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Third Column)
Equity compensation plans approved by security holders	2013 Incentive Compensation Plan(1)	194,579(2)(3)	---	---
	2020 Incentive Compensation Plan(1)	4,115,439(2)(3)	---	0 (4)
Equity compensation plans not approved by security holders	None	---	---	---
Total		4,310,018(2)(3)	---	0 (4)
(1)Our 2020 Incentive Compensation Plan ("2020 Plan") was approved by the stockholders of AFG on June 2, 2020, as a successor to our 2013 Incentive Compensation Plan ("2013 Plan") which was approved on December 18, 2013. Effective June 2, 2020, awards may no longer be granted under the 2013 Plan; authorized and unissued shares under the 2013 Plan are available for issuance under the 2020 Plan.. The total number of shares of Ambac common stock available for issuance under the 2020 Incentive Compensation Plan is 1,475,000.
(2)Represents, as of December 31, 2023, the number of outstanding restricted stock unit awards, stock options and the maximum number of performance stock units that may be issued if certain performance goals are achieved. Refer to Note 17 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for a description of the grants made under the 2020 Incentive Compensation Plan. This amount includes 1,036,339 restricted stock units and 3,273,679 performance stock units which are based on the maximum number of shares potentially payable under the awards. There are 2,457,978 performance stock units outstanding based on the probable number of shares potentially payable under such awards.
(3)Each restricted stock unit, stock option and performance stock unit awarded under our 2020 Incentive Compensation Plan was granted at no cost to the persons receiving them. Restricted stock units represent the contingent right to receive the equivalent number of shares of Ambac common stock and may vest after the passage of time. Stock options represent the right to acquire an equivalent number of shares of Ambac common stock at a specified exercise price. Performance stock units granted pursuant to the Company’s Long Term Incentive Plan represent the contingent right to receive a number of shares of Ambac common stock ranging from 0% to 240% of the number of units granted depending upon the achievement of certain company-wide performance goals at the end of a specified performance period.
(4)The number of securities remaining available for future issuance under compensation plans considering the probable number of performance stock units are 322,812.
Required Vote
Approval of Ambac's 2024 Incentive Compensation Plan requires that the number of votes cast “FOR” this proposal must exceed the number votes cast “AGAINST” this proposal by holders of our common stock who are present in person, or by proxy at the Annual Meeting.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the approval of Ambac's 2024 Incentive Compensation Plan
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PROPOSAL NUMBER 5

APPROVE AN AMENDMENT TO AMBAC'S CERTIFICATE OF INCORPORATION
TO DELETE CERTAIN PROVISIONS IN SECTION 4.01 THAT REFERENCE THE
BANKRUPTCY CODE AND RELATED RESTRICTIONS ON THE ISSUANCE OF
NON-VOTING EQUITY SECURITIES

Background
Ambac’s Governance and Nominating Committee annually reviews our Certificate of Incorporation and bylaws. In the course of that review, it was noted that the last sentence of Section 4.01 of the Certificate of Incorporation contained a provision that was a vestige of Ambac’s Chapter 11 bankruptcy proceeding in 2013 and could possibly be interpreted as precluding Ambac from issuing non-voting equity securities in the future. In order to allow for increased financial flexibility, the Governance and Nominating Committee recommended, and the full Board approved, the following amendment to Ambac’s Certificate of Incorporation, subject to approval of the requisite stockholders at the Annual Meeting.
Text of Proposed Amendment
Our Certificate of Incorporation currently references Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) and states that to the extent prohibited by this section of the Bankruptcy Code, the Corporation will not issue non-voting equity securities and then lists three provisos as to when such provision will not be applicable. While it is possible that this provision no longer applies to Ambac, for the sake of clarity, to limit the risk and cost of any potential disputes about this provision, and to allow for increased financial flexibility, we propose to amend Article IV, Section 4.01 of our Certificate of Incorporation so that it would delete its entirety the second sentence of Section 4.01 of Article IV as follows (deleted language is stricken):
“4.01. Authorized Capital. The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred fifty million shares (150,000,000) consisting of one hundred and thirty million (130,000,000) shares of common stock, par value $0.01 per share (the "Common Stock"), and twenty million (20,000,000) shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). ~~To the extent prohibited by Section 1123(a)(6) of Chapter 1I of Title 1I of the United States Code (the "Bankruptcy Code"), the Corporation will not issue non-voting equity securities; provided, however that the foregoing restriction will (a) have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.~~
Required Vote
Approval of the amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities requires the affirmative "FOR" vote of holders of a majority of Ambac’s issued and outstanding common stock entitled to vote.
Ambac Recommendation

☑	Our Board of Directors unanimously recommends a vote FOR the amendment to Ambac's Certificate of Incorporation to delete in its entirety the second sentence of Section 4.01 of Article IV as outlined above.
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PROPOSAL NUMBER 6

APPROVE AN AMENDMENT TO AMBAC'S CERTIFICATE OF INCORPORATION TO REPLACE THE REFERENCE TO THE “WISCONSIN INSURANCE COMMISSIONER” WITH A REFERENCE TO THE “RELEVANT INSURANCE COMMISSIONERS OF THE STATES OF DOMICILE OF THE INSURANCE COMPANIES CONTROLLED BY THE CORPORATION

Background
Section 4.04(a) of Ambac’s of the Certificate of Incorporation limits the voting power of a “Substantial Stockholder,” i.e., a holder of stock representing 10% or more of the votes entitled to be cast by the holders of all outstanding shares of Ambac’s common stock, unless such holder’s ownership of 10% or more of Ambac’s stock has been approved “by the Wisconsin Insurance Commissioner.” This provision is designed to address insurance laws that presume control of a corporation and its insurance subsidiaries by a holder of 10% or more of the outstanding voting stock of a corporation unless the applicable insurance regulator, upon application, determines otherwise. The reference to the “Wisconsin Insurance Commissioner” was appropriate when Ambac Assurance Corporation was the only insurance carrier in the Ambac group of companies, but now that Ambac owns other carriers, which are domiciled in Arizona and other states, the Board of Directors believes it would be appropriate to amend the Certificate of Incorporation to include a more general reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation.”
Ambac’s Governance and Nominating Committee recommended, and the full Board approved, the following amendment to Ambac’s Certificate of Incorporation, subject to approval of the requisite stockholders at the Annual Meeting.
Text of Proposed Amendment
Our Certificate of Incorporation currently references the “Wisconsin Insurance Commissioner” in Section 4.04(a) of Article IV. In recognition that the Corporation owns other carriers, which are domiciled in Arizona and other states, we propose to amend Article IV, Section 4.04(a) of our Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation” as follows (new language is bolded and underlined and deleted language is ~~stricken~~):
4.04 Substantial Stockholder.
(a) So long as any Person other than the Corporation or a Subsidiary thereof is (without giving effect to this Section 4.04(a)) the beneficial owner of capital stock representing 10% or more of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (a "Substantial Stockholder" and the shares beneficially owned by a Substantial Stockholder, the "Substantial Stockholder Shares"), the record holders of the shares of capital stock beneficially owned by such Substantial Stockholder shall have, with respect to Substantial Stockholder Shares, limited voting rights on all matters, as follows: with respect to the Substantial Stockholder Shares that would entitle such record holders in the aggregate to cast less than 10% of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (without giving effect to this Section 4.04(a)), such record holders shall be entitled to cast the vote per share specified in this Certificate of Incorporation; and with respect to the Substantial Stockholder Shares that would otherwise entitle such record holders in the aggregate to cast I0% or more of the votes entitled to be cast by the holders of all Outstanding shares of capital stock (without giving effect to this Section 4.04(a)), such record holders shall not be entitled to cast any votes for such Substantial Stockholder Shares, so that such record holders shall be entitled to cast with respect to all Substantial Stockholder Shares held by such record holders in the aggregate only such number of votes that would equal (after giving effect to this Section 4.04(a)) one vote less than 10% of the votes entitled to be cast by all holders of Outstanding shares of capital stock; provided, however, that the restriction on voting contained in this Section 4.04(a) shall not apply to any Substantial Stockholder Shares if the Substantial Stockholder's acquisition or ownership of capital stock representing 10% or more of the votes entitled to be cast by the holders of all

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Outstanding shares of capital stock has been approved whether before or after such acquisition or first time of ownership by the relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation. ~~Wisconsin Insurance Commissioner.~~ The aggregate voting power of such record holders, so limited, for all shares of capital stock beneficially owned by the Substantial Stockholder shall be allocated proportionately among such record holders as follows: for each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power (after giving effect to the provisions of this Section 4.04(a)) of the Outstanding shares of capital stock beneficially owned by the Substantial Stockholder by a fraction the numerator of which is the number of votes that the shares of capital stock owned of record by such record holder would have entitled such record holder to cast were no effect given to this Section 4.04(a), and the denominator of which is the total number of votes which all shares of capital stock beneficially owned by the Substantial Stockholder would have entitled their record holders to cast were no effect given to this Section 4.04(a). A person who is the record holder of shares of capital stock that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Section 4.04(a) by virtue of such shares being so beneficially owned by any of such persons.
Required Vote
Approval of the amendment to Ambac's Certificate of Incorporation to replace the reference to the “Wisconsin Insurance Commissioner” with a reference to the “relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation” requires the affirmative "FOR" vote of holders of a majority of Ambac’s issued and outstanding common stock entitled to vote.
Ambac Recommendation

☑	Our Board of Directors unanimously recommends a vote FOR the amendment to Ambac's Certificate of Incorporation to replace the reference to the "Wisconsin Insurance Commissioner" with a reference to the "relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation."
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PROPOSAL NUMBER 7

APPROVE AN AMENDMENT TO AMBAC'S CERTIFICATE OF INCORPORATION TO REFLECT CHANGES IN DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION
Background
The State of Delaware, which is the Corporation’s state of incorporation, enacted legislation in August 2022 that enables Delaware companies to limit the liability of their officers in limited circumstances. In light of this update, we are proposing to amend the Corporation’s Certificate of Incorporation to add a provision exculpating the Company’s officers from liability in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Corporation being able to attract and retain quality officers to work on its behalf and non-meritorious suits.
The Governance and Nominating Committee believes that there is a need to protect directors and officers against the risk of financial harm as a result of an unintentional misstep. Further, the Governance and Nominating Committee noted that the proposed provision would not negatively affect stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Governance and Nominating Committee believes would accrue to the Corporation and its stockholders in the form of an enhanced ability to attract and retain talented officers, the Governance and Nominating Committee recommended to the Board an amendment to the Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our stockholders to amend the Certificate of Incorporation as described herein, subject to approval of the requisite stockholders at the Annual Meeting..
Text of Proposed Amendment
Article VII, Section 7.01 of our Certificate of Incorporation currently limits the liability of directors to the extent permitted by Delaware law. The Governance and Nominating Committee believes it is in the best interest of stockholders to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors. Therefore, we propose to amend Section 7.01 of Article VII of our Certificate of Incorporation to insert the phrase “or officer” in the first sentence of Section 7.01 of Article VII as follows (new language is bolded and underlined):
“7.01. No Liability. To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer.
Required Vote
Approval of the amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors requires the affirmative "FOR" vote of holders of a majority of Ambac’s issued and outstanding common stock entitled to vote.
Ambac Recommendation

☑	Our Board of Directors unanimously recommends a vote FOR approval of the amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.
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Appendix A

AMBAC FINANCIAL GROUP, INC.
2024 Incentive Compensation Plan
1.Purpose of the Plan
This Plan is intended to promote the interests of the Company and its stockholders by providing the employees and consultants of the Company and members of the Board of Directors with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.
2.Definitions
As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:
(a)“Ambac” means Ambac Financial Group, Inc., a Delaware corporation.
(b)“Award” means any Option, SAR, Full Value Award or Cash Incentive Award granted under the Plan.
(c)“Benefit Arrangement” means any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant.
(d)“Board of Directors” means the Board of Directors of Ambac.
(e)“Cash Incentive Award” means an Award granted pursuant to Section 8 of the Plan.
(f)“Cause” shall have the meaning set forth in an applicable agreement between a Participant and the Company, and in the absence of any such agreement, shall mean, with respect to any Participant and as determined by the Committee, (i) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company; (ii) the improper disclosure by the Participant of proprietary or confidential information of the Company; (iii) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company; or (iv) poor performance or other reasons under which the Participant terminates not in good standing.
(g)“Change in Control” means the occurrence of one or more of the following events for Ambac: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange) or “group” (as such term is used in Section 13(d)(3) of the Securities Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Act) of more than thirty percent (30%) of the Voting Stock of Ambac; (ii) within any twenty-four (24) month period the majority of the Board of Directors consists of individuals other than “Incumbent Directors,” which term means the members of the Board of Directors on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) Ambac transfers all or substantially all of its assets or business (unless the shareholders of Ambac immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of Ambac , all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Ambac or Ambac’s ultimate parent

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company if Ambac is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of Ambac, immediately prior to the transaction hold, directly or indirectly, more than fifty percent (50%) of the Voting Stock of Ambac or Ambac’s ultimate parent company if Ambac is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, Ambac shall include any entity that succeeds to all or substantially all of the business of Ambac and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
The Board of Directors shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
(i)“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan as described in Section 4. With respect to any Award granted, or to be granted, to a member of the Board of Directors, “Committee” means the Governance and Nominating Committee of the Board of Directors.
(j)“Common Stock” means Ambac’s common stock, $0.01 par value per share, or any other security into which such common stock shall be changed as contemplated by the adjustment provisions of Section 11 of the Plan.
(k)“Company” means Ambac and all of its Subsidiaries, collectively.
(l)“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.
(m)“Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).
(n)“Effective Date” means June 5, 2024, subject to approval of the Plan by Ambac’s stockholders on such date, the Plan having been adopted by the Board of Directors on April 3, 2024.
(o)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(p)“Fair Market Value” means, with respect to a share of Common Stock:
(i)If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.
(ii)If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.
(iii)If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good

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faith and, to the extent necessary for an Award to be exempt from Section 409A of the Code, in accordance with the requirements of Section 409A of the Code.
For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold and for purposes of federal, state and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
(q)“Full Value Award” means an Award granted to a Participant pursuant to Section 7 of the Plan, including Awards in the form phantom stock, restricted stock, restricted stock units, performance shares or performance share units, or deferred share units.
(r)“ISO” shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.
(s)“Option” means an Award under the Plan that entitles the Participant to purchase shares of Common Stock at an exercise price established by the Committee at the time the Option is granted. Options granted under the Plan may be either Incentive Stock Options or non-qualified stock options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Ambac or a Subsidiary. An Option will be deemed to be an Incentive Stock Option only if it is specifically designated by the Committee as an Incentive Stock Option.
(t)“Other Agreement” means any agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.
(u)“Parachute Payment” means a “parachute payment” within the meaning of Code Section 280G(b)(2).
(v)“Participant” means an employee or consultant of the Company or a member of the Board of Directors who is eligible to participate in the Plan pursuant to the terms and conditions hereof and to whom one or more Awards have been granted pursuant to the Plan that have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.
(w)“Performance-Based Award” means an Award made subject to the achievement of performance conditions over a Performance Period specified by the Committee, as described in Section 9 of the Plan.
(x)“Performance Period” means the period of time, during or over which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
(y)“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.
(z)“Plan” means this Plan, as it may be amended from time to time.
(aa)“Prior Plan” means the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan and the 2013 Incentive Compensation Plan.
(ab)“Securities Act” means the Securities Act of 1933, as amended.
(ac)“Stock Appreciation Right” or “SAR” means an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an exercise price established by the Committee at the time of grant.

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(ad)“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act; provided, however, that for purposes of granting ISOs under the Plan, “Subsidiary” means a corporation that is a subsidiary of Ambac within the meaning of Section 424(f) of the Code.
3.Stock Subject to the Plan and Limitations on Cash Incentive Awards
(a)Stock Subject to the Plan
(i)Overall Limit. Subject to the provisions of Section 11, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall not exceed the sum of (A) 4,350,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the Prior Plan on the Effective Date that is in excess of the number of shares of Common Stock then subject to outstanding awards granted under the Prior Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the Prior Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock and become available for issuance under the Plan (the “Share Limit”). Shares of Common Stock issued under the Plan may be either shares that are currently authorized and unissued shares or shares currently held or subsequently acquired by Ambac as treasury shares, including shares purchased in the open market or in private transactions.
(ii)Counting of Shares. The number of shares deemed to be covered by Performance-Based Awards granted under the Plan and counted against the Share Limit as of the applicable grant date shall be determined by or in the manner approved by the Committee, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different. and the Any shares of Common Stock that are subject to Awards, other than Performance-Based Awards, shall be counted against the Share Limit as one (1) share of Common Stock for every one (1) share of Common Stock subject to the Award. Any Awards designated by the Committee to be cash settled shall not be counted against the Share Limit and shall be available for making Awards under the Plan as of the date of such designation. If any shares of Common Stock covered by an Award under the Plan or any award outstanding under the Prior Plan as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject thereto or are settled in cash in lieu of shares, then the number of shares of Common Stock with respect to such Award or award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan. In addition, shares of Common Stock deducted or delivered from payment of an Award, other than an Award of Options or SARs, in connection with the Company’s tax withholding obligations shall again be available for making awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an Award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.
(iii)Replacement Awards. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the conversion, replacement, or adjustment of outstanding equity-based awards to reflect a merger or acquisition shall not count as used under the Plan for purposes of this Section 3 (including for purposes of the individual limits set forth in Section 3(b) below).
(iv)ISO Limit. The maximum number of shares of Common Stock that may be covered by Options granted under the Plan that are intended to be ISOs shall not exceed 4,350,000 shares of Common Stock in the aggregate.

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(v)Future Issuances. Except as expressly provided by the terms of this Plan, the issuance by Ambac of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of Ambac convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.
(vi)Settlement in Other Form. To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.
(b)Individual Award Limits
Subject to the provisions of Section 11, the following individual limits shall apply for purposes of the Plan:
(i)Options and SARs. The maximum number of shares of Common Stock that may be covered by Options or SARs that are granted to any one Participant during any one calendar-year period shall be 500,000 shares. For purposes of this Section 3(b)(i), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this Section 3(b)(i).
(ii)Full Value Awards. For Full Value Awards, no more than 500,000 shares of Common Stock may be delivered pursuant to such Awards granted to any one Participant during any one calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Section 3(b)(ii) shall be subject to the following:
(1)If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash.
(2)If delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Common Stock is earned shall be disregarded.
(iii)Cash Incentive Awards. For Cash Incentive Awards, the maximum amount payable to any Participant with respect to any twelve month Performance Period shall equal $10,000,000 (pro rated for Performance Periods that are greater or lesser than twelve months); provided that Awards described in this Section 3(b)(iii) shall be subject to the following:
(1)If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.
(2)If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.
(iv)Non-Employee Directors. The aggregate value of all awards granted under the Plan and all other cash compensation paid by Ambac to any non-employee director in a calendar year shall not exceed $1,000,000.

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4.Administration of the Plan
(a)General. The Plan shall be administered by a Committee of the Board of Directors which, for so long as Ambac is subject to Section 16 of the Exchange Act, shall consist of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and consultants of the Company and members of the Board of Directors who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof and the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards, subject to such restrictions and limitation as the Committee may specify and to the requirements of Delaware General Corporation Law Section 157.
(b)Authority. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any agreement evidencing the grant of any Award) granted hereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. The Committee shall have the authority, in its discretion, to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws. For purposes of clarity, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
Without limiting the generality of the foregoing, on or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment or service during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award, or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, however, that no dividend or dividend equivalents shall be granted with respect to an Option or SAR; provided, further, that any dividends payable, or dividend equivalents credited, with respect to an Award shall not vest or become payable unless and until the Award to which the dividends or dividend equivalents correspond becomes vested.
(c)Deferrals. The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of a Deferred Compensation Plan.
(d)Indemnification. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Ambac against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

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5.Eligibility
The Persons who shall be eligible to be selected by the Committee from time to time to receive Awards pursuant to the Plan shall be those Persons (a) who are common law employees and consultants of, or who render services directly or indirectly to, the Company or (b) who are members of the Board of Directors. Each Award (other than a Cash Incentive Award) granted under the Plan shall be evidenced by an instrument in writing (including electronic form) in form and substance approved by the Committee.
6.Options and Stock Appreciation Rights
The Committee may from time to time grant Options and/or SARs, subject to the terms and conditions of the Plan, including those set forth in this Section 6.
(a)Exercise Price. The exercise price per share of Common Stock covered by any Option or SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option or SAR is granted.

(b)Term and Exercise of Options and SARs
(i)Vesting. Each Option or SAR shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option or SAR is granted and set forth in the agreement evidencing the grant of such Option or SAR; provided, however, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR is granted; and, provided, further, that each Option or SAR shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing the grant of such Option or SAR.
(ii)Exercise. The terms and conditions relating to exercise of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. Except as provided by the Committee, and Option or SAR may be exercised in whole or in part. The partial exercise of an Option or SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the expiration date applicable thereto. An Option or SAR shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.
(c)Effect of Termination of Employment or Other Relationship. The agreement evidencing the grant of each Option or SAR shall specify the consequences with respect to such Option or SAR of the termination of the employment or other service between the Company and the Participant holding the Option or SAR.
(d)Additional Terms for ISOs. The aggregate Fair Market Value (determined as of the date of grant of the ISOs) of the number of shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount as is then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a non-qualified Option. No ISO may be granted to a Person who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of

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five years from the date it is granted. ISOs may not be granted under the Plan more than ten (10) years after the date of the adoption of the Plan by the Board of Directors.
(e)No Re-Pricing. Except for either adjustments pursuant to Section 11 (relating to the adjustment of shares), or reductions of the exercise price approved by Ambac’s stockholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Ambac as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by Ambac’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to Ambac in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of Ambac’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.
(f)No Obligation to Exercise. The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.
7.Full Value Awards
The Committee may grant equity awards, equity-based or equity-related awards not otherwise described herein (“Full Value Awards”) in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Full Value Award may (a) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (b) be subject to performance-based and/or service-based conditions, and/or (c) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Full Value Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Award.
8.Cash Incentive Awards
The Committee may grant Cash Incentive Awards under the Plan subject to terms and conditions determined by the Committee in its sole discretion, provided that such terms and conditions are consistent with the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option, SAR or Full Value Award.
9.Performance-Based Awards
The Committee may grant Performance-Based Awards to Participants subject to the terms of the Plan and any applicable award agreement. A Performance-Based Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish. Subject to the terms of the Plan and any applicable award agreement, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance-Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award shall be determined by the Committee.
10.Minimum Vesting Requirements
No Award (or portion of any Award) granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the grant date of such Award; provided, however, that such restriction shall not apply to Awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the Share Limit (subject to adjustment under Section 11). This Section 10 shall not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an Award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without Cause, death, disability, retirement or constructive termination.

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11.Adjustment Upon Certain Changes
In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares (or cash values) that may be granted to an individual during any specified time as described in Section 3(b); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the exercise price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).
12.Change in Control in which Awards are not Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:
(a)Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, which are subject to Section 12(b), all outstanding Options, SARs and Full Value Awards shall be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards shall be delivered; and either or both of the following two (2) actions shall be taken:
(i)At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders; and/or
(ii)The Committee may elect, in its sole discretion, to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.
(b)For Performance-Based Awards, (i) if less than half of the Performance Period has elapsed, then such Performance-Based Awards shall be treated as though target performance has been achieved, and (ii) if at least half of the Performance Period has elapsed, then actual performance to date shall be determined as of a date reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved

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immediately prior to occurrence of the Change in Control. For purposes of clause (ii) of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards shall be treated as though target performance has been achieved. After application of this Section 12(b), if any Awards arise from application of this Section 12(b), such Awards shall be settled under the applicable provision of Section 12(a).
(c)Cash Incentive Awards shall be governed by the terms of the applicable award agreement.
13.Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:
(a)The Plan and the Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.
(b)In the event a Participant’s Award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause within the twelve (12)-month period following the consummation of such Change in Control, the Participant’s Award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine (but in no event later than the original expiration date of the Award).
14.Rights Under the Plan
(a)Rights as Stockholder. No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of the issuance of such shares on the books and records of Ambac. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 14 is intended, or should be construed, to limit the authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends, subject to Section 4(b).
(b)No Separate Fund. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.
15.No Special Employment Rights; No Right to Award
Nothing contained in the Plan or any agreement evidencing the grant of any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee

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to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.
16.Securities Matters
(a)No Registration Obligation. Ambac shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, Ambac shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan unless and until Ambac is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable.
(b)Compliance with Securities Laws. The exercise of any Option or SAR granted hereunder or the settlement of any other Award granted hereunder shall only be effective at such time as counsel to Ambac shall have determined that the issuance of shares of Common Stock pursuant to such exercise or settlement is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Ambac may, in its sole discretion, defer the effectiveness of an exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state or local securities laws. Ambac shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option or SAR has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.
17.Withholding Taxes
All Awards and other payments under the Plan are subject to withholding of all applicable taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other Award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company shall satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The shares of Common Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined. The maximum number of shares of Common Stock that may be withheld from any Award to satisfy any federal, state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Common Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Common Stock; provided, however, as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow a Participant to elect, to withhold a number of shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions). The Committee may provide in an award agreement that the Participant shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. The Committee may provide in an award agreement that, subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The shares of Common Stock so delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of

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Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined.
18.Amendment or Termination of the Plan
The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable); and further provided that adjustments pursuant to Section 11 shall not be subject to the foregoing limitations of this Section 18; and further provided that the provisions of Section 6(e) (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by Ambac’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of Ambac’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed.
19.Clawback/Recoupment
Any Award granted pursuant to the Plan shall be subject to mandatory repayment to the Company by the Participant who holds such Award (i) to the extent set forth in this Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
20.Section 409A
(a)The Plan and Awards granted thereunder are intended to be exempt from Code Section 409A or to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be exempt from or in compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first payroll date after the six (6)-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier).
(b)Notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Common Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control” of Ambac, or “a change in the ownership of a substantial portion of the assets of” Ambac, as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.
(c)To the extent that the Board of Directors determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board of Directors. Notwithstanding the foregoing, neither the Company nor the Board of Directors or the Committee will have any obligation to take any

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action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A, and neither the Company nor the Board of Directors or the Committee will have any liability to any Participant for such tax or penalty.
21.Parachute Limitations
If any Participant is a Disqualified Individual, then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of the Participant to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:
(a)to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Plan to be considered a Parachute Payment; and
(b)if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment.
Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments, then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs that do not constitute Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Full Value Awards that do not constitute Performance-Based Awards, then by reducing or eliminating any other remaining Parachute Payments, in each case with the payments to be made furthest in the future being reduced first.
22.Transferability
Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 22, to the extent provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised by the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, such Awards may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Ambac unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

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23.Expenses and Receipts
The expenses of the Plan shall be paid by the Company. Any proceeds received by Ambac in connection with any Award will be used for general corporate purposes.
24.Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.
25.Effective Date and Term of Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the Plan by Ambac’s stockholders on such date. No Awards may be made under the Plan until Ambac’s stockholders have approved the Plan. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Common Stock reserved under the Prior Plan to settle awards which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards. The Plan shall terminate on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date and (b) the date determined in accordance with Section 18. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and applicable award agreement (or other documents evidencing such Awards). No Awards shall be granted after such termination of the Plan.

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Appendix B
This Notice is being given in accordance with Section 204(g) of the Delaware General Corporation Law by disclosure in the Company’s definitive proxy statement for the Company’s 2024 Annual Meeting of Stockholders, publicly filed by the Company on April 26, 2024 with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.
NOTICE TO STOCKHOLDERS
OF
AMBAC FINANCIAL GROUP, INC.
Pursuant to Section 204(g) of the
General Corporation Law of the State of Delaware
April 26, 2024
    Notice is hereby given pursuant to Section 204(g) of the Delaware General Corporation Law (the “DGCL”) to all holders of valid stock and putative stock of Ambac Financial Group, Inc. (the “Company”), whether voting or nonvoting, that on March 12, 2024, the Board adopted the resolutions set forth below to ratify and approve certain defective corporate acts pursuant to Section 204 of the DGCL.
    As described in more detail in the resolutions, the resolutions relate to the ratification of grants of restricted stock units and performance stock units made to employees and directors in 2023 and 2024 under the Company’s 2020 Incentive Compensation Plan (the “Plan”), the issuance of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”) upon settlement of certain grants under the Plan, and approval of a related amendment to the Plan to give effect to the ratification, which amendment does not increase the number of shares of Common Stock issuable in respect of awards under the Plan. The text of the Amendment is included as an exhibit to the resolutions.
Any claim that the defective corporate actions described in the resolutions, including the grants of certain restricted stock units and performance stock units or the issuance of Common Stock as set forth in the attached resolutions, is void or voidable due to the failure or failures of authorization, or seeking to have the Court of Chancery of the State of Delaware declare in its discretion that any such ratification in accordance with Section 204 of the DGCL not be effective or be effective only on certain conditions, must be brought within 120 days from the date of this notice (i.e., no later than August 24, 2024).
This Notice is being given in accordance with Section 204(g) of the DGCL by disclosure in the Company’s definitive proxy statement for the Company’s 2024 Annual Meeting of Stockholders, publicly filed by the Company on April 26, 2024 with the Securities and Exchange Commission pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.
No further stockholder action is necessary with respect to the foregoing.
Resolutions
WHEREAS, Section 204 (“Section 204”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that, if a “defective corporate act” or “putative stock” (as such quoted terms are defined therein) is ratified as provided in that section and described in resolutions of the board of directors pursuant to Section 204, it shall not be void or voidable solely as a result of a “failure of authorization” (as such quoted term is defined in Section 204), and such effect shall be retroactive to the time of the defective corporate act or the time such putative stock was purportedly issued, as applicable;
WHEREAS, the 2020 Incentive Compensation Plan (the “Plan”) of Ambac Financial Group, Inc. (the “Company”), which Plan was approved by stockholders and has an effective date of June 2, 2020, establishes a Share Limit (as defined in the Plan) describing the maximum number of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be covered by awards granted under the Plan (as described in more detail in the Plan) and specifies that, for purposes of calculating the Share Limit, a number of shares of Common Stock equal to the maximum number of shares issuable under a Performance-Based Award (as defined in the Plan) shall be counted against the Share Limit as of the applicable grant date (the “Share Counting Method”);

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WHEREAS, as a result of the Share Counting Method, certain of the Company’s grants of awards of performance stock units (“PSUs”) and restricted stock units (“RSUs”) may have been defective because there was not sufficient availability under the Share Limit to grant such awards (the “Subject Awards”);
WHEREAS, certain of the awards identified as defective corporate acts above were settled on June 9, 2023 and June 22, 2023 and shares of Common Stock were issued pursuant to such settlements (the “Subject Shares”), which issuances may be defective because the underlying awards may have been defective and the shares issued pursuant to such exercise may be shares of putative stock;
WHEREAS, the Board of Directors of the Company (the “Board”) deems it advisable and in the best interests of the Company and its stockholders to amend the Plan to revise the Share Counting Method to give effect to the ratification contemplated by these resolutions, with the effect of such Amendment to provide the Board and the Compensation Committee of the Board discretion to determine the number of shares issuable under Performance-Based Awards that shall be counted against the Share Limit, with the effective date of such Amendment as of the day prior to the earliest Grant Date (as defined below) (the “Amendment”);
WHEREAS, the Amendment does not increase the number of shares issuable in respect of awards under the Plan and is not otherwise a material amendment to the Plan under the rules and regulations of the New York Stock Exchange and, accordingly, does not require stockholder approval; and
    WHEREAS, as provided in Section 204 and pursuant to the common law doctrine of ratification, the Board desires to ratify the grants of the Subject Awards and the issuance of the Subject Shares to the fullest extent permitted by applicable law.
RESOLVED, that the Board hereby determines that it is advisable and in the best interests of the Company and its stockholders to approve the ratification of the Subject Awards and the Subject Shares pursuant to Section 204 and the common law doctrine of ratification to the fullest extent permitted by law; and further
RESOLVED, that the defective corporate acts to be ratified by this resolution are (i) the grants of the Subject Awards, comprised of 479,079 PSU awards and 397,711 RSU awards under the Plan, on the dates set forth on Exhibit B attached hereto (each such date, a “Grant Date”); (ii) the issuance of 1,104 shares of Common Stock in connection with the settlement of a portion of the Subject Awards that are RSUs on June 9, 2023; and (iii) the issuance of 2,953 shares of Common Stock in connection with the settlement of a portion of the Subject Awards that are RSUs on June 22, 2023 (June 9, 2023 and June 22, 2023 being the “Issuance Dates,” such issuances being the “Putative Issuances” and the Putative Issuances, together with the Subject Awards, being the “Defective Acts”); and further
RESOLVED, that the nature of the failures of authorization in respect of the Subject Awards were (i) that the Subject Awards covered shares of Common Stock exceeding the number of shares of Common Stock covered by awards that could be granted under the Share Limit based on the Share Counting Method in effect on the Grant Dates, and as a result, at the time of the grant of the Subject Awards, the Company was not authorized to grant such Subject Awards, and (ii) the failure of the Board to approve and adopt the Amendment prior to the earliest Grant Date; and further
RESOLVED, that the nature of the failure of authorization in respect of the Putative Issuances was that the shares issued pursuant to the Putative Issuances were issued in connection with the settlement of a portion of the Subject Awards that were RSUs, which underlying Subject Awards were defective corporate acts by reason of the failures of authorization described above; and further
RESOLVED, that, as a result of the failures of authorization identified in the preceding resolutions and the Subject Awards identified as defective corporate acts herein, the shares of Common Stock issued pursuant to the Putative Issuances are shares of putative stock (as such term is defined in Section 204(h) of the DGCL); and further
RESOLVED, that the Board hereby authorizes, approves and declares advisable the ratification of the Defective Acts; and further
RESOLVED, that the Board hereby ratifies, confirms, approves and adopts, in all respects, the Defective Acts as of each of the respective Grant Dates and the Issuance Dates, as applicable, pursuant to Section 204 of the DGCL; and further

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RESOLVED, that to give effect to the ratification contemplated by the preceding resolutions, the Board hereby declares advisable, approves and adopts the Amendment, in substantially the form attached hereto as Exhibit A and incorporated herein by reference; and further
RESOLVED, that the Amendment shall be deemed to have become effective as of the day prior to the earliest Grant Date set forth on Exhibit B attached hereto; and further
RESOLVED, that all prior actions of the officers of the Company with respect to the Defective Acts are hereby ratified, confirmed and approved; and further
RESOLVED, that pursuant to Section 204(c), the Board may ratify the Defective Acts and approve the Amendment without submission to the stockholders of the Company for approval because no provision of Delaware law, the certificate of incorporation or bylaws of the Company or any other plan or agreement to which the Company is a party, including the Plan, would have required stockholder approval of the Amendment or the ratification of the Defective Acts, either at the time of the grant of the Subject Awards, the times of the Putative Issuances, or as of the date hereof, and such Defective Acts did not result from a failure to comply with Section 203 of the DGCL; and further
RESOLVED, that pursuant to Section 204(f), the validation effective time shall be immediately after the adoption of these resolutions on March 12, 2024 (the “Validation Effective Time”) and, from and after the Validation Effective Time, (i) the Defective Acts shall no longer be deemed void or voidable as a result of the failures of authorization identified above, and such effect shall be retroactive to the time of each respective Grant Date of each of the Subject Awards and the Issuance Dates of the Putative Issuances, respectively, and (ii) any shares of Common Stock issued in respect of a Subject Award, including the shares issued pursuant to the Putative Issuances, shall not be considered putative stock, void or voidable and shall be deemed to be an identical share of validly issued and outstanding Common Stock as of the time of issuance; and further
RESOLVED, that in addition to the ratification permitted by Section 204, the Board hereby approves, adopts, confirms and ratifies the Defective Acts identified in the foregoing resolutions for all purposes of, and to the fullest extent permitted by, the common law of Delaware or any other applicable law; and further
RESOLVED, that the officers of the Company (the “Authorized Officers”) be, and hereby are, authorized to provide notice of the ratification to all holders of valid stock and putative stock of the Company, whether voting or nonvoting, which notice shall be made in accordance with and contain the information required by Section 204(g) of the DGCL, including a copy of these resolutions and a statement that any claim that the defective corporate acts or putative stock ratified hereunder is void or voidable due to the failure of authorization, or that the Court of Chancery of the State of Delaware should declare in its discretion that a ratification in accordance with Section 204 not be effective or be effective only on certain conditions, must be brought within 120 days from the later of the Validation Effective Time or the time at which the notice is given; and further
RESOLVED, that the Authorized Officers of the Company be, and each of them hereby is, authorized and empowered to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents, certificates and communications and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents, certificates or communications and the payment of such expenses by any such officer to be conclusive evidence of his authorization hereunder and the approval thereof; and further
RESOLVED, that any and all actions taken by the directors or officers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, adopted, ratified and confirmed.

Ambac Financial Group, Inc. | 111 | 2024 Proxy Statement

EXHIBIT A

AMBAC FINANCIAL GROUP, INC.
AMENDMENT NO. 1 TO 2020 INCENTIVE COMPENSATION PLAN
This Amendment No. 1 (this “Amendment”), dated as of March 12, 2024, to the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan (“Plan”) is adopted by the Board of Directors of Ambac Financial Group, Inc., a Delaware corporation (the “Company”). All terms in this Amendment shall have the same meanings as set forth in the Plan unless otherwise specifically defined.
R E C I T A L S
WHEREAS, the Company wishes to amend the Plan to remove the provision requiring that it count a number of shares of Common Stock equal to the maximum number of shares issuable under a Performance-Based Award against the Share Limit as of the applicable grant date; and
WHEREAS, the Amendment does not increase the number of shares of the Company’s common stock, $0.01 par value per share, under the Share Limit that may be issued under the Plan.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Authority to Amend. Under Section 18 of the Plan, the Board of Directors may, at any time, amend the Plan provided that, among other things, no amendment may be made without approval of stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. This Amendment does not require stockholder approval under the terms of the Plan, the rules of the New York Stock Exchange or otherwise under law.
2.Amendment to Section 3(a)(ii). With effect as of March 2, 2023, Section 3(a)(ii) of the Plan is hereby amended to delete the first, second and third sentences thereof and replace them in their entirety with the following: “The number of shares deemed to be covered by Performance-Based Awards granted under the Plan and counted against the Share Limit as of the applicable grant date shall be determined by or in the manner approved by the Committee, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different.”
3.Relationship to and Effect on the Plan. Except as expressly amended hereby, in all other respects, the terms and conditions of the Plan shall remain in full force and effect and are hereby ratified and confirmed.

Ambac Financial Group, Inc. | 112 | 2024 Proxy Statement

EXHIBIT B
GRANT DATES

Grant Date	RSU Shares Granted	PSU Shares Granted
3/3/2023	211,426	479,079
4/3/2023	16,385	0
5/1/2023	6,519	0
6/22/2023	630	0
7/1/2023	21,414	0
9/28/2023	19,547	0
10/2/2023	23,604	0
11/9/2023	79,304	0
1/1/24	18,882	0

Ambac Financial Group, Inc. | 113 | 2024 Proxy Statement

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The Board of Directors recommends a vote "FOR" EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees	For	Against	Abstain
(1a) Ian D. Haft	❑	❑	❑
(1b) Lisa G. Iglesias	❑	❑	❑
(1c) Joan Lamm-Tennant	❑	❑	❑
(1d) Claude LeBlanc	❑	❑	❑
(1e) Kristi A. Matus	❑	❑	❑
(1f) Michael D. Price	❑	❑	❑
(1g) Jeffrey S. Stein	❑	❑	❑

The Board of Directors recommends a vote "FOR" PROPOSALS 2 through 7.
	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2024.	❑	❑	❑
Proposal 4 To approve Ambac's 2024 Incentive Compensation Plan	❑	❑	❑
Proposal 5 To approve an amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities.
	❑	❑	❑
Proposal 6 To approve an amendment to Ambac's Certificate of Incorporation to replace the reference to the "Wisconsin Insurance Commissioner" with a reference to the "relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation."
	❑	❑	❑
Proposal 7 To approve an amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
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AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
June 5, 2024

The stockholder(s) hereby appoint(s) each of Stephen M. Ksenak and William J. White, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of AMBAC FINANCIAL GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on June 5, 2024, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 26, 2024

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominees, "FOR" Proposal 2, "FOR" Proposal 3, "FOR" Proposal 4, and "FOR" Proposal 5.. Stephen M. Ksenak and William J. White and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.

Your Vote Counts!
AMBAC FINANCIAL GROUP, INC.

2024 Annual Meeting
Vote by June 4, 2024
11:59 PM ET

[Stockholder Name and Address]

D42999-P54409

You invested in AMBAC FINANCIAL GROUP, INC. and it’s time to vote!
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THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming stockholder meeting. Please follow the instructions on the reverse side to vote on these important matters.

Voting Items				Board Recommends
1	Election of Directors
Nominees:
	1a) Ian D. Haft	1d) Claude LeBlanc	1g) Jeffrey S. Stein
	1b) Lisa G. Iglesias	1e) Kristi A. Matus		For
	1c) Joan Lamm-Tennant	1f) Michael D. Price
2	To approve, on an advisory basis, the compensation for our named executive officers			For
3	To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2024			For
4	To approve Ambac's 2024 Incentive Compensation Plan			For
5	To approve an amendment to Ambac's Certificate of Incorporation to delete certain provisions in Section 4.01 that reference the Bankruptcy Code and related restrictions on the issuance of non-voting equity securities.			For
6	To approve an amendment to Ambac's Certificate of Incorporation to replace the reference to the "Wisconsin Insurance Commissioner" with a reference to the "relevant Insurance Commissioners of the states of domicile of the insurance companies controlled by the Corporation."			For
7	To approve an amendment to Ambac's Certificate of Incorporation to extend the exculpation provision in Section 7.01 of Article VII to include officers, as well as directors.			For
NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified on the reverse side of this notice or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

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